As filed with the Securities and Exchange Commission on October 5, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Oregon	3841	93-1099680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20245 SW 95th Avenue

Tualatin, Oregon 97062

(503) 692-8001

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Christine M. Farrell

Vice President of Finance

20245 SW 95th Avenue

Tualatin, Oregon 97062

(503) 692-8001

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies To:

Steven H. Hull

Lori J. Le Cheminant

Stoel Rives LLP

900 SW Fifth Avenue, Ste. 2600

Portland, Oregon 97204

Tel: (503) 224-3380

Fax: (503) 220-2480

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offer Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	32,368,966	$0.225	$7,283,017.35	$834.63

(1)	We are registering 10,000,000 shares of our common stock (“Put Shares”) that we may put to Dutchess Opportunity Fund, II, LP (“Dutchess”) pursuant to an investment agreement (the “Investment Agreement”) between Dutchess and the registrant entered into on August 29, 2011 and 22,368,966 shares issuable upon exercise of warrants and conversion of preferred stock and promissory notes. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of shares of common stock registered will, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price were estimated solely for purposes of determining the registration fee in accordance with Rules 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average high and low prices of the common stock on the Over-the-Counter Bulletin Board on October 4, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 5, 2011.

32,368,966 Shares

Bioject Medical Technologies Inc.

Common Stock

This prospectus relates to the resale of up to 32,368,966 shares of our common stock by our shareholders, including up to 10,000,000 shares issuable to Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”), a selling shareholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”) that we entered into with Dutchess and up to 22,368,966 shares issuable upon exercise of warrants and conversion of preferred stock and promissory notes. The Investment Agreement permits us to “put” up to $5,000,000 in shares of our common stock to Dutchess over a period of up to 36 months. We will not receive any proceeds from the sale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right and upon exercise of warrants.

The selling shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We are paying all of the registration expenses incurred in connection with the registration of the shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “BJCT.” Only a limited public market exists for our common stock. On October 3, 2011, the closing price of our common stock was $0.25 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 3 to read about factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2011.

Neither we nor the selling shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby but only in circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In this prospectus, unless otherwise indicated or the context otherwise requires, references to “we”, “us”, “our”, the “Company”, and “Bioject” refer to Bioject Medical Technologies Inc. and its subsidiaries on a consolidated basis.

Our Company

We are an innovative developer and manufacturer of needle-free injection therapy systems. Our needle-free injection therapy systems work by forcing liquid medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure medication that penetrates the skin, depositing the medication in the tissue beneath. We bundle customized needle-free delivery systems with partners’ injectable medications and vaccines to enhance demand.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “BJCT.”

On August 29, 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). The Investment Agreement permits us to “put” up to $5,000,000 in shares of our common stock to Dutchess over a period of up to 36 months.

In connection with the Investment Agreement, we also entered into a registration rights agreement with Dutchess. Pursuant to the registration rights agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 10,000,000 shares of the common stock underlying the Investment Agreement within 60 days after the entering into the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing of the Investment Agreement and maintain the effectiveness of the registration statement until termination in accordance with the Investment Agreement.

We are also party to a registration rights agreement with holders of warrants, promissory notes and convertible preferred stock pursuant to which we are registering 22,368,966 shares.

Corporate Information

We were founded in 1985 and are an Oregon corporation. Our principal executive office is at 20245 SW 95th Avenue, Tualatin, Oregon 97062, and our telephone number is (503) 692-8001. Our website address is www.bioject.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and should not be considered part of this prospectus.

“Biojector,” “Bioject,” “Vitajet,” “Iject” and “Bioject® ZetaJet™” are trademarks or registered trademarks of Bioject Inc.

THE OFFERING

Common stock offered by selling shareholders	32,368,966 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement and upon exercise of warrants. We will use proceeds received under the Investment Agreement and upon exercise of warrants for payment of general corporate and operating expenses.

OTCBB Trading symbol	BJCT

Risk factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest. If any of the events or circumstances described below occurs, our business, operating results, financial condition or growth prospects could be materially and adversely affected. In those cases, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and may never be profitable. Since our formation in 1985, we have incurred significant annual operating losses and negative cash flow. At June 30, 2011, we had an accumulated deficit of $123.7 million and net working capital of $0.1 million. Due to our lack of additional committed capital, recurring losses, negative cash flows and accumulated deficit, there is substantial doubt about our ability to continue as a going concern. Although we attained profitability in the second quarter of 2011, we may not be able to maintain profitability in future quarters, which could have a negative effect on our stock price, our business and our ability to continue operations. We may never be able to generate significant revenues. Our revenues are derived from licensing and technology fees and from product sales. We sell our products to strategic partners, who market our products under their brand name, and to end-users such as public health clinics for vaccinations and the military for mass immunizations. Now, and in the future, we will require substantial additional financing. Such financing may not be available on terms acceptable to us, or at all, which would have a material adverse effect on our business. Any future equity financing could result in significant dilution to shareholders.

Our preferred stock has a liquidation preference and, as a result, if we are sold or liquidated, holders of common stock could receive nothing. We have outstanding shares of Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock. Under the terms of the preferred stock, if we are sold or liquidated, the holders of these shares would be entitled to receive approximately $9.8 million, at June 30, 2011, prior to any payments to the holders of common stock. Accordingly, if we are sold or liquidated, holders of common stock could receive nothing.

If our products are not accepted by the market, our business could fail. Our success depends on market acceptance of our needle-free injection drug delivery systems and on market acceptance of other products under development. If our products do not achieve market acceptance, our business could fail. The dominant technology used for intramuscular and subcutaneous injections is the hollow-needle syringe, which has a cost per injection that is significantly lower than the cost of our products. Our products may be unable to compete successfully with needle-syringes.

We may be unable to enter into additional strategic corporate licensing and distribution agreements or maintain existing agreements, which could cause our business to suffer. A key component of our sales and marketing strategy is to enter into licensing and supply arrangements with leading pharmaceutical and biotechnology companies for whose products our technology provides either increased medical effectiveness or a higher degree of market acceptance. Historically, these agreements have taken a long time to finalize, and the current economic environment may extend that period even further. If we cannot enter into these agreements on terms favorable to us or at all, or if our existing agreements are renegotiated on terms less favorable to us or terminated, our business may suffer.

In prior years, several agreements have been canceled by our partners before completion. These agreements were canceled for various reasons, including, but not limited to, costs related to obtaining regulatory approval, unsuccessful pre-clinical studies, changes in drug development and changes in business development strategies. These agreements resulted in significant short-term revenue. However, none of these agreements developed into the long-term revenue stream anticipated from our strategic partnering strategy.

We may be unable to enter into future licensing or supply agreements with major pharmaceutical or biotechnology companies. Even if we enter into these agreements, they may not result in sustainable long-term revenues which, when combined with revenues from product sales, could be sufficient for us to operate profitably.

We expanded our strategy to focus on military, public health and retail pharmacy sales. This strategy is subject to a number of risks and uncertainties, and, as a result, we may not be successful in implementing it. We recently expanded the number of military and public health agencies with whom we are negotiating to use our needle-free injection technology devices. However, this expanded strategy has only resulted in a few new accounts. Successfully implementing this strategic focus is subject to a number of risks, including the risk that our products will not be accepted by these agencies. Accordingly, there is no assurance that our expanded strategy will be successful, and the failure of our expanded strategy could negatively affect our business.

We have amended our lease agreement for rent deferrals and, if we default under our lease agreement in the future, our landlord could terminate our lease, which would adversely affect our business. In November 2008, we negotiated a $15,000 rent deferral for each of November 2008, December 2008 and January 2009; in March 2009, we entered into an agreement pursuant to which we deferred $12,000 of rent for each of February, March and April 2009; and in July 2009, we entered into an agreement pursuant to which we deferred $12,000 of rent for each of May and June 2009. In March 2011, we entered into an agreement with our landlord, which provides for the repayment of deferred rent at the rate of $2,000 per month from April 2011 through March 2012 and $3,742 per month from April 2012 through December 2014. If we cannot make the payments under the lease when due, including the deferred rent payments, or are unable to negotiate additional rent deferrals, our landlord could declare an event of default and terminate our lease, which would have a material adverse effect on our business.

We must retain qualified personnel in a competitive marketplace, or we may not be able to grow our business. Our success depends upon the personal efforts and abilities of our senior management and there remains substantial competition for highly skilled employees. We may be unable to retain our key employees or to attract and retain other highly qualified employees. Our key employees are not bound by agreements that could prevent them from terminating their employment at any time. If we fail to attract and retain key employees, our business could be harmed.

We depend on a few significant customers. Our top three customers, Merial, Serono and Ferring, accounted for 92% of our total product sales in the first six months of 2011. We did not have any sales to Serono during the first quarter of 2011, but sales to Serono began in the second quarter of 2011 under its extended supply agreement, which expires December 31, 2011. Our agreement with Merial, which represented 46% of our product sales in 2010, contains provisions allowing Merial to remove its production equipment and use a different third-party assembler if we fail to meet the production terms of the agreement. In addition, any of these customers may attempt to renegotiate its agreement on terms less favorable to us or may delay, reduce or stop ordering our products or services, which would negatively affect our business.

Our common stock is listed on the Over-the-Counter Bulletin Board, which may impair the price at which our common stock trades, the liquidity of the market for our common stock and our ability to obtain additional funding. The Over-the-Counter Bulletin Board is an electronic quotation service maintained by the Financial Industry Regulatory Authority. Our stock, like most stock listed on this service, has very limited trading volume. As a consequence, the ability of a shareholder to sell our common stock, the price obtainable for our common stock and our ability to obtain additional funding may be materially impaired.

We have limited manufacturing experience, and may be unable to produce our products at the unit costs necessary for the products to be competitive in the market, which could cause our financial condition to suffer. We have limited experience manufacturing our products in commercially viable quantities. We have increased our production capacity for the Biojector® 2000 system, the Bioject® ZetaJet™ and the Vitajet® product lines through automation of, and changes in, production methods, in order to achieve savings through higher volumes of production. If we are unable to achieve these savings, our results of operations and financial condition could suffer. The current cost per injection of the Biojector® 2000 system, Bioject® ZetaJet™ and Vitajet® product lines is substantially higher than that of traditional needle-syringes, our principal competition. A key element of our business strategy to reduce costs has been to reduce the overall manufacturing cost through automating production and packaging. However, we may not achieve sales and manufacturing volumes necessary to realize cost savings from volume production at levels necessary to result in significant unit manufacturing cost reductions. We may be unable to reduce our unit manufacturing cost, and even if we do we may be unable to successfully manufacture devices at a unit cost that will allow the product to be sold profitably. Failure to successfully reduce our unit manufacturing cost would adversely affect our financial condition and results of operations.

We are subject to extensive government regulation and must continue to comply with these regulations or our business could suffer. Our products and manufacturing operations are subject to extensive government regulation in both the U.S. and abroad. If we cannot comply with these regulations, we may be unable to distribute our products, which could cause our business to suffer or fail. In the U.S., the development, manufacture, marketing and promotion of medical devices are regulated by the Food and Drug Administration (“FDA”) under the Federal Food, Drug, and Cosmetic Act (“FFDCA”). The FFDCA provides that new pre-market notifications under Section 510(k) of the FFDCA are required to be filed when, among other things, there is a major change or modification in the intended use of a device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is expected to make the initial determination as to whether the change to its device or its intended use is of a kind that would necessitate the filing of a new 510(k) notification. The FDA may not concur with our determination that our current and future products can be qualified by means of a 510(k) submission or that a new 510(k) notification is not required for such products.

Future changes to manufacturing procedures could require that we file a new 510(k) notification. Also, future products, product enhancements or changes, or changes in product use may require clearance under Section 510(k), or they may require FDA pre-market approval (“PMA”) or other regulatory clearances. PMAs and regulatory clearances other than 510(k) clearance generally involve more extensive prefiling testing than a 510(k) clearance and a longer FDA review process. FDA policy requires the FDA’s Office of Combination Products (“OCP”) evaluate pre-filled syringes by submitting a Request for Designation (“RFD”) to the OCP. The pharmaceutical or biotechnology company with which we partner is responsible for the submission to the OCP, although we will have this responsibility with respect to drug+device combinations produced by us under our new strategy. A pre-filled syringe meets the FDA’s definition of a combination product, or a product comprised of two or more regulated components, i.e., drug/device. The OCP assigns a center with primary jurisdiction for a combination product (CDER, CDRH) to ensure the timely and effective pre-market review of the product. Depending on the circumstances, drug and combination drug/device regulation can be more extensive and time-consuming than device regulation.

FDA regulatory processes are time-consuming and expensive. Product applications submitted by us may not be cleared or approved by the FDA. In addition, we must manufacture our products in compliance with Good Manufacturing Practices, as specified in regulations under the FFDCA. The FDA has broad discretion in enforcing the FFDCA, and noncompliance with the FFDCA could result in a variety of regulatory actions ranging from product detentions, device alerts or field corrections, to mandatory recalls, seizures, injunctive actions and civil or criminal penalties. If we have to recall of our product in the field, it could negatively affect our results of operations, financial position and cash flows.

Sales of our products, including the Iject® pre-filled syringe, are dependent on our strategic partners obtaining regulatory approval for the product’s use with a given drug to treat a specific condition. The failure of a partner to obtain regulatory approval or to comply with government regulations after approval has been received could harm our business. For a strategic partner to sell our devices for delivery of its drug to treat a specific condition, the partner must first obtain government approval. This process is subject to extensive government regulation both in the U.S. and abroad. As a result, sales of our products, including the Iject® product, to any strategic partner are dependent on that partner’s ability to obtain regulatory approval. Accordingly, delay or failure of a partner to obtain that approval could cause our financial results to suffer. In addition, if a partner fails to comply with governmental regulations after initial regulatory approval has been obtained, sales to that partner may stop, which could cause our financial results to suffer.

If we cannot meet international product standards, we will be unable to distribute our products outside of the United States, which could cause our business to suffer. Distribution of our products in countries other than the United States may be subject to regulation in those countries. Failure to satisfy these regulations would impact our ability to sell our products in these countries and could cause our business to suffer.

We have received the following certifications from Underwriters Laboratories that our products and quality systems meet the applicable requirements, which allows us to label our products with the CE Mark and sell them in the European Community and non-European Community countries. Approximately 21.4% of our 2010 sales were to customers outside of the United States.

Certificate	Issue Date	Date Renewed
ISO 13485:2003 and CMDCAS	February 2006	January 2009

EC Certificate – Needle-free Injection Systems and Accessories (Biojector® 2000, cool.click®, Bioject Bioject® ZetaJet™)	March 2007	January 2010

EC Certificate – Vial Adapters and Reconstitution Kits	March 2007	January 2009

If we are unable to continue to meet the standards of ISO 13485 or CE Mark certification or maintain compliance, it could have a material adverse effect on our business and cause our financial results to suffer.

If the healthcare industry limits coverage or reimbursement levels, the acceptance of our products could suffer. The price of our products exceeds the price of needle-syringe combinations and, if coverage or reimbursement levels are reduced, market acceptance of our products could be harmed. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payers are increasingly attempting to contain or reduce healthcare costs by limiting both coverage and levels of reimbursement for healthcare products and procedures. Because the price of the Biojector® 2000 system exceeds the price of a needle-syringe, cost control policies of third party payers, including government agencies, may adversely affect acceptance and use of the Biojector® 2000 system. In addition, on March 23, 2010 the Patient Protection and Affordable Care Act was signed into law and, beginning in 2013, the legislation imposes a 2.3% excise tax on sales of medical devices, which may negatively affect our business.

We depend on outside suppliers for manufacturing. Our current manufacturing processes for the Biojector® 2000 and Bioject® ZetaJet™ jet injector and disposable syringes as well as manufacturing processes to produce our modified Vitajet® consist primarily of assembling component parts supplied by outside suppliers. Some of these components are obtained from single sources, with some components requiring significant production lead times. We are experiencing delays in the delivery of components. Any delays or interruptions we may experience, including suppliers suspending or ceasing operations, could have a material adverse effect on our financial condition and results of operations.

Manufacturing difficulties could delay product shipments to customers. Delays in receiving approval for the manufacture of customers’ products or delays related to internal manufacturing difficulties could delay the timing of shipments to customers and negatively affect our results of operations, financial position and cash flows.

If we are unable to manage our growth, our results of operations could suffer. If our products achieve market acceptance or if we are successful in entering into significant product supply agreements with major pharmaceutical or biotechnology companies or vaccine companies, we may experience rapid growth. Rapid growth would require expanded customer service and support, increased personnel, expanded operational and financial systems, and new and expanded control procedures. We may be unable to attract sufficient qualified personnel or successfully manage expanded operations. As we expand, we may periodically experience constraints that would adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect our financial condition and results of operations.

We may be unable to compete in the medical equipment field, which could cause our business to fail. The medical equipment market is highly competitive and competition is likely to intensify. If we cannot compete, our business will fail. Our products compete primarily with traditional needle-syringes, “safety syringes,” other needle-free injectors and also with other alternative drug delivery systems. In addition, manufacturers of needle-syringes, as well as other companies, may develop new products that compete directly or indirectly with our products. There can be no assurance that we will be able to compete successfully in this market. A variety of new technologies (for example, micro needles on dissolvable patches and transdermal patches) are being developed as alternatives to injection for drug delivery. While we do not believe such technologies have significantly affected the use of injection for drug delivery to date, there can be no assurance that they will not do so in the future. Many of our competitors have longer operating histories as well as substantially greater financial, technical, marketing and customer support resources.

We are dependent on a single technology, and, if it cannot compete or find market acceptance, our business will suffer. We focus our development and marketing efforts on our needle-free injection technology. Focus on this single technology leaves us vulnerable to competing products and alternative drug delivery systems. If our technology cannot find market acceptance or cannot compete against other technologies, business will suffer. We believe that healthcare providers’ desire to minimize the use of the traditional needle-syringe has stimulated development of a variety of alternative drug delivery systems such as “safety syringes,” jet injection systems, nasal delivery systems and transdermal diffusion “patches.” In addition, pharmaceutical companies frequently attempt to develop drugs for oral delivery instead of injection. While we believe that for the foreseeable future there will continue to be a significant need for injections, alternative drug delivery methods may be developed which are preferable to injection.

We rely on patents and proprietary rights to protect our technology. We rely on a combination of trade secrets, confidentiality agreements and procedures and patents to protect our proprietary technologies. We have been granted a number of patents in the U.S. and several patents in other countries covering technology embodied in our jet injection system and manufacturing processes. Additional patent applications are pending in the U.S. and foreign countries. The claims contained in any patent application may not be allowed, or any patent or our patents collectively may not provide adequate protection for our products and technology. In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our products or gain access to our trade secrets and know-how. In addition, the laws of foreign countries may not protect our proprietary rights to this technology to the same extent as the laws of the U.S. We believe we have independently developed our technology and attempt to ensure that our products do not infringe the proprietary rights of others.

If a dispute arises concerning our technology, we could become involved in litigation that might involve substantial cost. Litigation could divert substantial management attention away from our operations and into efforts to enforce our patents, protect our trade secrets or know-how or determine the scope of the proprietary rights of others. If a proceeding resulted in adverse findings, we could be subject to significant liabilities to third parties. We might also be required to seek licenses from third parties to manufacture or sell our products. Our ability to manufacture and sell our products may also be adversely affected by other unforeseen factors relating to the proceeding or its outcome.

If our products fail or cause harm, we could be subject to substantial product liability, which could cause our business to suffer. Producers of medical devices may face substantial liability for damages if a product fails or is alleged to have caused harm. We maintain product liability insurance and, through October 3, 2011, have experienced one product liability claim. We may, however, be subject to claims in the future, our product liability insurance may not cover those claims, and adequate insurance may not be available to us on acceptable terms in the future. For example, on September 2, 2011, the FDA issued a warning of possible fracture risk with our Bioject® ZetaJet™ device for use in delivering companion animal vaccines for Merial. Our business could be adversely affected by product liability claims or by the cost of insuring against those claims.

A large number of shares are eligible for sale into the public market, which may reduce the price of our common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that sales could occur. We have a large number of shares of common stock outstanding and available for resale. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. There are a large number of shares of common stock issuable upon conversion of our outstanding preferred stock and promissory notes and exercise of warrants. In addition, as of September 23, 2011, we had approximately 248,000 shares of common stock available for future issuance under our stock incentive plan; options to purchase approximately 2.3 million shares of common stock were outstanding; and approximately 60,000 restricted stock units were outstanding and will be eligible for sale in the public market from time to time subject to vesting.

Risks Related to Our Common Stock

Our stock price may be highly volatile, which may result in substantial declines in the market price. The market for our common stock and for the securities of other small market-capitalization companies has been highly volatile. We believe that factors such as quarter-to-quarter fluctuations in financial results, new product introductions by us or our competitors, public announcements, changing regulatory environments, sales of common stock by existing shareholders, substantial product orders and announcement of licensing or product supply agreements with major pharmaceutical, biotechnology companies or vaccine companies could contribute to the volatility of the price of our common stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of our common stock. Volatility may make it difficult for shareholders to dispose of our common stock, and, as a result, they may suffer a loss of all or a substantial portion of their investment.

Concentration of ownership could delay or prevent a change in control or otherwise influence or control most matters submitted to our shareholders. Funds affiliated with Life Sciences Opportunities Fund II (Institutional), L.P. (collectively, the “LOF Funds”) and its affiliates own shares of common stock, Series D Preferred Stock, Series E Preferred Stock, Series G Preferred Stock, warrants to purchase common stock and unpaid preferred stock dividends representing as of September 23, 2011 in aggregate approximately 46.3% of our outstanding voting power (assuming no exercise of the warrants and or rights under the Investment Agreement). As a result, the LOF Funds and their affiliates have the potential to control matters submitted to a vote of shareholders, including a change of control transaction, which could prevent or delay such a transaction.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

Because we do not intend to pay dividends for the foreseeable future, shareholders will benefit from an investment in our common stock only if it appreciates in value. We have never declared or paid any cash dividends on our common stock. We intend to retain our future earnings, if any, to finance general and administrative expenses and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no assurance that our common stock will appreciate in value or even maintain the price at which shareholders have purchased their shares.

We are registering an aggregate of 10,000,000 shares of common stock to be issued under the Investment Agreement and 22,368,966 shares issuable upon conversion of preferred stock and promissory notes exercise of warrants. The sale of shares under the Investment Agreement could depress the market price of our common stock. We are registering an aggregate of 32,368,966 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Investment Agreement. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of September 23, 2011, there were 18,851,312 shares of our common stock issued and outstanding. Depending on the average proceeds per share of common stock that we put to Dutchess, if we put all 10,000,000 shares of stock and the aggregate proceeds are less than $5 million, we are required to register additional shares of our common stock until the Investment Agreement terminates or until the entire $5 million Investment Agreement has been used.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, including statements concerning cash requirements, which can be identified by the use of words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or statements that actions, events or results “may,” “could,” “would,” “should,” “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks, uncertainties and other factors include, without limitation:

•	the risk that we may not enter into anticipated licensing, development or supply agreements;

•	the risk that we may not achieve the milestones necessary for us to receive payments under our future development agreements;

•	the risk that our products will not be accepted by the market;

•	the risk that our products may cause harm;

•	the risk that we will be unable to meet production demands as a result of supply or other factors;

•	the risk that we will be unable to obtain needed debt or equity financing on satisfactory terms, or at all;

•	risks related to the general economic environment and uncertainties in the financial markets;

•	uncertainties related to our dependence on the continued performance of strategic partners and technology; and

•	uncertainties related to the time required for us or our strategic partners to complete research and development and obtain necessary clinical data and government clearances.

Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.

See “Risk Factors” beginning on page 3 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These and other risk factors described in this prospectus may not be all of the factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could affect our results. Given these uncertainties and risks, readers are cautioned not to place undue reliance on these forward-looking statements. We disclaim any obligation to update any risk factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future results, events or developments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling shareholders. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement and upon exercise of warrants. The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

DILUTION

The sale of our common stock to Dutchess in accordance with the Investment Agreement will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our rights under the Investment Agreement, the more shares of our common stock we will have to issue to Dutchess. If our stock price decreases during the pricing period, then our existing shareholders would experience greater dilution.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Stock Prices and Dividends

Our common stock trades on the Over-the-Counter Bulletin Board with the trading symbol BJCT. The closing price of our common stock on October 3, 2011 was $0.25 per share. The following table sets forth the high and low closing sale prices of our common stock for each of the quarters during 2009, 2010, and 2011.

Year Ended December 31, 2009	High	Low
Quarter 1	$0.10	$0.06
Quarter 2	0.33	0.08
Quarter 3	0.30	0.19
Quarter 4	0.28	0.07

Year Ended December 31, 2010	High	Low
Quarter 1	$0.32	$0.12
Quarter 2	0.30	0.15
Quarter 3	0.29	0.09
Quarter 4	0.10	0.07

Interim Periods 2011	High	Low
Quarter 1	$0.13	$0.07
Quarter 2	0.18	0.08

As of September 23, 2011, there were 615 shareholders of record and approximately 3,650 beneficial shareholders.

We have not declared any cash dividends during our history and have no intention of declaring a cash dividend in the foreseeable future.

Equity Compensation Plan Information

The following table summarizes equity securities authorized for issuance pursuant to compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,301,291	$0.39	293,825	(1)
Equity compensation plans not approved by shareholders(2)	361,847	$1.01	—

Total	2,663,138	$0.47	293,825

(1)	Represents 293,825 shares of common stock available for issuance under our 1992 Stock Incentive Plan. Under the terms of 1992 Stock Incentive Plan, a committee of the Board of Directors may authorize the sales of common stock, grant incentive stock options or non-statutory stock options, and award stock bonuses and stock appreciation rights to eligible employees, officers and directors and eligible non-employee agents, consultants, advisers and independent contractors of Bioject or any parent or subsidiary.

(2)	We have issued and outstanding warrants to purchase an aggregate of 211,847 shares of common stock to various non-employee consultants and advisors. The warrants are fully exercisable and have grant dates ranging from December 2004 to October 2008, with four, five and seven year terms and exercise prices ranging from $0.75 to $1.32. In addition, this number includes 150,000 vested options held by Mr. Makar that were issued pursuant to his employment agreement. Mr. Makar also holds 250,000 unvested restricted stock units that were issued pursuant to his employment agreement.

SELLING SHAREHOLDERS

We are registering for resale shares of our common stock that are issued and outstanding held by the selling shareholders identified below. We are registering the common stock to permit the selling shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of September 23, 2011 there are 18,851,312 shares of common stock and 6,057,150 shares of preferred stock issued and outstanding.

The following table sets forth:

•	the name of the selling shareholders;

•	the number of shares of our common stock that the selling shareholder beneficially owned before the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling shareholders under this prospectus, and

•

the number and percentage of shares of our common stock to be beneficially owned by the selling shareholder after the offering of the shares (assuming all of the offered shares are sold by the selling shareholder).

The selling shareholders may offer for sale all or part of the shares from time to time. The table below assumes that the selling shareholders will sell all of the shares offered for sale. A selling shareholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering (1)	Maximum Number of Shares of Common Stock to Be Offered	Shares of Common Stock Beneficially Owned After the Offering	Percent Ownership After Offering Shares
Dutchess Opportunity Fund, II, LP (2)	10,000,000	10,000,000	—	—
Life Sciences Opportunities Fund II L.P. (3)	2,482,697	2,482,697	—	0%
Life Sciences Opportunities Fund II (Institutional), L.P. (4)	13,965,030	13,868,341	96,689	0.5%
Ed Flynn (5)	3,364,245	1,715,585	1,648,660	8.7%
Ralph Makar (6)	1,459,088	256,136	1,202,952	6.3%
Partners for Growth, L.P. (7)	996,429	996,429	—	0%
Dr. Richard Stout (8)	753,866	12,716	741,150	3.9%
Christine Farrell (9)	625,780	12,716	613,064	3.2%
Albert Hansen (10)	526,909	513,159	13,750	0.1%
Mark Logomasini (11)	524,409	513,159	11,250	0.1%
David Tierney (12)	195,583	85,083	110,500	0.6%
Susan Levinson (13)	75,000	75,000	—	0%
Valerie Ceva (14)	75,000	75,000	—	0%
Andrew Forman (15)	48,000	48,000	—	0%
Sanders Opportunity Fund, L.P. (16)	207,255	207,255	—	0%
Sanders Opportunity Fund (Inst) L.P. (17)	656,306	656,306	—	0%
Don Sanders (18)	340,555	340,555	—	0%
Kathy Sanders (19)	170,277	170,277	—	0%
Sanders 1998 Children’s Trust (20)	170,277	170,277	—	0%
Tanya Drury (21)	42,569	42,569	—	0%
George Ball (21)	42,569	42,569	—	0%
Don Weir (21)	42,569	42,569	—	0%
Ben Morris (21)	42,569	42,569	—	0%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)

As the General Partner, Dutchess Capital Management, II, LLC, which is controlled by Douglas H. Leighton and Michael Novielli, Managing Members, has the voting and dispositive power over the shares owned by Dutchess Opportunity Fund, II, LP. The selling shareholder has not served as our officer or director or as an officer or director of any of our predecessors or affiliates within the last three years, nor has the selling shareholder had a material relationship with us.

(3)

Includes 2,470,550 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series D, E and G Convertible Preferred Stock, and 12,147 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Mr. Hansen, while a Managing Director of Life Sciences Opportunities Fund II (Institutional), L.P. disclaims beneficial ownership of all shares held by Life Sciences Opportunities Fund II (Institutional), L.P. and affiliates. Mr. Hansen is a director of Bioject.

(4)

Includes 13,800,488 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series D, E and G Convertible Preferred Stock and 67,853 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Mr. Hansen, while a Managing Director of Life Sciences Opportunities Fund II (Institutional), L.P. disclaims beneficial ownership of all shares held by Life Sciences Opportunities Fund II (Institutional), L.P. and affiliates. Mr. Hansen is a director of Bioject.

(5)

Includes 1,306,814 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series F and G Convertible Preferred Stock and 66,666 shares of common stock issuable upon exercise of related warrants. Includes 289,474 shares of common stock issuable upon conversion of (or payable as interest with respect to) convertible debt entered into on June 29, 2011 and 52,632 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Mr. Flynn is a director of Bioject.

(6)

Includes 78,416 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series F Convertible Preferred Stock and 6,667 shares of common stock issuable upon exercise of related warrants. Includes 144,737 shares of common stock issuable upon conversion of (or payable as interest with respect to) convertible debt entered into on June 29, 2011 and 26,316 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Mr. Makar is President and Chief Executive Officer and a director of Bioject.

(7)

Includes 996,429 shares of common stock issuable upon exercise of warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(8)

Includes 11,716 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series F Convertible Preferred Stock and 1,000 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Dr. Stout is an executive officer of Bioject.

(9)

Includes 11,716 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series F Convertible Preferred Stock and 1,000 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Ms. Farrell is an executive officer of Bioject.

(10)

Includes 434,211 shares of common stock issuable upon conversion of (or payable as interest with respect to) convertible debt entered into on June 29, 2011 and 78,948 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Mr. Hansen is a director of Bioject.

(11)

Includes 434,211 shares of common stock issuable upon conversion of (or payable as interest with respect to) convertible debt entered into on June 29, 2011 and 78,948 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Mr. Logomasini is a director of Bioject.

(12)

Includes 78,416 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series F Convertible Preferred Stock and 6,667 shares of common stock issuable upon exercise of related warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities. Mr. Tierney is a director of Bioject.

(13)

Includes 75,000 shares of common stock issuable upon exercise of warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(14)

Includes 75,000 shares of common stock issuable upon exercise of warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(15)

Includes 48,000 shares of common stock issuable upon exercise of warrants. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(16)

Includes 207,255 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock. The sole general partner of Sanders Opportunity Fund, L.P. is SOF Management, LLC, a Delaware limited liability company, which is managed by Don Sanders, who is employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. Mr. Sanders exercises voting and investment authority over the shares held by this selling shareholder. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund, L.P. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(17)

Includes 656,306 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock. The sole general partner of Sanders Opportunity Fund (Institutional), L.P. is SOF Management, LLC, a Delaware limited liability company, which is managed by Don Sanders, who is employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. Mr. Sanders exercises voting and investment authority over the shares held by this selling shareholder. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund (Institutional), L.P. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(18)

Includes 340,555 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock. Mr. Sanders is employed by Sanders Morris Harris Inc., a registered broker/dealer and member of the NASD. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(19)

Includes 170,277 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(20)

Includes 170,277 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock. Don Weir is the Trustee of the Sanders 1998 Children’s Trust, and Mr. Weir exercises voting and investment authority over the shares held by this selling shareholder. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person, to distribute these securities.

(21)

Includes 42,569 shares of common stock issuable upon conversion of (or payable as dividends with respect to) shares of Series E Convertible Preferred Stock. At the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements reflecting our plans, estimates, outlook, beliefs and expectations that involve risks and uncertainties. As a result of many factors, particularly those under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus, our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview

We are an innovative developer and manufacturer of needle-free injection therapy systems (“NFITS”). Our NFITS work by forcing liquid medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure medication that penetrates the skin, depositing the medication in the tissue beneath. We seek to enhance demand for our products by bundling customized needle-free delivery systems with partners’ injectable medications and vaccines.

Our long-term goal is to become the leading supplier of needle-free injection systems to the pharmaceutical and biotechnology industries. We focus our business development efforts on new and existing licensing and supply agreements with leading pharmaceutical, biotechnology and animal health companies, as well as research agreements that could lead to long-term agreements. Historically, finalizing agreements has been a long process and, given the current difficult global economic conditions, we believe that process will take even longer.

In January 2010, we established a strategic alliance with MPI Research, a leading pre-clinical research organization with experience in the development of injectable therapeutics. The strategic alliance creates a preferred partnership relationship, which allows us to gain access to a range of capabilities and resources needed for us to explore drug+device opportunities, including access to pharmacologic, analytical, safety and other pre-clinical testing resources available at MPI Research. The strategic alliance offers MPI Research the opportunity to provide our needle-free technology as an alternate delivery option to current drug/biologic manufacturers who may be interested in seeking a more highly competitive and differentiable drug+device brand.

In March 2010, we met the final milestone in our license, development and supply agreement with Merial for their new state-of-the-art spring-powered device for feline leukemia and canine melanoma vaccinations for companion animals. We began shipping the new device to Merial at the end of the first quarter of 2010. In December 2010, the Merial development and supply agreement was modified to enhance the supply chain management process through 2011.

Also in March 2010, we repaid the remaining $150,000 of debt we had outstanding and, at December 31, 2010, we did not have any short or long-term debt outstanding.

In November 2010, we received a $244,000 grant pursuant to Section 48D of the Internal Revenue Code for Qualifying Therapeutic Discovery Projects. The award was in support of our development efforts regarding our dose sparing needle-free injection delivery systems.

In the first quarter of 2011, Serono extended its contract, which expired under its terms in December 2010, with a one-time fixed extension of the agreement until December 31, 2011. We began shipping product in the second quarter of 2011 and expect additional sales in the second half of 2011.

Also, in February 2011, we entered into a collaboration with PATH and the World Health Organization (“WHO”) to support efforts to advance clinical research of intradermal delivery of vaccines in developing-country immunization programs by providing our Intradermal Pen (the “ID Pen”). The ID Pen is a unique disposable-syringe jet injector for intradermal delivery. PATH and WHO will each provide funding for the production of ID Pen devices for further evaluation. A portion of this funding will be recorded as a component of licensing and technology fees and the other portion will be used for direct funding of equipment.

In June 2011, we completed a financing for short-term debt in the amount of $225,000. See Note 7 of Notes to Consolidated Financial Statements for the six-month periods ended June 30, 2010 and 2011.

In August 2011, we entered into the Investment Agreements with Dutchess, a Delaware limited partnership, for the sale of up to $5.0 million in shares of our common stock over a three-year commitment period. See Note 9 of Notes to Consolidated Financial Statements for the six-month periods ended June 30, 2010 and 2011.

We continue our efforts to expand into the military, public health and retail pharmacy sectors with both our B2000 and Bioject® ZetaJet™ products.

Going Concern And Cash Requirements For The Next Twelve-Month Period

Our limited amount of additional committed capital, history of recurring losses, negative cash flows, accumulated deficit and lack of sufficient long-term sales commitments are factors that raise substantial doubt about our ability to continue as a going concern. See Note 1 of Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2010.

Results of Operations

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The consolidated financial data for the six-month period ended June 30, 2011 and 2010 are presented in the following table:

	Six Months Ended June 30,
	2011	2010
Revenue:
Net sales of products	$3,806,370	$2,131,590
License and technology fees	330,818	213,329

	4,137,188	2,344,919
Operating expenses:
Manufacturing	2,323,857	1,617,117
Research and development	710,061	745,300
Selling, general and administrative	980,248	1,083,295

Total operating expenses	4,014,166	3,445,712

Operating income (loss)	123,022	(1,100,793)
Interest income	574	3,262
Interest expense	(5,639)	(32,891)
Change in fair value of derivative liabilities	—	31,685

Net income (loss)	117,957	(1,098,737)
Preferred stock dividend	(52,069)	(49,331)

Net income (loss) allocable to common shareholders	$65,888	$(1,148,068)

Basic net loss per common share allocable to common shareholders	$0.00	$(0.06)

Shares used in basic per share calculations	18,584,537	17,776,792

Diluted net loss per common share allocable to common shareholders	$0.00	$(0.06)

Shares used in diluted per share calculations	25,793,148	17,776,792

Revenue

The $1.7 million, or 78.6%, increase in product sales in the six-month period ended June 30, 2011 compared to the same period of 2010, was due primarily to the following:

•	increase in sales to Merial from $674,000 to $2.2 million, or 221%, due to increased orders by Merial relating to the launch of its new spring powered device in the second quarter of 2011;

•	increase in sales to Serono from $546,000 to $786,000, or 44%, as a result of commencement of last-time buy shipments; and

•	increase in sales to the military from $109,000 to $218,000, or 100%.

These factors were partially offset by a decrease in sales to Ferring from $631,000 to $529,000, or 16%, compared to the same period of 2010 due to timing of orders.

We have supply agreements or commitments with Merial, Ferring Pharmaceuticals Inc., the U.S. federal government and Serono. Although our agreement with Serono expired in December 2010, it was extended with a one-time fixed extension of the agreement until December 31, 2011.

We recognized the following license and technology fees in accordance with our agreements:

	Six Months Ended June 30,
	2011	2010
Serono	$38,452	$34,271
Merial	88,103	86,063
WHO	147,902	—
Royalty fees	46,361	47,995
Other	10,000	45,000

	$330,818	$213,329

We have an active licensing and development agreement, which includes commercial product supply provisions, with Merial. In addition, we entered into a collaboration agreement with PATH and WHO, which includes development fees and direct funding of equipment.

Manufacturing Expense

Manufacturing expense is made up of the cost of products sold and manufacturing overhead expense related to excess manufacturing capacity. The $0.7 million, or 43.7%, increase in manufacturing expense in the six-month period ended June 30, 2011 compared to the same period of 2010 was primarily due to increased product sales. However, manufacturing expense decreased as a percentage of product sales to 61.1% from 75.9% in the six-month period ended June 30, 2011 compared to the comparable period of 2010 due to a larger base over which to absorb overhead costs.

Research and Development Expense

Research and development costs include labor, materials and costs associated with clinical studies incurred in the research and development of new products and modifications to existing products. The $35,000, or 4.7%, decrease in research and development expense in the six-month period ended June 30, 2011 compared to the same period of 2010 was primarily due to the timing of expenses related to on-going projects.

Selling, General and Administrative Expense

Selling, general and administrative costs include labor, travel, outside services and overhead incurred in our sales, marketing, management and administrative support functions. The $103,000, or 9.5%, decrease in selling, general and administrative expense in the six-month period ended June 30, 2011 compared to the same period of 2010 was primarily due to a $94,000 decrease in non-cash option and restricted stock expense and an $18,000 decrease in legal and consulting fees.

Interest Expense

Interest expense included the following:

	Six Months Ended June 30,
	2011	2010
Contractual interest expense	$5,639	$7,649
Accretion of $1.25 million convertible debt	—	25,242

	$5,639	$32,891

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The consolidated financial data for the years ended December 31, 2010 and 2009 are presented in the following table:

	Year Ended December 31,
	2010	2009
Revenue:
Net sales of products	$5,146,136	$6,092,919
Licensing and technology fees	431,305	599,072

	5,577,441	6,691,991
Operating expenses:
Manufacturing	3,864,314	4,067,494
Research and development	1,355,321	1,563,132
Selling, general and administrative	2,045,395	1,945,187

Total operating expenses	7,265,030	7,575,813

Operating loss	(1,687,589)	(883,822)

Interest income	5,160	11,239
Interest expense	(38,681)	(196,954)
Other Income	213,919	—
Change in fair value of derivative liabilities	32,451	(9,673)

	212,849	(195,388)

Net loss	(1,474,740)	(1,079,210)
Preferred stock dividend	(97,543)	(53,084)

Net loss allocable to common shareholders	$(1,572,283)	$(1,132,294)

Basic and diluted net loss per common share allocable to common shareholders	$(0.09)	$(0.07)

Shares used in per share calculations	17,841,974	17,027,748

Revenue

Product sales in 2010 decreased $0.9 million, or 15.5%, compared to 2009, due primarily to the following:

•	a $659,000, or 38%, decrease in sales to Serono from $1.7 million in 2009 to $1.1 million in 2010 due to reductions in their order forecast in anticipation of the contract ending December 2010;

•	a $202,000, or 17%, decrease in sales to Ferring from $1.2 million in 2009 to $1.0 million in 2010, due to timing of orders;

•	the completion of a grant project for the Centers for Disease Control, which resulted in $137,000 of revenue in 2009 and no revenue in 2010;

•	sales of $619,000 of B2000 product to various county public health agencies for use in their emergency preparedness programs in 2009, with no comparable sales in 2010; and

•	a $70,000, or 14%, decrease in sales to the military from $498,000 in 2009 to $428,000 in 2010.

These factors were partially offset by a $793,000, or 51%, increase in sales to Merial from $1.6 million in 2009 to $2.4 million in 2010 primarily due to sales of the new spring-powered device.

License and technology fees recognized in accordance with our agreements were as follows:

	Year Ended December 31,
	2010	2009
Serono	$112,310	$104,310
Merial	174,166	318,734
Vical	—	16,667
Royalty fees	99,829	100,702
Other	45,000	58,659

	$431,305	$599,072

We currently have an active licensing and development agreement, which includes commercial product supply provisions, with Merial. Our license agreement with Vical expired pursuant to its terms on August 6, 2009.

Manufacturing Expense

Manufacturing expense is made up of the cost of products sold and manufacturing overhead expense related to excess manufacturing capacity. The $203,000, or 5.0%, decrease in manufacturing expense in 2010 compared to 2009 was primarily due to lower product sales, partially offset by unabsorbed overhead costs.

Research and Development Expense

Research and development costs include labor, materials and costs associated with clinical studies incurred in the research and development of new products and modifications to existing products. The $208,000, or 13.3%, decrease in research and development expense in 2010 compared to 2009 was primarily due to the timing of expenses related to on-going projects.

Selling, General and Administrative Expense

Selling, general and administrative costs include labor, travel, outside services and overhead incurred in our sales, marketing, management and administrative support functions. The $100,000, or 5.2%, increase in selling, general and administrative expense in 2010 compared to 2009 was primarily due to the hiring of a National Sales Manager in March 2010 and related expenses, as well as a $40,000 increase in stock-based compensation expense primarily as a result of stock-based awards granted in the second quarter of 2010.

Interest Expense

Interest expense included the following:

	Year Ended December 31,
	2010	2009
Contractual interest expense	$10,400	$94,000
Amortization of debt issuance costs	3,100	7,000
Accretion of $1.25 million convertible debt	25,200	96,000

	$38,700	$197,000

Other Income

Other income of $0.2 million in 2010 related to a $244,000 grant, less related expenses, pursuant to Section 48D of the Internal Revenue Code for Qualifying Therapeutic Discovery Projects. The award was in support of our development efforts regarding our dose sparing needle-free injection delivery systems.

Change in Fair Value of Derivative Liabilities

As of December 31, 2010, we no longer had any derivative liabilities recorded on our balance sheet. See Note 3 of Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2010.

Liquidity And Capital Resources

Since our inception in 1985, we have financed our operations, working capital needs and capital expenditures primarily from private placements of securities, the exercise of warrants, loans, proceeds received from our initial public offering in 1986, proceeds received from a public offering of common stock in 1993, licensing and technology revenues and revenues from sales of products.

On August 29, 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”), for the sale of up to $5.0 million in shares of our common stock over a three-year commitment period. Under the terms of the Investment Agreement, we may, from time to time, in our discretion, sell newly-issued shares of our common stock to Dutchess at 95% of the lowest volume weighted average price of our common stock for the five trading days that comprise the defined pricing period.

The amount of each advance under the Investment Agreement is generally limited to $100,000, or 200% of the average daily volume traded in the U.S. of our common stock for the three consecutive trading days prior to the date we request the advance, multiplied by the average of the three daily closing prices immediately preceding the date of the advance notice. We are not obligated to use any of the $5.0 million available under the Investment Agreement and there are no minimum commitments or minimum use penalties.

We formed a committee, consisting of Messrs. Hansen and Logomasini, both members of our Board of Directors, to evaluate the timing of use of the put right and the use of proceeds and to oversee the Investment Agreement. The proceeds from put right are expected to be used for general corporate purposes or, from time to time, for strategic corporate purposes.

Total cash at June 30, 2011 was $0.9 million compared to $0.2 million at December 31, 2010. We had working capital of $0.1 million at June 30, 2011 compared to a working capital deficit of $0.1 million at December 31, 2010. Given our current cash balance, if we do not enter into new licensing, development or supply agreements with significant up-front payments or if there is not a significant increase in product sales in 2011, we may need to obtain additional debt or equity financing during 2011 to continue operations in 2012.

The increase in cash during the first six months of 2011 resulted from $0.6 million of cash provided by operating activities, as discussed in more detail below and $225,000 of proceeds from a convertible debt financing, offset by $77,000 used for capital expenditures and patent activity.

Net accounts receivable decreased $0.3 million to $0.5 million at June 30, 2011 compared to $0.8 million at December 31, 2010. The decrease in accounts receivable, despite the increase in product sales in 2011, was a result of improved payment terms from Merial. Receivables from three different customers accounted for a total of 93% of our accounts receivable balance at June 30, 2011, with individual accounts totaling 64%, 15% and 14%, respectively. Historically, we have not had collection problems related to our accounts receivable.

Inventories increased $0.9 million to $1.5 million at June 30, 2011 compared to $0.6 million at December 31, 2010, primarily as a result of increased purchases to support the level of anticipated sales orders for the third and fourth quarters of 2011.

Capital expenditures totaled $1,400 in the first six months of 2011. We anticipate spending up to a total of $50,000 or more in 2011 for production equipment for current production and research and development projects.

Accounts payable increased $0.5 million to $1.4 million at June 30, 2011 compared to $0.9 million at December 31, 2010 primarily as a result of increased inventory purchases and the timing of payments.

Other accrued liabilities increased $0.3 million to $0.8 million at June 30, 2011 compared to $0.5 million at December 31, 2010, primarily as a result of increased customer deposits. Customer deposits and credits totaled $0.7 million at June 30, 2011 and are being, or could be, utilized at any time against current invoices or require repayment.

Deferred revenue of $1.4 million at June 30, 2011 represented amounts received from Merial, Serono and WHO.

At June 30, 2011, we had outstanding $225,000 of short-term convertible debt (the “Notes”). The Notes bear interest at the rate of 10% per year with all principal and interest due December 29, 2011, which maturity date may be extended to June 28, 2012 at the option of the Note holders. The Notes may not be prepaid without the written consent of a majority of the Note holders. In addition, at the Note holders’ option, the Notes are convertible at any time by the Note holders into our common stock at the rate of $0.19 per share, or, in the case of a qualified financing, into the equity securities sold in the financing at a price equal to the financing price. A qualified financing is defined as the offering by us of shares of equity securities, including units consisting of stock and warrants, resulting in the receipt of cash proceeds by us of at least $225,000 in the aggregate (the “Minimum Proceeds”) on or before the maturity date of the Notes. Minimum Proceeds does not include the conversion of the principal amount of the outstanding Notes and accrued and unpaid interest thereon, but it does include proceeds related to the Investment Agreement.

The Notes were issued with warrants to purchase common stock. The proceeds of the Notes were allocated using the relative fair value of the Notes and the warrants, with $18,931 being allocated to the warrants. The estimated fair value of the warrants were determined utilizing the Black-Scholes valuation model. The value of the embedded conversion feature in the debt instrument was nominal, which was measured using an effective conversion price after allocating the proceeds to the warrants.

Contractual Payment Obligations

A summary of our contractual commitments and obligations as of December 31, 2010 follows:

	Payments Due By Period
Contractual Obligation	Total	2011	2012 and 2013	2014 and 2015	2016 and beyond
Operating leases and deferred rent(1)	$1,742,434	$425,603	$913,939	$402,892	$—
Capital leases	6,373	6,373	—	—	—
Purchase order commitments	550,408	550,408	—	—	—

	$2,299,215	$982,384	$913,939	$402,892	$—

(1)	Operating leases and deferred rent includes $120,000 of deferred rent due beginning in April 2011. See also Notes 14 and 16 of Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2010.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

New Accounting Pronouncements

See Note 8 of Notes to Consolidated Financial Statements for the three and six-month periods ended June 30, 2011 and 2010. There are no additional new accounting pronouncements requiring disclosure.

Critical Accounting Policies And Estimates

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Our critical accounting policies and estimates include the following:

•	revenue recognition for product development and license fee revenues;

•	inventory valuation;

•	long-lived asset impairment; and

•	stock-based compensation.

Revenue Recognition for Product Development and License Fee Revenues

Product development revenue is recognized, to the extent of cash received, on a percentage of completion basis as qualifying expenditures are incurred. Licensing revenues, if separable, are recognized over the term of the license agreement. Revenue arrangements with multiple elements are broken out as separate units of accounting based on their relative fair values. Revenue for a separate unit of accounting should be recognized only if the amount due can be reliably measured and the earnings process is substantially complete. Any units that cannot be separated must be accounted for as a combined unit. If agreements are terminated before completion, or our estimates of percentage of completion are incorrect, we could have unanticipated fluctuations in our revenue on a quarterly basis. Amounts received before meeting recognition criteria are recorded on our balance sheet as deferred revenues and are recognized according to the terms of the associated agreements. At December 31, 2010, deferred revenue totaled $1.3 million and included amounts received from Merial.

Inventory Valuation

We evaluate the realizability of inventory values based on a combination of factors, including, among other things, historical and forecasted sales and usage rates, anticipated technology improvements and product upgrades. We review all inventories quarterly to determine if inventory carrying costs exceed market selling prices and if components have become obsolete. If our review indicates a reduction in utility below carrying value, we reduce inventory to a new cost basis. If circumstances related to our inventories change, our estimates of the realizability of inventory values could materially change.

Impairment of Long-Lived Assets

We evaluate our long-lived assets, comprised of property and equipment and capitalized patent costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable using an undiscounted cash flow analysis. If these estimated undiscounted future cash flows are less than the carrying value of an asset, an impairment charge is recognized for the excess, if any, of the asset’s carrying value over its estimated fair value. We performed an analysis of our long-lived assets as of December 31, 2010 and 2009, and determined that no impairment had occurred. Judgments and estimates made related to long-lived assets are affected by factors such as economic conditions and changes in operating performance. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If circumstances related to our long-lived assets change, we may record impairment charges in the future.

Stock-Based Compensation

We measure and recognize compensation expense for all share-based payment awards granted to our employees and directors, including employee stock options and restricted stock based on the estimated fair value of the award on the grant date. We use the Black-Scholes valuation model for valuing our stock option awards.

The Black-Scholes valuation model used to estimate the fair value of stock option awards requires us to make judgments and assumptions regarding the risk-free interest rate, expected dividend yield, expected term and expected volatility over the expected term of the award. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the actual amount of expense could be materially different in the future.

Compensation expense is only recognized on awards that ultimately vest. Therefore, for both stock option awards and restricted stock awards, we have reduced the compensation expense to be recognized over the vesting period for anticipated future forfeitures. Forfeiture estimates are based on historical forfeiture patterns. We update our forfeiture estimates annually and recognize any changes to accumulated compensation expense in the period of change. If actual forfeitures differ significantly from our estimates, our results of operations could be negatively affected.

BUSINESS

General

We are an innovative developer and manufacturer of needle-free injection therapy systems (“NFITS”). We were founded in 1985.

Our NFITS work by forcing liquid medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure medication that penetrates the skin, depositing the medication in the tissue beneath. We bundle customized NFITS with partners’ injectable medications and vaccines to enhance demand for these products in the healthcare provider and end-user markets.

Our long-term goal is to become the leading supplier of needle-free injection systems to the pharmaceutical and biotechnology industries. We focus our business development efforts on new and existing licensing and supply agreements with leading pharmaceutical, biotechnology and animal health companies, as well as research agreements that could lead to long-term agreements. Historically, finalizing agreements has been a long process and, given the current difficult global economic conditions, we believe that process will take even longer.

We focus our business strategies with the goals of protecting shareholder value and providing the best chances for Bioject to succeed. We implemented a multi-targeted approach to improve our prospects, and, as a result we: (i) expanded business development efforts with military, public health and retail pharmacy accounts; (ii) explored new options for funding of technologies to support the needs of the developing world; (iii) increased focus on federally funded programs to deliver new benefits for emergency preparedness and biodefense; (iv) continued to explore strategic alternatives to advance new drug+device opportunities and enhance our long-term opportunities; and (v) assessed various opportunities to improve our cash position.

The challenges we faced during 2010 were significant and added to the hurdles we face. During 2010, we lost several significant potential agreements, even though the counterparty there was interested in our technology. In addition, addressing device modifications, the timing of orders and lower output during the first half of the year impacted both revenue and cash throughout the year. Contributing to these challenges was the winding down of Serono orders due to the expiration of its agreement, which expired at the end of 2010. However, during the first quarter of 2011, this agreement was extended until December 31, 2011.

We continued to focus on carefully managing fixed operating expenses, which led to further reductions in research and development during 2010 and 2011. Some of those reductions were offset by increased administrative costs, mainly due to our hiring of a new national sales manager. Beginning in February 2009, a 10% across-the-board temporary salary reduction for all employees was in effect through March 2011 and a voluntary temporary 20% reduction in base salary by executive management remains in effect.

With regard to our multi-targeted approach to improving our prospects for the future, we have significantly expanded the number of military and public health agencies with whom we are in discussions. This may lead to potential growth in the future, but, in the short-term, it has only resulted in the addition of a few new accounts. With regard to the developing world opportunities, our interactions and meetings led to the Intradermal Pen (“ID Pen”) collaboration in February 2011, which we describe below. We continue to explore additional opportunities in this market, although there is heightened competition for needle-free options. With respect to the federally funded programs, we have had discussions with various governmental agencies and enlisted expertise to understand the various opportunities that may exist for our products. The efforts have resulted in the Therapeutic Discovery Project which we discuss below. Also, we continue to explore new drug+device strategic options both on our own and also with the help of our strategic alliance partner, MPI Research. Because of the complexity associated with, and additional resources necessary for an organization to pursue these types of opportunities, this strategy may take longer to be realized, especially in the current economic climate. Finally, in assessing various options to improve our cash position, we found it challenging to secure capital.

In January 2010, we established a strategic alliance with MPI Research, a leading pre-clinical research organization with experience in the development of injectable therapeutics. The strategic alliance creates a preferred partnership relationship, which allows us to gain access to a range of capabilities and resources needed for us to explore drug+device opportunities, including access to pharmacologic, analytical, safety and other pre-clinical testing resources available at MPI Research. The strategic alliance offers MPI Research the opportunity to provide our needle-free technology as an alternate delivery option to current drug/biologic manufacturers who may be interested in seeking a more highly competitive and differentiable drug+device brand.

In March 2010, we met the final milestone in our license, development and supply agreement with Merial for their new state-of-the-art spring-powered device for feline leukemia and canine melanoma vaccinations for companion animals and we began shipping the new device to Merial at the end of the first quarter of 2010. As referenced above, in December 2010, the Merial development and supply agreement was modified to enhance the supply chain management process throughout 2011.

Also in March 2010, we repaid the remaining $150,000 of debt we had outstanding and, at December 31, 2010, we did not have any short or long-term debt outstanding.

In November 2010, we received a $244,000 grant pursuant to Section 48D of the Internal Revenue Code for Qualifying Therapeutic Discovery Projects. The award was in support of our development efforts regarding our dose sparing needle-free injection delivery systems.

In the first quarter of 2011, Serono extended its contract with a one-time fixed extension of the agreement until December 31, 2011.

In February 2011, we entered into a collaboration with PATH and the World Health Organization (“WHO”) to support efforts to advance clinical research of intradermal delivery of vaccines in developing-country immunization programs by providing our Intradermal Pen (the “ID Pen”). The ID Pen is a unique disposable-syringe jet injector for intradermal delivery. PATH and WHO will each provide funding for the production of ID Pen devices for further evaluation.

In June 2011, we completed a financing for short-term debt in the amount of $225,000. See Note 7 of Notes to Consolidated Financial Statements for the six-month periods ended June 30, 2010 and 2011.

In August 2011, we entered into an investment agreement with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership, for the sale of up to $5.0 million in shares of our common stock over a three-year commitment period. See Note 9 of Notes to Consolidated Financial Statements for the six-month periods ended June 30, 2010 and 2011.

Revenues and results of operations have fluctuated and can be expected to continue to fluctuate significantly from quarter to quarter and from year to year. Various factors may affect quarterly and yearly operating results, including:

•	the length of time to close product sales;

•	customer budget cycles;

•	the implementation of cost reduction measures;

•	uncertainties and changes in product sales due to third party payer policies and proposals relating to healthcare cost containment;

•	the timing and amount of payments under licensing and technology development agreements;

•	our ability to enter into new agreements with partners or customers; and

•	the timing of new product introductions by us and our competitors.

We have one active licensing and development agreement, which includes commercial product supply provisions, with Merial Ltd. In December 2010, we modified the agreement to enhance the supply chain management process and cash flow throughout 2011. In addition, we entered into a collaboration agreement with PATH and WHO, which includes development fees and direct funding of equipment.

We currently have supply agreements or commitments with Merial, Ferring Pharmaceuticals Inc., the U.S. federal government and Serono. Although our agreement with Serono expired in December 2010, it was extended with a one-time fixed extension of the agreement until December 31, 2011.

See Note 2 of Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2010 for detailed descriptions of our agreements or arrangements with these companies.

Needle-Free Injection

Medications are currently delivered using various methods. The most commonly used drug delivery techniques include oral ingestion, intravenous infusion, subcutaneous, intradermal and intramuscular injection, inhalation and transdermal “patch” diffusion. Many drugs are effective only when injected.

Injections using traditional needle-syringes suffer from many shortcomings, including: (i) the risk of needlestick injuries; (ii) the risk of penetrating a patient’s vein; and (iii) the patient’s aversion to needles and discomfort. The most dangerous of these, the contaminated needlestick injury, occurs when a needle that has been exposed to a patient’s blood accidentally penetrates a healthcare worker’s skin. Contaminated needles can transmit deadly blood-borne pathogens including viruses like HIV and Hepatitis B.

Because of growing awareness in recent years of the danger of blood-borne pathogen transmission, needle safety has become a higher concern for hospitals, healthcare professionals and their patients. As a result, pressure on the healthcare industry to eliminate the risk of contaminated needlestick injuries has increased. For example, the U.S. Occupational Safety and Health Administration (“OSHA”) issued regulations, effective in 1992, which require healthcare institutions to treat all blood and other body fluids as infectious. These regulations were changed by Congress with passage of the Needlestick Safety Prevention Act, which was effective in 2001. These regulations require implementing “engineering and work practice controls” to “isolate or remove blood-borne pathogen hazards from the workplace.” Among the required controls are special handling and disposal of contaminated “sharps” in biohazardous “sharps” containers, safer medical devices, including needleless systems, and follow-up testing for victims of needlestick injuries. As of September 23, 2011 more than 30 states and OSHA have adopted, or have pending, legislation or regulations that require health care providers to utilize systems designed to reduce the risk of needlestick injuries.

The costs resulting from needlestick injuries vary widely. Accidental needlesticks involving sterile needles have relatively little cost. Needlesticks with contaminated needles require investigation and follow-up, which may be much more expensive. Investigation typically includes identifying the source of contamination, testing the source for blood-borne pathogens and repeatedly testing the needlestick victim for infection over an extended period. Some healthcare providers require additional investigation measures, including treating all needlestick injuries as contaminated unless proven otherwise.

In an effort to protect healthcare workers from needlestick injuries, many healthcare facilities have adopted more expensive alternative technologies. While these technologies may help to reduce accidental needlesticks, they cannot eliminate the risk.

Description of Our Products

Biojector® 2000

Our Biojector® 2000 system (B2000) consists of two components: a hand-held, reusable jet injector and a sterile, single-use, disposable plastic syringe capable of delivering variable doses of medication up to 1.0 mL. The B2000 system is a refinement of jet injection technology that allows healthcare professionals to reliably deliver measured variable doses of medication through the skin, either intramuscularly or subcutaneously, without a needle.

The first component of the system, the Biojector® 2000, is a portable hand-held device, which is approximately the size of a TV remote control. It is designed for ease of use by healthcare professionals, and to be attractive and non-threatening to patients. The Biojector® 2000 injector uses disposable CO2 cartridges as a power source. The CO2 cartridges, which are purchased from an outside supplier, give an average of ten injections before requiring replacement. The CO2 gas provides consistent, reliable pressure on the plunger of the disposable syringe, thereby propelling the medication into the tissue. The CO2 propellant does not come into contact with either the patient or the medication. The B2000 is also available with a tank adapter which allows the device to be attached to a large volume CO2 tank. The tank adapter eliminates the need to change CO2 cartridges after every ten injections and is an attractive option for applications where a large number of injections are given in a relatively short period of time.

The second component of the system, the Biojector® single-use disposable syringe, is provided in a sterile, peel-open package and consists of a plastic, needle-free, variable dose syringe, Drug Reconstitution System (“Vial Adapter”) needle-free syringe filling device, which is used to fill the syringe, and a safety cap. The body of the syringe is transparent and has graduated markings to aid accurate filling by healthcare workers.

There are five different Biojector® syringes, each of which is intended for a different injection depth or body type. The syringes are molded using our patented manufacturing process. A trained healthcare worker selects the syringe appropriate for the intended type of injection. One syringe size is for subcutaneous injections, while the others are designed for intramuscular injections, depending on the patient’s body characteristics and the location of the injection.

Giving an injection with a Biojector® 2000 system is easy and straightforward. The healthcare worker giving the injection checks the CO2 pressure on an easy-to-read gauge at the rear of the injector, draws medication up into a disposable plastic syringe using our needle-free Vial Adapter, inserts the syringe into the Biojector® 2000, presses the syringe tip against the appropriate disinfected surface on the patient’s skin, and then presses an actuator, thereby injecting the medication. A thin stream of medication is expelled at high velocity through a precision molded, small diameter orifice in the syringe. The medication is injected at a velocity sufficient to penetrate the skin and force the medication into the tissue at the desired depth.

The current suggested list price for the Biojector® 2000 professional jet injector is $1,200, and the suggested list price for Biojector® syringes is $200 for a box of 100 syringes. CO2 cartridges are sold for a suggested list price of $8.00 for a box of ten. Discounts are offered for volume purchases.

Drug Reconstitution System

The needle-free drug reconstitution system allows for the transfer of diluents to reconstitute powdered medications into liquid form and withdrawal of liquid medication into a syringe without the use of a needle. Our 13 mm Vial Adapter has a compact, polycarbonate spike design to draw up liquid medication and to reconstitute lyophilized (powdered) medication. The Vial Adapter fits most single and multi-dose medication vials available in the U.S. and European markets, and is used in clinics and home healthcare throughout North America.

Several pharmaceutical manufacturers include this product as part of their drug reconstitution kits. The 13 mm Vial Adapter provides clinicians and patients the highest levels of safety, convenience and ease of use and a solution to the challenges of reconstituting and drawing up medication.

The suggested list price for the Vial Adapter is $196.00 for a box of 400. Discounts are offered for volume purchases.

Vitajet®

The Vitajet® is composed of two components, a portable injector unit and a disposable syringe. It is smaller and lower in cost than other products in our needle-free offering. The method of operation and drug delivery is similar to the Biojector®, except that the Vitajet® is powered by a spring rather than by CO2. Vitajet’s® regulatory labeling limits its use to the injection of insulin. A modified Vitajet®, called the cool.click™, has received regulatory clearance for injection of Serono’s human growth hormone Saizen® and another modified Vitajet®, called the SeroJet™, has regulatory clearance for administering Serono’s human growth hormone Serostim® for the treatment of AIDS wasting. The Vetjet™ is a modified Vitajet® for use in the veterinary market and is licensed to Merial. Currently, the Vitajet is only offered in the modified versions of the cool.click™, SeroJet™ and Vetjet™.

Bioject® ZetaJet™

The Bioject® ZetaJet™ is our latest advance in needle-free delivery systems. It consists of two components, the portable injector and an auto-disabling disposable syringe. The Bioject® ZetaJet™ Needle-free Injection Therapy System is a compact, spring-powered injection device. It is intended to deliver vaccines and injectable medications either subcutaneously or intramuscularly. The syringe assembly has a unique “auto-disable” feature that prevents re-use of the syringe. The plunger is pre-assembled into the syringe and can be used for reconstitution and other pre-injection tasks.

A custom molded exterior, which provides a number of ergonomic options, can be added to achieve specific attributes needed for different clinical applications. The exterior molding of the device can be customized in shape, texture and color for a wide spectrum of therapeutic and patient segments which allows for selective branding.

The self-powered spring device uses an auto-disable syringe, and it is suitable for use in mass immunization programs world-wide. The auto-disable feature dramatically reduces the risks of both the spread of disease from accidental needle-stick injuries and the re-use of a syringe or needle, and prevents possible contamination of syringes and vials.

We obtained FDA marketing clearance for the Bioject® ZetaJet™ in April 2009, and the rights to CE mark the Bioject® ZetaJet™ in January 2010. See “—Government Regulation.”

We have other products under development, which are intended to address other markets or to enhance the Biojector® 2000 system. See “Research and Product Development.”

Marketing and Competition

The traditional needle-syringe is the primary method for administering intramuscular and subcutaneous injections. During the last 20 years, there have been many attempts to develop portable one-shot jet injection hypodermic devices. Problems have arisen in the attempts to develop such devices including: (i) inadequate injection power; (ii) little or no control of pressure and depth of penetration; (iii) complexity of design, with related difficulties in cost and performance; (iv) difficulties in use, including filling and cleaning; and (v) the necessity for sterilization between uses.

In recent years, several spring-driven, needle-free injectors have been developed and marketed. We believe that market acceptance of these devices may help support the expanded use of needle-free devices, while at the same time increasing the competition in the market. Other needle-free competitors appear to focus on one or a more limited selection of devices than those offered by Bioject. However, needle-free competition has increased in many of the same segments in which we were previously the key player.

In recent years, various versions of a “safety syringe” have been designed and marketed. Most versions of the safety syringe generally involve a standard or modified needle-syringe with a plastic guard or sheath surrounding the needle. Such covering is usually retracted or removed to give an injection. The intent of the safety syringe is to reduce or eliminate needlestick injuries. However, while the safety syringe is in use and before the needle has been covered, a safety syringe still poses a risk of needlestick injury. Additionally, some safety syringes require manipulation after injection and pose the risk of needlestick injury during that manipulation. Safety syringes may also be bulky and add to contaminated waste disposal costs, but newer models are becoming smaller.

Our primary sales and marketing objective is to form development, licensing and supply arrangements with leading pharmaceutical, biotechnology and veterinary companies, which would ordinarily include some or all of the following components: i) licensing revenues for full or partially exclusive access to our products for a specific application or medical indication; ii) development fees if we customize one of our products for the customer or develop a new product; iii) milestone payments related to the customer’s progress in developing products to be used in conjunction with our products; iv) royalty revenue derived from strategic partners’ drug sales; and v) product revenues from the sale of our products to the customer pursuant to a supply agreement. Product sales through this channel would ordinarily be made to the pharmaceutical or biotechnology company, whose sales force would then sell that company’s injectable pharmaceutical products, along with our products, to end-users. In addition, we also sell to military, public health and retail pharmacy centers that have been properly trained to use our devices.

Selling to new customers in our target markets is often a lengthy process. A new customer typically adopts our products as a new technology. Accordingly, the purchase approval process usually involves a lengthy product evaluation process, including testing and approval by several individuals or committees within the potential customer’s organization and a thorough cost-benefit analysis.

The medical equipment market is highly competitive, and competition is likely to intensify. Many of our existing and potential competitors have been in business longer than us and have substantially greater technical, financial, marketing, sales and customer support resources. We believe that the primary competition for the Biojector® 2000 system, and other needle-free jet injection systems we may develop, is the traditional, disposable needle-syringe and the safety syringe. Leading suppliers of needle-syringes and safety syringes include: Becton-Dickinson & Co., Sherwood Medical Co., a subsidiary of Tyco International, and Terumo Corp. of Japan. Manufacturers of traditional needle-syringes compete primarily on price, which generally ranges from approximately $0.10 to $0.39 per unit. Manufacturers of safety syringes compete on features, quality and price. Safety syringes generally are priced in a range of $0.30 to $1.29 per unit for volume sales.

We expect to compete with traditional needle-syringes and safety syringes based on issues of healthcare worker safety, ease of use, reduced cost of disposal, patient comfort and reduced cost of compliance with OSHA regulations and other legislation. Except in the case of some safety syringes, we do not expect to compete with needle-syringes based on purchase cost alone. We believe that the B2000 system competes effectively based on overall cost when all indirect costs, including disposal of syringes and testing, treatment and workers’ compensation expenses related to needlestick injuries, are considered.

Several companies are developing devices that will likely compete with our jet injection products for some applications. We are not aware of any competing products with U.S. regulatory approval that have total features and benefits comparable to the B2000 system.

We are aware of other portable, needle-free injectors currently on the market, which are generally focused on subcutaneous self-injection applications of 0.5 mL or less. These products include: the Medi-Jector Vision®, which is manufactured by Antares Pharma; and the Pharmajet, which is manufactured by Pharmajet. These products compete primarily with our spring-powered product line. List prices for those injectors range from approximately $200 to $665 per injector. We are also aware of a company, Zogenix, with a pre-filled single-use needle-free disposable that competes with the Iject™. The Sumavel™ DosePro™ is marketed in combination with sumatriptan.

Significant Customers

Product sales to customers accounting for 10% or more of our total product sales were as follows:

	Year Ended December 31,
	2010	2009	2008
Merial	46%	26%	38%
Serono	21%	29%	32%
Ferring	20%	20%	*

*	Less than 10%

Product Line and Geographic Revenue Information

Revenue by product line was as follows:

	Year Ended December 31,
	2010	2009	2008
Biojector® 2000 (or CO2 powered)	$672,518	$1,490,471	$848,495
Spring Powered	3,446,704	3,305,119	4,387,806
Vial Adapters	1,026,914	1,297,329	569,627

	5,146,136	6,092,919	5,805,928
License and Technology Fees	431,305	599,072	666,846

	$5,577,441	$6,691,991	$6,472,774

Geographic revenues were as follows:

	Year Ended December 31,
	2010	2009	2008
United States	$4,382,178	$4,846,250	$4,550,976
All other	1,195,263	1,845,741	1,921,798

	$5,577,441	$6,691,991	$6,472,774

All of our long-lived assets are located in the United States.

Patents and Proprietary Rights

We believe the technology incorporated in our currently marketed Biojector® 2000, Bioject® ZetaJet™ and Vitajet® devices and single-dose disposable plastic syringes, as well as the technology of products under development, give us advantages over both the manufacturers of competing needle-free jet injection systems and over prospective competitors seeking to develop similar systems. We attempt to protect our technology through a combination of patents, trade secrets and confidentiality agreements and practices. As of September 23, 2011, we had the following:

Patent Summary Table				Trademark Summary Table
Item	Issued	Pending	Total	Item	Issued	Pending	Total
U.S. Patents	36	10	46	U.S. Trademarks	6	1	7
Foreign Patents	18	21	39	Foreign Trademarks	12	2	14

Total	54	31	85	Total	17	3	21

Our patents expire between 2011 and 2028.

We filed patent applications on matters specifically related to single use, disposable devices under development. We generally file patent applications in the U.S., Canada, Europe and Japan, and sometimes world-wide, at the times and under the circumstances that we deem appropriate in each of those jurisdictions. Patents we apply for may not be granted and patents we hold may not be valid or sufficiently broad to protect our technology or provide a significant competitive advantage. We rely on trade secrets and proprietary know-how that we seek to protect through confidentiality agreements with our employees, consultants, suppliers and others. These agreements may be breached, and we may not have adequate remedies for any breach; our trade secrets may otherwise become known to, or be developed independently by, competitors. In addition, the laws of foreign countries may not protect our proprietary rights to our technology, including patent rights, to the same extent as the laws of the U.S.

We believe we have independently developed our technology and attempt to assure that our products do not infringe on the proprietary rights of others. However, if infringement of the proprietary rights of others is alleged and proved, we may be unable to obtain necessary licenses to that technology on acceptable terms and conditions.

Government Regulation

Our products and manufacturing operations are subject to extensive government regulations, both in the U.S. and abroad. In the U.S., the Food and Drug Administration (“FDA”) administers the Federal Food, Drug and Cosmetic Act (“FFDCA”) and has adopted regulations to administer the FFDCA. These regulations include policies that: i) govern the introduction of new medical devices; ii) require compliance to applicable regulations, standards and practices in the manufacture and labeling of medical devices; and iii) require medical device companies to establish and maintain applicable documentation and records and to report device-related malfunctions which have caused or may cause a death, serious injury or other significant adverse device experience to the FDA. Our manufacturing facilities and applicable documentation and quality records are subject to FDA inspection. The FDA has broad discretion to enforce the FFDCA and related regulations. Noncompliance with the FFDCA or its regulations can result in multiple enforcement actions depending on the severity of the violation.

Unless exempted by regulation, the FFDCA provides that medical devices may not be commercially distributed in the U.S. unless they have been cleared by the FDA. The FFDCA provides two basic review procedures for pre-market clearance of medical devices. Certain products qualify for a submission authorized by Section 510(k) of the FFDCA. Under Section 510(k), manufacturers provide the FDA with a pre-market notification (“510(k) notification”) of the manufacturer’s intent to begin marketing the product. In the 510(k) notification, the manufacturer must establish, among other things, that the product it plans to market is substantially equivalent to another legally marketed product. To be substantially equivalent, a proposed product must have the similar intended use and be determined to be as safe and effective as a legally marketed device. Further, it may not raise questions of safety and effectiveness that are different from those associated with a legally marketed device. Marketing a medical device may commence when the FDA issues correspondence finding substantial equivalence to such a legally marketed device. The FDA may require, in connection with the 510(k) submission that it be provided with animal and/or human clinical test results.

A 510(k) notification is required when a device is being introduced into the market for the first time, when the manufacturer makes a change or modification to an already marketed device that could significantly affect the device’s safety or effectiveness, and when there is a major change or modification in the intended use of the device. When any change or modification is made in a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would require filing a new 510(k) notification. FDA regulations provide only limited guidance in making this determination.

If a medical device does not qualify for the 510(k) procedure, the manufacturer must file a pre-market approval application (“PMA”). A PMA must show that the device is safe and effective and is generally a much more comprehensive submission than a 510(k) notification. A PMA typically requires more extensive testing before filing with the FDA, a longer FDA review process and is for class III medical devices.

We are developing the Iject® Needle-Free Injection System, a single prefilled disposable injector for self-injection, and pre-filled Biojector® syringes. We plan to seek arrangements with pharmaceutical and biologics companies that will enable them to provide medications in pre-filled syringes packaged with the injector device. See “Research and Product Development.” Before pre-filled Iject® or Biojector® syringes may be distributed for use in the U.S., the FDA may require tests to prove that the medication will retain its chemical and pharmacological properties when stored in and delivered using a pre-filled needle-free syringe. It will be the pharmaceutical or biotechnology company’s responsibility to conduct these clinical tests. It is current FDA policy that such pre-filled syringes are evaluated by the FDA by submitting a Request for Designation (“RFD”) to the Office of Combination Products, (“OCP”). The pharmaceutical or biotechnology company will be responsible for the submission to the OCP. A pre-filled syringe meets the FDA’s definition of a combination product, or a product comprised of two or more regulated components, i.e. drug/device. The OCP will assign a center with primary jurisdiction for a combination product (CDER, CBER, CDRH) and ensure the timely and effective premarket review. The primary or lead review center often will consult or collaborate with other evaluation centers to obtain all the appropriate materials and requirements to process the submission.

We believe that if a drug intended to be used in one of our pre-filled syringes was already the subject of an approved new drug application (“NDA”) or an abbreviated new drug application (“ANDA”) for intramuscular, subcutaneous or intradermal injection, then the main issues affecting clearance for use in the pre-filled syringe would be: i) the ability of the syringe to store the drug; ii) the ability of the manufacturer to assure the drug’s stability until used; and iii) the ability to demonstrate that the needle-free syringe will perform equivalently to a needle and syringe, or is safe and efficacious in its own right. FDA recommends pre-submission discussions with the OCP to clarify submission requirements. An early Request for Designation can avoid costly delays as the primary requirements and the premarket route (510(k), PMA, NDA) will be determined.

The FDA also regulates and monitors our quality assurance and manufacturing practices. The FDA requires us and our contract manufacturers to demonstrate compliance with current Good Manufacturing Practices (“GMP”) Regulations. These regulations require, among other things, that: i) the manufacturing process be regulated and controlled by the use of written procedures; and ii) the ability to produce devices which meet the manufacturer’s specifications be validated by extensive and detailed testing of every aspect of the process. GMPs also require investigating any deficiencies in the manufacturing process or in the products produced and detailed record-keeping. The FDA’s interpretation and enforcement of these requirements has been increasingly strict and will likely continue to be at least as strict in the future. Failure to adhere to GMP requirements would cause the products produced by us to be considered in violation of the FFDCA and subject to enforcement action. The FDA monitors compliance with these requirements by requiring manufacturers to register their establishments with the FDA, and by subjecting their manufacturing facilities to periodic FDA inspections. If the inspector observes conditions that violate the FFDCA or GMP regulations, the manufacturer must correct those conditions or explain them satisfactorily. Otherwise, the manufacturer may face potential regulatory action, which may include warning letters, product detentions, device alerts or field corrections, voluntary and mandatory recalls, seizures, injunctive actions and civil or criminal penalties. The most recent FDA inspection for compliance with Good Manufacturing Practices was performed in 2010.

The FDA’s Medical Device Reporting Regulation requires that we provide information to the FDA if any death or serious injury alleged to have been associated with the use of our products occurs. In addition, any product malfunction that would likely cause or contribute to a death or serious injury if the malfunction were to occur must also be reported. FDA regulations prohibit a device from being marketed for unapproved or uncleared indications. If the FDA believes that we are not in compliance with these regulations, it may institute proceedings to detain or seize products, issue a product recall, seek injunctive relief or assess civil and criminal penalties.

The use and manufacture of our products are subject to OSHA and other federal, state and local laws and regulations that relate to such matters as: i) safe working conditions for healthcare workers and other employees; ii) manufacturing practices; iii) environmental protection and disposal of hazardous or potentially hazardous substances; and iv) the policies of hospitals and clinics relating to complying with these laws and regulations. There can be no assurance that we will not be required to incur significant costs to comply with these laws, regulations or policies in the future, or that such laws, regulations or policies will not increase the costs or restrictions related to the use of our products or otherwise have a materially adverse effect upon our ability to do business.

Laws and regulations regarding the manufacture, sale and use of medical devices are subject to change and depend heavily on administrative interpretation. There can be no assurance that future changes in regulations or interpretations made by the FDA, OSHA or other domestic and international regulatory bodies will not adversely affect us.

Sales of medical devices outside of the U.S. are subject to foreign regulatory requirements. The requirements for obtaining pre-market clearance by a foreign country may differ from those required for FDA clearance. Devices having an effective 510(k) clearance or PMA may be exported without further FDA authorization. However, certain countries require their own certifications and FDA authorization is generally required in order to export non-cleared or non-approved medical devices.

In June 1998, we first received certification to ISO 9001 (Quality management systems — Requirements) and EN 46001 (Application of EN ISO 9001 to the manufacture of medical devices) from TŰV Product Services indicating that we have in place a quality system that conforms to International Standards for medical device manufacturers. Our quality system has maintained continuous certification. In 2005, we changed auditors, to Underwriters Laboratories, and, due to a change in requirements, migrated our quality system certification to the International Standard ISO 13485:2003 (Medical devices — Quality management systems — Requirements for regulatory purposes).

Our quality system is also certified under the Canadian Medical Devices Conformity Assessment System (“CMDCAS”) for compliance to the Canadian Medical Device Regulation (“CMDR”). We first received certification to the CMDR from TŰV in 2003, in accordance with the Standards Council of Canada (“SCC”) standards, and Health Canada’s regulatory requirements. That same certification is currently provided by Underwriters Laboratories. We hold Canadian Medical Devices Licenses and Medical Device Establishment License with Health Canada permitting the importation for sale of some of our medical devices in Canada.

In November 1999, we first received certification from TŰV Product Services to EC-Directive 93/42/EEC Annex. II.3 Medical Device Directive, (MDD), which allows us to label selected products with the CE Mark and sell them in the European Community and various non-European countries that recognize the CE Mark. That certification has been continuously maintained. In November 2010, we passed our most recent MDD re-certification audit with Underwriters Laboratories. We have received an extension to file our CE Mark technical file until the end of September 2011.

Research and Product Development

We focus our research and product development efforts on enhancing our product offerings and developing new needle-free injection products. We use clinical magnetic resonance imaging, tissue studies and proprietary in vitro test methods to determine the reliability and performance of new and existing products.

As of September 23, 2011, our research and product development staff, including clinical and regulatory staff members, consisted of 6 employees. Research and development expense totaled $1.4 million and $1.6 million for the years ended December 31, 2010 and 2009, respectively. Our research and development focuses on development of new products, product enhancements and also provides supportive manufacturing engineering expertise.

A primary focus of our current external research efforts is on clinical research in the area of DNA-based vaccines and medications. Our devices are being used in numerous clinical research projects both within and outside of the U.S., of which, many are DNA-based. These research projects are conducted by companies engaged in the development of DNA-based medications and by universities and governmental institutions conducting research in this area.

Developing DNA-based preventative and therapeutic treatments for a variety of diseases is an active and growing area of medical research. Researchers hope to develop DNA-based treatments for diseases that have previously not been treatable as well as DNA-based alternatives to therapies currently used in the treatment of other diseases. Most DNA therapies under development require injecting the medication either intramuscularly (into the muscle tissue) or intradermally (just under the skin). We developed an adapter for the Biojector® syringe to allow the device to consistently deliver intradermal injections. This adapter is used in clinical studies to deliver intradermal injections. Initial studies show the adapter is effective. A published trial with the Naval Medical Research Center using a DNA-based malaria vaccine indicated that the adapter consistently delivered intradermal injections. In addition, pre-clinical testing in animals provided consistent data indicating effective intradermal injections. This adapter has not been cleared by the FDA to be marketed for intradermal injections and is not currently submitted to the FDA to gain clearance for those claims. If our jet injection technology is proven to enhance the performance of

DNA-based medications, this area of medicine could present an opportunity for us to license our products to pharmaceutical and biotechnology companies for use in conjunction with their DNA-based medications. Further clinical studies may not prove conclusively that our technology is more effective in delivering DNA-based medications than alternative delivery systems that are or may become available. Even if our technology proves to be more effective in delivering DNA-based medications, we may not gain regulatory clearance to deliver any DNA-based medications using our products. If intradermal delivery of DNA-based medications is critical to effective delivery of those compounds, we may not gain regulatory clearance for intradermal delivery of DNA-based medications with our products.

In June 2010, the New England Journal of Medicine (NEJM) published a study that was conducted in Oman and supported by the Ministry of Health in Oman, PATH and the World Health Organization (WHO) as part of the Global Polio Eradication Initiative (GPEI). The study gave fractional doses of polio vaccine using Bioject’s B2000 device technology to deliver the vaccine intradermally. The results of the study demonstrated that needle-free intradermal administration of fractional doses of the polio vaccine was safe, effective and lower cost than a similar course of treatment with a full-dose needle and syringe option.

During 2010 and 2011, we focused our product development efforts on a next generation spring device using an auto-disable syringe and continued to work on product improvements to existing devices and the development of products for our strategic partners. In addition, we conducted work on a new ID Pen, which is a unique disposable-syringe jet injector for intradermal delivery, based upon our existing and new technology.

If enter into a development agreement with a partner with respect to our Iject® device, we expect to develop a family of Iject® devices, each optimized for the delivery of a specific drug or vaccine, which could be licensed to pharmaceutical and biotechnology companies for different non-competing products. In addition, some of our research and development efforts have focused on the Jupiter Jet for dermal fillers and customization for multi-dose prefilled syringes.

Iject®

The Iject® device is designed to be pre-filled and target the growing market for patients administering their own injections in the home. Benefits of the Iject® are: (i) single-use; (ii) fully disposable; (iii) minimal patient interaction; (iv) ready-to-use and (v) safe.

To support the pre-filled Iject® family of devices, and to expand the market opportunities for the Biojector® 2000, we are developing component processing and packaging methods to enable standardized, high-speed, automated filling of Iject® and Biojector® syringes. We intend to outsource the sterile filling process to a contract manufacturing partner.

When the pre-filled technology is perfected, we intend to seek arrangements with pharmaceutical and biotechnology companies under which those companies will sell their medications pre-packaged in Iject® devices or Biojector syringes. The purchase of Iject® devices or Biojector® syringes pre-filled with medication eliminates the filling and measuring procedures associated with traditional injection of medications and with injections administered with the current Biojector® syringe. Before pre-filled syringes may be distributed for use in the U.S., pharmaceutical and biotechnology companies wishing to use these syringes must commit to packaging and distributing their products in the pre-filled syringes and to the time and financial resources necessary to gain regulatory clearance to package and market their products in this manner. This process could be lengthy. In addition, the companies will have to establish that their drugs will remain chemically and pharmacologically stable when packaged and stored in a Biojector® or Iject® pre-filled syringe and that a drug that is packaged, stored and delivered in this manner is safe and effective for its intended uses. See “—Governmental Regulation.”

Jupiter Jet

The Jupiter Jet is a pistol-shaped, or streamlined, ergonomic, gas-powered injection device under development for patient and professional use. It is capable of delivering low doses of injectate (0.03—0.2 mL) at subcutaneous and intradermal injection depths. It is loaded using a standard, pre-filled (3 mL, 5 mL or 10 mL) vial or syringe. It is powered by either a gas cartridge (similar to that powering the Biojector® 2000) or from an external CO2 tank that connects to the Jupiter Jet via a hose. The injection nozzle is disposable, to minimize risk of cross-contamination.

The Jupiter Jet is simple and easy to use, and is targeted at the cosmetic and self-injection markets. To set up the device, the disposables (drug vial and injection nozzle) are removed from the blister pack and attached to the device. A CO2 cartridge is loaded and, after a test-fire and priming, the device is ready to operate.

Unlike the Biojector® 2000, which requires a refill of drug injectate after each injection, the Jupiter Jet is loaded with a standard pre-filled syringe vial allowing for multiple variable-dose injections with a single loading. This feature makes the Jupiter Jet well-suited for regular self-injection (e.g., insulin therapy) or dermatological procedures with repeat injections. Not only does this design reduce time and effort involved in loading the drug into the device, but the use of a standard syringe vial reduces the overall cost of use. The Jupiter Jet is subject to 510(k) notification as described under “Governmental Regulation.”

Manufacturing

We assemble our products and related syringes from components purchased from outside suppliers. Some of these components are obtained from single sources, with some components requiring significant production lead times. For example, we use medical-grade resins and elastomers and high-grade stainless steel for which there has been supply chain disruptions. Lead times on some materials have increased, which could negatively affect our ability to manufacture products in a timely manner.

Employees

As of September 23, 2011, we had 34 full-time employees. Of these employees, six were engaged in research and product development, 23 in manufacturing, one in product sales, and four in administration. As of September 23, 2011, we also had three per diem nurses on contract. In addition, we hire temporary contract manufacturing labor as necessary based on production requirements. None of our employees are represented by a labor union.

Product Liability

We believe that our products reliably inject medications both subcutaneously and intramuscularly when used in accordance with product guidelines. Our insurance policies provide coverage at least equal to an aggregate of $5 million with respect to certain product liability claims. We have experienced one product liability claim, and we did not incur a significant liability.

Properties

Our principal manufacturing and support facilities are located in approximately 40,500 square feet of leased office and manufacturing space in Tualatin, Oregon. The manufacturing facilities include a clean room assembly area, assembly line, testing facilities and warehouse area. The lease, which expires October 31, 2014, has one option to extend for an additional five-year term. The rent is approximately $34,500 per month averaged over the remaining life of the lease term. In 2008 and 2009, we negotiated several rent deferrals. In March 2011, we entered into an agreement with the landlord, which provides for the repayment of deferred rent at the rate of $2,000 per month for the period April 1, 2011 through March 31, 2012 and $3,742 per month for the period April 1, 2012 through December 31, 2014. See Note 16 of Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2010.

MANAGEMENT

Directors and Executive Officers

The following table lists our executive officers, key employees and directors (ages are as of September 15, 2011):

Name	Age	Position
Ralph Makar	50	Director, President and Chief Executive Officer
Christine M. Farrell	51	Vice President of Finance and Member of Executive Committee
Richard R. Stout, M.D.	58	Executive Vice President and Chief Medical Officer and Member of Executive Committee
Al Hansen	56	Chairman
Jerald S. Cobbs	58	Director (a) (c)
Edward L. Flynn	76	Director (a) (b) (c)
Mark Logomasini	49	Director (a) (b) (c)
David S. Tierney, M.D.	46	Director (a) (b)

(a)	Member of the Compensation Committee

(b)	Member of the Corporate Governance and Nominating Committee

(c)	Member of Audit Committee

Ralph Makar was appointed as our President and Chief Executive Officer and named as director on October 1, 2007. Mr. Makar brings marketing and general management experience in the pharmaceutical and biotechnology industries to the Board. From January 2006 until joining Bioject, Mr. Makar was engaged in a number of entrepreneurial ventures, which included consulting services with a focus on specialty pharmaceuticals and technology. These consulting activities included leading the business strategy and operations, including coordination of business development and fund raising efforts in the U.S., for a technology sector start-up company. During 2007, Mr. Makar became a co-founder and corporate officer in charge of sales and marketing for Mesa Therapeutics, an emerging specialty pharmaceutical company, where he retains an advisor role as a director. From 2003 to 2005, Mr. Makar served as Vice President and General Manager of the Therapeutics Business Unit at Berlex Labs (“Berlex”), the U.S. Division of Schering AG, which later became Bayer Health Care. From 2000 to 2003, he served as Vice President of Marketing for the Therapeutics Business Unit at Berlex. Before joining Berlex, Mr. Makar held a number of strategic and tactical marketing positions with increasing responsibility at Novartis (initially with Ciba-Geigy pre-merger) and Parke-Davis (Division of Warner-Lambert which post-acquisition became Pfizer), both pharmaceutical companies. Mr. Makar serves on the Board of Directors of the Oregon Biosciences Association, the Clinical Advisory Board for Evolva S.A., the Board of Advisors for Freedomscope Corporation and was a member of the Advisory Board to Keisense Inc. until it was acquired by Nuance Communications in 2010. He is also a member of the Dean’s Leadership Council to the Ernest Mario School of Pharmacy at Rutgers University. Mr. Makar earned a B.S. in Pharmacy from Rutgers College of Pharmacy in Piscataway, New Jersey and an M.B.A. from Columbia Business School in New York, New York.

Christine M. Farrell joined Bioject in February 1997 as Assistant Controller. Ms. Farrell was promoted to Corporate Controller in September 1999 and to Vice President of Administration and Corporate Controller in July 2004. Effective May 3, 2006, Ms. Farrell assumed the Chief Financial Officer responsibilities and her title became Vice President of Finance. In March 2007, Ms. Farrell, along with Dr. Stout, became a member of the Executive Committee. Prior to joining Bioject, Ms. Farrell held accounting and financial management positions with Spar-Tek Industries, a manufacturer of high quality and cutting edge technology for the plywood industry, and Action Machinery, a seller of new and used robotic machine tools and equipment. Ms. Farrell holds a B.A. degree in Accounting from the University of Washington and a Masters of Management from Willamette University in Salem, Oregon.

Richard R. Stout, M.D. joined Bioject in April 1994 as Director of Clinical and Regulatory Affairs. He was promoted to Vice President of Clinical Affairs in December 1994 and to Executive Vice President and Chief Medical Officer in March 2007. In March 2007, Dr. Stout, along with Ms. Farrell, became a member of the Executive Committee. From 1992 to 1993 he was the Director of Clinical and Regulatory Affairs at EndoVascular Instruments, Inc., a developer of surgical devices and methods for endarterectomy and intraluminal graft placement. Dr. Stout acted as the Manager of Tachycardia Clinical Studies at Telectronics Pacing Systems, an international medical device company involved in manufacturing and distributing cardiac pacemakers and implantable defibrillators, from 1990 to 1992. From 1987 to 1989, Dr. Stout was Director of Medical Programs at Biotronic Inc., also a manufacturer and distributor of implantable cardiac pacemakers.

Al Hansen has been a director since December 2009 and was elected as Chairman of the Board in 2010. Mr. Hansen brings to the Board significant financial management and private equity experience from his focus on specialty pharmaceuticals, medical devices and the pharma services industries. Mr. Hansen has been a Managing Director of Signet Healthcare Partners since 2001. Mr. Hansen has over 15 years of private equity investment experience. He was Chairman from October 2004 and July 2007 and Interim CEO of Questcor Pharmaceuticals from October 2004 until Feb 2005. Mr. Hansen also serves as Chairman of Cedarburg Pharmaceuticals and as a director of BioPro Pharmaceutical, LearnWright, Malladi Drugs and Pharmaceuticals and Pfenex. Mr. Hansen’s previous experience includes serving as a principal of Darby Overseas Investments Ltd., a private equity firm with a focus on emerging markets and as Director of Corporate Finance at the U.S. Treasury Department. Early in his career, Mr. Hansen was an investment banker with Dillon Read & Co. Inc., focusing on mergers and acquisitions and an investment banker at E.F. Hutton & Co. Mr. Hansen also served in the U.S. Army as an Infantry and Special Forces officer. Mr. Hansen has a B.A. from Princeton University and an M.B.A. (with distinction) from the Wharton School, University of Pennsylvania.

Jerald S. Cobbs has served as a director since March 2006 and as Chairman of the Board from October 2006 until February 2008. Mr. Cobbs brings extensive experience in the health sciences and biotechnology sector to the Board. From March 2007 to September 2008, Mr. Cobbs was appointed as our Interim President and Chief Executive Officer. Mr. Cobbs is Chief Commercialization Officer of the Cancer Prevention Research Institute of Texas (CPRIT). Mr. Cobbs was a Managing Director of Signet Healthcare Partners from 2001 until March 2009. Mr. Cobbs has more than twenty five years experience in the health sciences and biotechnology industries. Mr. Cobbs previously served as the Assistant Director of Technology Development at the University of Texas – M.D. Anderson Cancer Center, in the Houston Medical Center. During his tenure at M.D. Anderson Cancer Center, he helped form two molecular therapy companies: Introgen Therapeutics (NASDAQ: INGN), a pioneer in gene-based therapies for a variety of cancers based in Austin, Texas and Rgene Therapeutics, which was sold to Targeted Genetics, Inc. (NASDAQ: TGEN). Mr. Cobbs was also Chairman and Chief Executive Officer of Quantitative Diagnostic Laboratories, a cancer diagnostic and image analysis company based in Chicago, IL. Mr. Cobbs received his M.B.A. from the University of Houston.

Edward L. Flynn has served as a director since November 2007. Mr. Flynn also served as a member of our Board from 1999 to 2004. Mr. Flynn brings to our Board extensive experience as a business owner as well as his expertise in the financial and securities fields. Since 1972, Mr. Flynn has been owner and Chief Executive Officer of Flynn Meyer Company, a restaurant industry management company. From 1958 to 1972, Mr. Flynn was a securities broker with Merrill Lynch Pierce Fenner and Smith. He serves as a member of the board of directors and the Chief Financial Officer of Citri-Lite Co. Inc., a soft drink company. He also serves as a member of the board of directors of TGCI Industries (NASDAQ: TGE), a geophysical service company primarily conducting three-dimensional seismic surveys for companies engaged in oil and gas exploration. He is a director of Supreme Industries, a manufacturer of specialized vehicles and truck bodies, and Chase Packaging, a food packaging company. He also serves on the board of trustees of Fordham Preparatory School in New York City.

Mark Logomasini has been a director since December 2009. Mr. Logomasini brings significant experience in the defense and government sector to the Board. Mr. Logomasini is a partner in Foothill Scientific Associates, a company that provides business development and resource management services for federal programs in the life sciences. From 2008 to 2010, Mr. Logomasini was Director of Business Development for the Government Sector Group of SAFC/Sigma-Aldrich Corporation where he was responsible for developing the strategic plan for federal programs and coordinating business development activities across SAFC business units. Mr. Logomasini was formerly a founder and the Chief Financial Officer/VP Business Development for Molecular Medicine BioServices, Inc., a contract biologics development and manufacturing organization acquired by Sigma-Aldrich in 2007. In that position, he had overall responsibility for finance during the company’s turnaround to profitability. He developed the capital structure and led the team that secured more than a dozen vaccine and therapeutic manufacturing awards from the Department of Defense and National Institute of Allergy and Infectious Diseases. Prior to Molecular Medicine, Mr. Logomasini was the President of Western Separations, a bioprocess equipment and sales company, which he sold in 2001. He holds a B.Sc. in Chemical Engineering from the Missouri School of Mines and an M.B.A. (with Honors) from the Merage School of Management at the University of California – Irvine.

David S. Tierney, M.D. has served as a director since June 2007 and as Chairman from February 2008 to January 2010. Dr. Tierney’s experience in research and development in drug delivery and specialty pharma companies provides the Board with the depth of knowledge of clinical and regulatory activities. Dr. Tierney is President and Chief Operating Officer for Oceana Therapeutics Inc., a specialty pharmaceutical company. From August 2000 to April 2007, Dr. Tierney served as the President, Chief Executive Officer and director of Valera Pharmaceuticals, Inc., a specialty pharmaceutical company, until it was acquired by Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV). From January 2000 to August 2000, Dr. Tierney served as President of Biovail Technologies, a division of Biovail Corporation, a Canadian drug delivery company, where he was responsible for all of Biovail’s research and development, regulatory and clinical activities. From March 1997 to January 2000, Dr. Tierney was Senior Vice President of Drug Development at Roberts Pharmaceutical Corporation, where he was responsible for all research and development activities, and for drug development, medical affairs, worldwide regulatory affairs and chemical process development, as well as being part of the executive management team. From December 1989 to March 1997, Dr. Tierney was employed by Élan Corporation, a pharmaceutical company, in a variety of management positions. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine. Dr. Tierney is a director of Catalyst Pharmaceutical Partners (NASDAQ: CPRX).

Composition of the Board of Directors

The Board of Directors is composed of six members, one of whom, Mr. Ralph Makar, is an employee of Bioject. At our 2010 Annual Meeting, the shareholders approved amendments to our Amended and Restated Articles of Incorporation that declassified our Board of Directors and provide for annual election of directors. Accordingly, the Board of Directors is implementing a staggered annual election over a three-year period ending at the 2013 Annual Meeting, at which time all directors will then serve one-year terms.

The OTCBB does not define “independent director.” The Board of Directors used Nasdaq Stock Market Marketplace Rules, which rules are not available on our website, for purposes of determining which of our director nominees and continuing directors are “independent directors.” The Board of Directors has determined that each of the directors, except Messrs. Ralph Makar and Al Hansen, are an “independent director” under Nasdaq Stock Market Marketplace Rule 5605(a)(2). The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by Nasdaq and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. In addition, there are no family relationships between any of our directors or executive officers.

The Board believes that independent oversight of management is an important component of an effective board of directors. The positions of Chief Executive Officer and Chairman of the Board are filled by two separate people, and the Chief Executive Officer reports to the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board.

The Board oversees, among other things, our management of, and policies and procedures with respect to, material risks on a company-wide basis. Additionally, each Board committee considers the risks within its areas of responsibilities. The Chief Executive Officer is responsible for instituting risk management practices that are consistent with our overall business strategy and risk profile. We have not appointed a lead independent director.

Committees of the Board of Directors

Audit Committee

The Audit Committee meets with our independent registered public accounting firm to review the scope and findings of our annual audit and our accounting policies and procedures, which are then reported by the committee to our full Board of Directors. The members of the Audit Committee are:

•	Mr. Flynn (committee chair)

•	Mr. Cobbs; and

•	Mr. Logomasini

As required by the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that one member of our Audit Committee, Mr. Edward L. Flynn, the Audit Committee Chair, is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The OTCBB does not define “independent director.” The Board of Directors used Nasdaq Stock Market Marketplace Rules, which rules are not available on our website, for purposes of determining whether Mr. Flynn is an “independent director.” Despite his significant share holdings, Mr. Flynn was determined by the Board of Directors to be independent as prescribed by Nasdaq Stock Market Marketplace Rules and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. All members of the Audit Committee meet the standards of independence adopted by the SEC for membership on an audit committee.

Our Audit Committee Charter is available on our website at www.bioject.com.

Compensation Committee

The Compensation Committee administers our Restated 1992 Stock Incentive Plan and cash compensation for the executive officers. The members of the Compensation Committee are:

•	Mr. Flynn; (committee chair) and

•	Mr. Logomasini.

Our Compensation Committee Charter is available on our website at www.bioject.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee reviews and recommends to the full Board of Directors nominees for directors to be submitted for election at the next annual shareholders’ meeting. The Corporate Governance and Nominating Committee considers persons recommended by shareholders for nomination. The members of the Corporate Governance and Nominating Committee during 2010 are:

•	Mr. Flynn; (committee chair) and

•	Mr. Logomasini.

The Corporate Governance and Nominating Committee charter is available on our website at www.bioject.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are, or have been at any time during the past year, our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. We posted our Code of Business Conduct and Ethics on our website at www.bioject.com. Any amendments to or waivers of our Code of Business Conduct and Ethics will be posted on our website. In addition, we will report any waivers of our Code of Business Conduct and Ethics on a Current Report on Form 8-K.

Director Compensation for 2010

We do not pay our directors cash compensation for services. Grants pursuant to our Restated 1992 Stock Incentive Plan were made to members of our Board of Directors in June 2010 as follows:

•	50,000 stock options for the Chairman plus 5,000 for extra general work and support;

•	25,000 stock options as a “retainer” for each director;

•	5,000 stock options for each committee membership;

•	5,000 stock options for each Chair of a committee; and

•	5,000 stock options for extra general work and support.

All of the options granted in June 2010 vest as to 25% of the shares on each of the first through fourth anniversaries of the grant date.

In addition, on December 10, 2010, current board members who served from June 2008 through December 2009, were each awarded 20,000 stock options that vested immediately.

Non-Employee Director Compensation for the Year Ended December 31, 2010

Name	Option Awards ($)	Total ($)
Jerald S. Cobbs	$7,260	$7,260
Edward L. Flynn	8,685	8,685
Al Hansen	7,838	7,838
Mark Logomasini	6,413	6,413
David S. Tierney, M.D.	8,685	8,685

Awards Outstanding at December 31, 2010

Name	Option Awards (#)
Jerald S. Cobbs	60,000
Edward L. Flynn	70,000
Al Hansen	55,000
Mark Logomasini	45,000
David S. Tierney, M.D.	70,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and 10% shareholders to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with all Section 16(a) reports they file. Based solely on our review of the copies of such reports we received and written representations from our officers, directors and 10% shareholders, we believe that all required reports were timely filed in 2010, except Richard R. Stout, M.D. and Christine M. Farrell each failed to timely file a Form 4 related to the vesting of restricted stock.

COMPENSATION OF EXECUTIVE OFFICERS

The Compensation Committee charter establishes the Compensation Committee’s responsibility for determining executive and director compensation. The Compensation Committee is responsible for establishing annual and long-term performance goals and objectives for our CEO and executive officers. This responsibility includes evaluating the performance of the CEO and executive officers in light of the approved performance goals and objectives, setting the compensation of the CEO and executive officers based upon the evaluation of the performance of the CEO and the executive officers, making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans and preparing an annual performance self-evaluation of the Compensation Committee. The Compensation Committee also administers the Restated 1992 Stock Incentive Plan, grants options and awards under the Restated 1992 Stock Incentive Plan, advises the executive committee on the setting of compensation for senior executives whose compensation is not otherwise set by the Compensation Committee and monitors compliance by officers with our program of required stock ownership.

In determining the long-term incentive component of the CEO and executive officers, the Compensation Committee may consider our performance and relative shareholder return and the value of similar incentive awards to CEOs and executive officers at comparable companies. The Compensation Committee is also responsible for recommending director compensation. Executive officers do not play a role in determining or recommending the amount or form of director compensation. Currently, directors receive no cash compensation for their services and remuneration is in the form of stock options administered under the Restated 1992 Stock Incentive Plan.

The Compensation Committee also has the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel, experts and consultants, as it deems appropriate. The Compensation Committee did not retain a compensation consultant to assist it in performing its duties in the last completed fiscal year.

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to (i) our Principal Executive Officer (“PEO”); and (ii) our two other executive officers, other than our PEO, who were serving as executive officers at the end of the last completed fiscal year and whose total compensation was greater than $100,000 (herein referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ralph Makar President and Chief Executive Officer	2010 2009	$240,000 246,923	$107,025 —	$13,259 12,344	$360,284 259,267

Richard R. Stout, M.D. Executive Vice President and Chief Medical Officer	2010 2009	170,615 175,536	80,892 —	5,357 6,148	256,864 181,684

Christine M. Farrell Vice President of Finance and Principal Financial Officer	2010 2009	124,800 128,400	76,617 —	3,656 5,246	205,073 133,646

(1)	Effective February 2009, each of the executive officers voluntarily offered to take a temporary 20% decrease to their annual salary, which remained in effect in 2010.

(2)	See Note 12 of Notes to Consolidated Financial Statements for the years ended December 31, 2009 and 2010 for the valuation assumptions and other information related to our stock and option awards during 2010.

(3)	All Other Compensation in 2010 included the following:

Name	Insurance	401(k) Match	Total
Ralph Makar	$7,470	$5,789	$13,259
Richard R. Stout, M.D.	—	5,357	5,357
Christine M. Farrell	—	3,656	3,656

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($ per Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Ralph Makar	150,000	—		$1.33	10/01/17	—		$—
	—	330,000	(1)	0.15	06/09/17	—		—
	—	—		—	—	250,000	(5)	17,500
Richard R. Stout	27,731	—		1.69	02/28/12	—		—
	75,000	75,000	(2)	0.30	04/22/17	—		—
	—	270,000	(3)	0.15	06/09/17	—		—
	—	—		—	—	25,000	(6)	1,750
Christine M. Farrell	35,321	—		1.69	02/28/12	—		—
	75,000	75,000	(2)	0.30	04/22/17	—		—
	—	240,000	(4)	0.15	06/09/17	—		—
	—	—		—	—	25,000	(6)	1,750

(1)	These options vest as to 82,500 shares on each of June 10, 2011, 2012, 2013 and 2014.

(2)	These options vest as to 37,500 shares on each of April 23, 2011 and 2012.

(3)	These options vest as to 67,500 shares on each of June 10, 2011, 2012, 2013 and 2014.

(4)	These options vest as to 60,000 shares on each of June 10, 2011, 2012, 2013 and 2014.

(5)	These shares vested as to 50,000 shares on January 30, 2011 and as to 100,000 shares on June 10, 2011 and will vest as to the remaining 100,000 shares on June 10, 2012.

(6)	These shares vest on December 31, 2011.

Potential Payments upon Termination or Change-in-Control

Ralph Makar

In October 2007, we entered into an employment agreement with Mr. Ralph Makar. If Mr. Makar’s employment is terminated without cause or he terminates his employment for good reason, as each is defined in the employment agreement, he is entitled to receive 12 months base salary and 12 months of COBRA premiums. In addition, all options and restricted stock units granted will fully vest and the options will be exercisable for two years (but not later than the original term of the option). Mr. Makar must execute a release of claims to receive these benefits. If there is a change-in-control, all of Mr. Makar’s stock options will fully vest and will be exercisable for three years (but not later than the original term of the option), all of his restricted stock units will vest, and he will be entitled to receive a bonus not to exceed a maximum of 650,000 shares of common stock, less the number of restricted stock units previously granted under the Agreement. Assuming Mr. Makar was terminated effective December 31, 2010, cash benefits pursuant to his employment agreement would total $304,734, 330,000 options would vest and 250,000 shares of unvested restricted stock units would become vested.

Christine M. Farrell

In January 1997, we entered into an employment agreement with Ms. Farrell. This agreement was amended in November 2004 and December 2008. Ms. Farrell is an “at will” employee and, accordingly, either party may terminate the employment for any reason. If Ms. Farrell’s employment is terminated without cause, upon executing a general release of all claims, she will be entitled to up to 12 months of regular salary, 12 months of COBRA and all unvested stock options and unvested stock awards will become 100% vested. Assuming Ms. Farrell was terminated effective December 31, 2010, cash benefits pursuant to her employment agreement would total $160,734, 315,000 options would vest and 25,000 shares of unvested restricted stock would vest.

Richard R. Stout, M.D.

In November 2004, we entered into an employment agreement with Dr. Stout. This agreement was amended in December 2008. Dr. Stout is an “at will” employee and, accordingly, either party may terminate the employment for any reason. If Dr. Stout’s employment is terminated for any reason, then, upon executing a general release of all claims, he will be entitled to up to 12 months of regular salary and 12 months of COBRA. In addition, if Dr. Stout’s employment is terminated without cause, as defined in the agreement, all unvested stock options and unvested stock awards will become 100% vested. Assuming Dr. Stout was terminated effective December 31, 2010, cash benefits pursuant to his employment agreement would total $218,002, 345,000 options would vest and 25,000 shares of unvested restricted stock would vest.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

This section describes relationships between the company and our directors, executive officers, beneficial holders of 5% or more of our common stock, or any member of their immediate family or entities affiliated with them (“Insiders”). Other than as described below, since January 1, 2008, none of the Insiders has had or will have a direct or an indirect material interest in any transaction or series of similar transactions in which we were a party or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	the Insider had or will have a direct or indirect material interest.

Mr. Al Hansen and Mr. Jerald Cobbs

Mr. Al Hansen is the Chairman of our Board of Directors and Managing Director of Signet Healthcare Partners (“Signet”). Mr. Jerald Cobbs, a member of our Board of Directors, was a Managing Director of Signet until March 2009. Life Sciences Opportunities Fund and several of its affiliates are affiliates of Signet.

As of December 31, 2010, LOF or its affiliates held the following:

•	2,086,957 shares of our Series D Preferred Stock convertible into 2,086,957 shares of our common stock;

•	3,858,908 shares of our Series E Preferred Stock, including accrued payment-in-kind dividends, convertible into 3,858,908 shares of our common stock; and

•	95,967 shares of our Series G Preferred Stock, including accrued payment-in-kind dividends, convertible into 9,596,725 shares of our common stock.

LOF also holds a warrant to purchase an aggregate of 80,000 shares of our common stock at $0.75 per share, which expires in December 2011. The transactions with LOF were all deemed to be made at arms-length rates.

In addition, Mr. Hansen purchased a $75,000 promissory note convertible into our capital stock. See “Convertible Promissory Notes” below.

Mr. Edward Flynn

At December 31, 2010, Mr. Edward Flynn, a member of our Board of Directors, held 1,616,160 shares of our common stock, 784 shares of our Series F Preferred Stock, 4,166 shares of our Series G Preferred Stock, including preferred dividends, and a warrant for 66,667 shares of common stock. The Series F Preferred Stock and the Series G Preferred Stock are convertible into 783,842 and 416,588 shares of our common stock, respectively.

In addition, Mr. Flynn purchased a $50,000 promissory note convertible into our capital stock. See “Convertible Promissory Notes” below.

Convertible Promissory Notes

On June 29, 2011, we entered into a Convertible Note Purchase and Warrant Agreement with Al Hansen, Mark Logomasini, Ed Flynn, and Ralph Makar pursuant to which we issued convertible promissory notes and warrants to purchase Common Stock. Pursuant to the purchase agreement, we sold notes in the principal amount of $75,000 to each of Messrs. Hansen and Logomasini, $50,000 to Mr. Flynn, and $25,000 to Mr. Makar. Each of Messrs. Flynn, Hansen, Logomasini, and Makar is a director of Bioject; Mr. Makar is also our Chief Executive Officer.

The notes bear interest at the rate of 10% per year with all principal and interest due December 29, 2011, which maturity date may be extended to June 28, 2012 at the option of the holder, and may not be prepaid without the written consent of the holders of a majority in interest of the notes. The notes are convertible at any time by the purchasers into our common stock at the rate of $0.19 per share, or, in the case of a qualified financing, into the securities sold in the financing at a price equal to the financing price.

The number of shares for which each warrant is exercisable automatically increases if the holder exercises his option to extend the maturity date of his note. If no holder exercises his option to extend the maturity date of his note, the warrants will be exercisable for an aggregate of 118,422 shares of our common stock. If all holders exercise their options to extend the maturity date of their notes, the warrants will be exercisable for an aggregate of 236,844 shares of our common stock. The warrants’ exercise price is $0.19 per share. Each warrant is immediately exercisable and expires three years from the date of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information concerning the beneficial ownership of our common stock at September 23, 2011, by: (i) each person known by us to own beneficially more than 5% of our outstanding capital stock; (ii) each of the directors and named executive officers; and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percentage Beneficially Owned
Life Sciences Opportunities Fund II, L.P., Life Sciences Opportunities Fund II (Institutional), L.P. and affiliates (3) (“LOF”) 126 East 56th Street, 24th Floor New York, New York 10022	16,295,023	46.5%
Edward L. Flynn (4) 75-11 Myrtle Avenue Glendale, New York 11385	3,237,119	15.8%
Ralph Makar (5)	1,436,061	7.4%
Richard Stout, M.D. (6)	753,866	4.0%
Christine M. Farrell (6)	625,780	3.3%
Al Hansen (7)	457,829	2.4%
Mark Logomasini	455,329	2.4%
David S. Tierney, M.D. (5)	195,583	1.0%
Jerald S. Cobbs (7)	144,688	*

All Current Directors and Executive Officers as a Group (8 persons) (8)	7,306,256	32.6%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to convertible debt and options or warrants currently exercisable or exercisable within 60 days of September 23, 2011 or shares of unvested restricted stock units (“RSUs”) that vest within 60 days of September 23, 2011 are deemed outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage of ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes options currently exercisable or exercisable within 60 days after September 23, 2011 for shares of our common stock, shares issuable related to convertible debt and related interest and shares of our common stock held in 401(k) accounts as follows:

Name	Shares Subject to Options	Shares Issuable related to Convertible Debt and Related Interest and Warrants	Shares held in 401(k)
Edward L. Flynn	32,500	296,053	—
Richard Stout, M.D.	207,731	—	141,078
Jerald S. Cobbs	30,000	—	—
Christine M. Farrell	207,821	—	112,219
David S. Tierney, M.D.	32,500	—	—
Ralph Makar	232,500	148,026	193,084
Al Hansen	13,750	444,079	—
Mark Logomasini	11,250	447,079	—

All Current Directors and Executive Officers as a Group	768,052	1,332,237	446,381

(3)	Includes the following:

•	2,086,957 shares of our Series D preferred stock convertible into 2,086,957 shares of our common stock;

•	3,858,908 shares of our Series E preferred stock convertible into 3,858,908 shares of our common stock (including accrued payment-in-kind dividends);

•	88,200 shares of our Series G preferred stock convertible into 10,172,469 shares of our common stock (including accrued payment-in-kind dividends); and

•	warrants exercisable for 80,000 shares of our common stock.

(4)	In addition to the items included in Note 2 above, this amount includes the following:

•	6,760 shares of Series F preferred stock convertible into 784,160 shares of our common stock (including accrued payment-in-kind dividends);

•	4,249 shares of our Series G preferred stock convertible into 441,579 shares of our common stock (including accrued payment-in-kind dividends);

•	warrants exercisable for 66,667 shares of our common stock;

•	50,644 shares held in various retirement accounts; and

•	27,990 shares held by Mr. Flynn’s wife.

(5)	In addition to the items included in Note 2 above, this amount includes warrants exercisable for 6,667 shares of our common stock and 676 shares of Series F preferred stock convertible into 78,416 shares of our common stock (including accrued payment-in-kind dividends).

(6)	In addition to the items included in Note 2 above, this amount includes warrants exercisable for 1,000 shares of our common stock and 101 shares of Series F preferred stock convertible into 11,716 shares of our common stock (including accrued payment-in-kind dividends).

(7)	Mr. Hansen and Mr. Cobbs disclaim beneficial ownership of the shares held by Life Sciences Opportunity Fund L.P., Life Sciences Opportunities Fund II (Institutional), L.P. and affiliates, except to the extent of their respective pecuniary interest therein. See Note 3.

(8)	In addition to the items included in Note 2 above, this amount includes the following:

•	8,314 shares of Series F preferred stock convertible into 964,424 shares of our common stock (including accrued payment-in-kind dividends);

•	4,249 shares of Series G preferred stock convertible into 441,580 shares of our common stock (including accrued payment-in-kind dividends);

•	warrants exercisable for 82,001 shares of our common stock;

•	50,644 shares held in various retirement accounts by Mr. Flynn; and

•	27,990 shares held by Mr. Flynn’s wife.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize us to issue up to 110,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock, which could be issued by the board without shareholder approval and could have voting, liquidation, dividend and other rights superior to the common stock. As of September 23 2011:

•	a total of 18,851,312 shares of our common stock were issued and outstanding;

•	a total of 2,086,957 shares of our Series D preferred stock, convertible into 1,846,154 shares of common stock for purposes of voting, were issued and outstanding;

•	a total of 3,308,392 shares of our Series E preferred stock, convertible into 3,308,392 shares of common stock for purposes of voting, were issued and outstanding;

•	a total of 8,314 shares of our Series F preferred stock, convertible into 831,400 shares of common stock for purposes of voting, were issued and outstanding; and

•	a total of 92,449 shares of our Series G preferred stock, convertible into 9,244,877 shares of common stock for purposes of voting, were issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by shareholders. No shares have been issued subject to assessment, and there are no preemptive or conversion rights and no provision for redemption, purchase or cancellation, surrender or sinking or purchase funds. Holders of common stock are not entitled to cumulate their shares in the election of directors. Certain holders of common stock have certain demand and piggyback registration rights enabling them to register their shares for sale under the 1933 Securities Act.

Preferred Stock

Holders of our preferred stock have voting and conversion rights that could adversely affect the voting power of the holders of common stock. We have authorized 10 million shares of preferred stock to be issued from time to time with such designations and preferences and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors.

We have designated preferred stock as follows:

•	1,235,000 shares of Series A Convertible Preferred Stock, none of which are issued or outstanding;

•	200,000 shares of Series B Convertible Preferred Stock, none of which are issued or outstanding;

•	500,000 shares of Series C Convertible Preferred Stock, none of which are issued or outstanding;

•	125,000 shares of Series R Participating Preferred Stock, none of which are issued or outstanding;

•	2,086,957 shares of Series D Convertible Preferred Stock, 2,086,957 of which are issued or outstanding;

•	4,000,000 shares of Series E Convertible Preferred Stock, 3,858,908of which are issued or outstanding;

•	9,645 shares of Series F Convertible Preferred Stock, 9,645 of which are issued or outstanding; and

•	184,615 shares of Series G Convertible Preferred Stock, 101,640 of which are issued or outstanding.

Our remaining preferred stock is “blank check” preferred stock, with respect to which our board of directors can, without approval of holders of common stock, (1) fix the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, subscription rights and the number of shares constituting any series, and (2) cause the company to issue preferred stock in one or more series. Our board of directors may designate preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Series D Convertible Preferred Stock

One representative of the Series D Preferred Stock investors has the right to attend our board meetings. In addition, the Series D Preferred Stock has the following rights and preferences:

•

Series D Preferred Stock holders are entitled to receive, pro rata among such holders and on a pari passu basis with the holders of common stock, as if the Series D Preferred Stock had been converted into common stock, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of our common stock.

•

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, Series D Preferred Stock holders are entitled to receive a pro rata distribution of the assets available for distribution to our shareholders, before any payment is made in respect of the common stock or any series of Preferred Stock or other equity securities with rights junior to the Series D Preferred Stock with respect to liquidation preference, in an amount equal to $1.15 per share plus all accrued but unpaid dividends.

•

The Series D Preferred Stock may be converted into common stock at the initial conversion rate of one share of Series D Preferred Stock being convertible into one share of common stock (subject to antidilution adjustments).

•

Series D Preferred Stock holders have the right to one vote for each share of common stock into which Series D Preferred Stock could then be converted, and, with respect to such vote, the Series D Preferred Stock holders have full voting rights and powers equal to the voting rights and powers of the holders of common stock; provided, however, that for purposes of determining these voting rights, each share of Series D Preferred Stock will be deemed to be converted into a number of shares equal to $1.15 divided by $1.30.

•	We may not, without obtaining the approval of a majority of the outstanding Series D Preferred Stock:

•	take any action that adversely affects the rights, privileges and preferences of the Series D Preferred Stock;

•	amend, alter or repeal any provision of, or add any provision to, our Articles of Incorporation or bylaws to change the rights, powers, or preferences of the Series D Preferred Stock;

•	declare or pay dividends on shares of common stock or Preferred Stock that is junior to the Series D Preferred Stock, subject to limited exceptions;

•	create any new series or class of preferred stock or other security having a preference or priority as to dividends or upon liquidation senior or pari passu with that of the Series D Preferred Stock;

•	reclassify any class or series of preferred stock into shares with a preference or priority as to dividends or assets superior to or on a parity with that of the Series D Preferred Stock;

•

apply any of our assets to the redemption or acquisition of shares of common stock or preferred stock, which is redeemable by its terms, junior to the Series D Preferred Stock, subject to limited exceptions;

•	increase or decrease the number of authorized shares of any series of preferred stock or our common stock;

•	agree to an acquisition of, or sale of all or substantially all of, our assets;

•	materially change the nature of our business; or

•	liquidate, dissolve or wind up our affairs.

Series E Convertible Preferred Stock

The Series E Preferred Stock has the following additional significant rights and preferences:

•

In the event of our voluntary or involuntary liquidation, dissolution, or winding up (a “Liquidation”), subject to the rights of any series of Preferred Stock with senior liquidation preferences, issued, or outstanding, the holders of Series E Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to our shareholders (if any), before any payment shall be made in respect of the common stock, the Series D Preferred Stock or any other series of preferred stock or other equity securities with rights junior to the Series E Preferred Stock with respect to liquidation preference, and pro rata based on the respective liquidation preferences with holders of preferred stock with a liquidation preference pari passu with the Series E Preferred Stock, an amount per share of Series E Preferred Stock equal to the Series E stated value, plus all accrued but unpaid dividends thereon to the date fixed for distribution, including specifically and without limitation, the payment-in-kind dividends to the extent not previously issued.

•	If, prior to the conversion of all of the Series E Preferred Stock (including the payment-in-kind dividends), there shall be:

•

any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of our common stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of ours or another entity;

•	any dividend or other distribution of our cash, other assets, or of notes or other indebtedness, any of our other securities (except common stock), or rights to the holders of our common stock; or

•

any acquisition or asset transfer that does not constitute a Liquidation, then the holders of Series E Preferred Stock shall thereafter have the right to receive upon conversion of Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of shares of common stock, immediately theretofore issuable upon conversion, such cash, stock, securities, rights, and/or other assets that the holder would have been entitled to receive in such transaction had the Series E Preferred Stock been converted immediately prior to such transaction.

•	The Series E Preferred Stock and any related common stock equivalents outstanding are subject to antidilution adjustments.

•

On vote for each share of common stock into which Series E Preferred Stock could then be converted and, with respect to such vote, full voting rights and powers equal to the voting rights and powers of the holders of common stock;

•

So long as any of the originally issued shares of Series E Preferred Stock (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, and the like and excluding payment-in-kind dividends) are outstanding as a single class, and except as otherwise mandated by applicable law or the terms of the Articles of Incorporation, we shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding Series E Preferred Stock, voting as a class:

•	take any action that adversely affects the rights, preferences and privileges of the holders of the Series E Preferred Stock;

•	amend, alter, or repeal any provision of, or add any provision to our Articles of Incorporation or bylaws;

•	declare or pay dividends on shares of common stock or preferred stock that is junior to the Series E Preferred Stock;

•

create any new series or class of preferred stock or other security having a preference or priority as to dividends or upon liquidation senior to or pari passu with that of the Series E Preferred Stock;

•	reclassify any class or series of preferred stock into shares with a preference or priority as to dividends or assets superior to or on a parity with that of the Series E Preferred Stock;

•

apply any of our assets to the redemption or acquisition of shares of common stock or preferred stock, except pursuant to any agreement granting us a right of first refusal or similar rights, and except in connection with purchases at fair market value from our employees, advisors, officers, directors, consultants, and service providers upon termination of employment or service;

•	increase or decrease the number of authorized shares of any series of preferred stock or common stock;

•	agree to an acquisition of, or sale of all or substantially all of, our assets;

•	materially change the nature of our business; or

•	liquidate, dissolve or wind up our affairs.

Series F Convertible Preferred Stock

A description of the material rights and preferences of the Series F Preferred Stock is as follows:

•

Receive 8% annual payment-in-kind dividends (“PIK Dividends”) for 24 months following January 22, 2008 (while these dividends will accrue, they will only be paid in connection with certain liquidation events or conversion of the Series F Preferred Stock);

•

Receive on a pari passu basis with the holders of common stock, as if the Series F Preferred Stock had been converted into common stock immediately before the applicable record date, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of common stock;

•

Receive, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company and before any payment is made in respect of the common stock, the Series E Convertible Preferred Stock or the Series D Convertible Preferred Stock, an amount per share of Series F Preferred Stock equal to $75 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), plus all accrued but unpaid dividends thereon to the date fixed for distribution, including, without limitation, the PIK Dividends to the extent not previously issued (if our assets available for distribution to shareholders are insufficient to pay the holders of Series F Preferred Stock the full amount to which they are entitled, then all the assets available for distribution to our shareholders shall be distributed ratably first to the holders of the Series F Preferred Stock);

•

Be convertible, at any time at the option of the holder, into common stock at a conversion rate of one share of Series F Preferred Stock being convertible into one hundred (100) shares of common stock (subject to anti-dilution adjustments);

•

One vote for each share of common stock into which Series F Preferred Stock could then be converted (excluding any PIK Dividends), and with respect to such vote, full voting rights and powers equal to the voting rights and powers of the holders of common stock;

•	Consent rights with respect to certain extraordinary transactions; and

•	Registration rights with respect to the shares of common stock issuable upon conversion of such shares of Series F Preferred Stock.

There is no restriction on the repurchase or redemption of the Series F Preferred Stock while there is an arrearage in the payment of dividends.

Series G Convertible Preferred Stock

The Series G Preferred Stock is entitled to:

•

Receive 8% annual payment-in-kind dividends (“PIK Dividends”) per year; however, if we fail to declare or pay the PIK Dividends within 90 days of December 18 (beginning December 18, 2010), the PIK Dividends shall increase to 10%. PIK Dividends are payable in Series G Preferred Stock or cash at the option of the Board of Directors;

•

Receive on a pari passu basis with the holders of common stock, as if the Series G Preferred Stock had been converted into common stock immediately before the applicable record date, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of common stock;

•

Receive, in the event of our voluntary or involuntary liquidation, dissolution, or winding up and before any payment is made in respect of the common stock, the Series F Preferred Stock, Series E Preferred Stock or the Series D Preferred Stock, an amount per share of Series G Preferred Stock equal to $13.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like), plus all accrued but unpaid dividends thereon to the date fixed for distribution, including, without limitation, the PIK Dividends to the extent not previously issued (if our assets available for distribution to shareholders are insufficient to pay the holders of Series G Preferred Stock the full amount to which they are entitled, then all the assets available for distribution to our shareholders shall be distributed ratably first to the holders of the Series G Preferred Stock);

•

Be convertible, at any time at the option of the holder, into common stock at a conversion rate of one share of Series G Preferred Stock being convertible into one hundred shares of common stock (subject to anti-dilution adjustments);

•

One vote for each share of common stock into which Series G Preferred Stock could then be converted (excluding any PIK Dividends), and with respect to such vote, full voting rights, and powers equal to the voting rights and powers of the holders of common stock;

•

For so long as 90,000 shares of Series G Preferred Stock are outstanding, nominate two directors, and for so long as less than 90,000 and more than 50,000 shares of Series G Preferred Stock are outstanding, nominate one director;

•

Consent rights with respect to certain extraordinary transactions, including (i) any increase in the number of shares of common stock reserved for issuance under our 1992 Stock Incentive Plan in excess of 5,400,000 shares, or any reservation or issuance of shares of common stock to our employees or directors under any stock incentive plan or agreement not in effect on December 18, 2009 and (ii) any prepayment of indebtedness for borrowed money; and

•	Registration rights with respect to the shares of common stock issuable upon conversion of such shares of Series G Preferred Stock.

There is no restriction on the repurchase or redemption of the Series G Preferred Stock while there is an arrearage in the payment of dividends.

Anti-Takeover Provisions

Oregon Business Combination Act

We are subject to the Oregon Business Combination Act, which prohibits an Oregon corporation from engaging in any business combination with any interested shareholder for three years after the date the shareholder became an interested shareholder, with the following exceptions:

•

before the combination or transaction date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) (i) those shares owned by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

•

on or after that date, the business combination is approved by the board of directors and authorized at an annual or a special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

In general, the Oregon Business Combination Act defines “business combination” to include the following:

•

any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested shareholder or any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation the transaction is not excepted as described above;

•	any sale, transfer, pledge or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested shareholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any losses, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, the Oregon Business Combination Act defines an “interested shareholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested shareholder status owned, 15% or more of the outstanding voting stock of the corporation.

Oregon Control Share Act

We are subject to the Oregon Control Share Act, which regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the corporation’s board of directors. Under the Oregon Control Share Act a person who acquires voting stock in a transaction that results in the person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition. This restriction does not apply if voting rights are given to the control shares by:

•	the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquirer and shares held by our officers and employee directors, and

•	the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by our officers and employee directors.

To retain the voting rights attached to acquired shares, these approvals are required at the time an acquirer’s holdings first exceed 20% of the total voting power, and again at the times the acquiring person’s holdings first exceed 33 1/3% and 50%. An acquiring person includes persons acting as a group.

The acquirer may, but is not required to, submit to the target company an “acquiring person statement” including specific information about the acquirer and its plans for the corporation. The acquiring person statement may also request that the corporation call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquirer does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquirer’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquirer for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Listing

Our common stock is quoted on the Over-the Counter Bulletin Board under the ticker symbol “BJCT”.

PLAN OF DISTRIBUTION

This prospectus is intended to permit the selling shareholders to offer and resell up to an aggregate of 32,368,966 shares of our common stock at the times and places as they choose. In this section of the prospectus, the term “selling shareholders” includes the partners, pledgees, donees, transferees, or other successors-in-interest of the selling shareholders, who may sell shares received after the date of this prospectus from the selling shareholder as a pledge, gift, partnership, or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of each selling shareholder.

The distribution of the common stock by the selling shareholders may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling shareholders at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to the prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following methods:

•

on the OTCBB market, or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades;

•	through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

•	block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker solicits purchasers;

•	directly to one or more purchasers; or

•	combination of these methods.

The selling shareholders and any broker-dealers who act in connection with the sale of their shares may be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions, or commissions under the Securities Act. Because the selling shareholders may be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling shareholders or their underwriters, dealers, or agents may sell the common stock to or through underwriters, dealers, or agents, and such underwriters, dealers, or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, broker, or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers, and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers, or agents will be set forth in a prospectus supplement.

Unless granted an exemption from the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling shareholders will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling shareholders and each other participating broker or dealer the number of copies of this prospectus required by the broker or dealer, and will not bid for or purchase any common stock of ours, or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling shareholders. We shall use our reasonable efforts to prepare and file with the SEC amendments and supplements to the registration statement and this prospectus that may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of the common stock.

We are paying expenses related to the offering and sale of the common stock to the public, which are estimated to be approximately $20,000. If we are required to update this prospectus, we may incur additional expenses.

To comply with state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In some states, the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters with respect to the legality of the shares of common stock offered in this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2010 included in this prospectus have been so included in reliance on the report of Moss Adams LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract (or other document) are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

We file periodic reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the SEC. We also maintain a website at www.bioject.com at which you may access these materials after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash	$894,318	$180,154
Accounts receivable, net of allowance for doubtful accounts of $5,149 and $5,149	521,525	837,890
Inventories	1,500,603	626,458
Other current assets	160,162	70,403

Total current assets	3,076,608	1,714,905

Property and equipment, net of accumulated depreciation of $7,939,270 and $7,768,893	476,380	645,346
Other assets, net	1,329,245	1,309,478

Total assets	$4,882,233	$3,669,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,359,647	$945,816
Accrued payroll	263,451	225,144
Other accrued liabilities	763,805	481,165
Short-term note payable	225,000	—
Deferred revenue	359,993	176,207

Total current liabilities	2,971,896	1,828,332

Long-term liabilities:
Deferred revenue	1,047,913	1,136,016
Other long-term liabilities	250,548	324,551

Commitments

Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized:
Series D Convertible—2,086,957 shares issued and outstanding and liquidation preference of $2,400,000 at June 30, 2011 and December 31, 2010	1,878,768	1,878,768
Series E Convertible—3,308,392 shares issued and outstanding and liquidation preference of $5,286,704 at June 30, 2011 and December 31, 2010	5,478,466	5,478,466
Series F Convertible—8,314 shares issued and outstanding at liquidation preference of $723,025 at June 30, 2011 and December 31, 2010	723,025	723,025
Series G Convertible—92,449 shares issued and outstanding at June 30, 2011 and December 31, 2010 and liquidation preference of $1,351,639 and $1,299,570	1,351,639	1,299,570
Common stock, no par value, 100,000,000 shares authorized; 18,851,312 shares issued and outstanding at June 30, 2011 and 18,455,094 at December 31, 2010	114,875,743	114,762,654
Accumulated deficit	(123,695,765)	(123,761,653)

Total shareholders’ equity	611,876	380,830

Total liabilities and shareholders' equity	$4,882,233	$3,669,729

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Net sales of products	$2,184,757	$1,040,222	$3,806,370	$2,131,590
License and technology fees	209,155	116,975	330,818	213,329

	2,393,912	1,157,197	4,137,188	2,344,919

Operating expenses:
Manufacturing	1,271,327	808,211	2,323,857	1,617,117
Research and development	399,755	372,931	710,061	745,300
Selling, general and administrative	446,508	569,448	980,248	1,083,295

Total operating expenses	2,117,590	1,750,590	4,014,166	3,445,712

Operating income (loss)	276,322	(593,393)	123,022	(1,100,793)

Interest income	27	1,057	574	3,262
Interest expense	(2,781)	(2,955)	(5,639)	(32,891)
Change in fair value of derivative liabilities	—	39,217	—	31,685

	(2,754)	37,319	(5,065)	2,056

Net income (loss)	273,568	(556,074)	117,957	(1,098,737)
Preferred stock dividends	(26,034)	(24,107)	(52,069)	(49,331)

Net income (loss) allocable to common shareholders	$247,534	$(580,181)	$65,888	$(1,148,068)

Basic net income (loss) per common share allocable to common shareholders	$0.01	$(0.03)	$0.00	$(0.06)

Shares used in basic per share calculations	18,689,480	17,823,950	18,584,537	17,776,792

Diluted net income (loss) per common share allocable to common shareholders	$0.01	$(0.03)	$0.00	$(0.06)

Shares used in diluted per share calculations	36,294,172	17,823,950	25,793,148	17,776,792

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$117,957	$(1,098,737)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Compensation expense related to fair value of stock-based awards	70,822	224,558
Stock contributed to 401(k) Plan	23,336	26,087
Depreciation and amortization	226,177	287,214
Other non-cash interest expense	—	25,242
Change in fair value of derivative instruments	—	(31,685)
Change in deferred revenue	95,683	(20,334)
Change in deferred rent	(44,777)	5,023
Changes in operating assets and liabilities:
Accounts receivable, net	316,365	395,113
Inventories	(874,145)	(8,737)
Other current assets	(63,328)	(42,535)
Accounts payable	387,649	(282,057)
Accrued payroll	38,307	27,998
Other accrued liabilities	282,640	15,084

Net cash provided by (used in) operating activities	576,686	(477,766)

Cash flows from investing activities:
Payments for purchase of property and equipment	(1,411)	—
Other assets	(75,567)	(63,012)

Net cash used in investing activities	(76,978)	(63,012)

Cash flows from financing activities:
Proceeds from short-term debt	225,000	—
Debt issuance costs	(7,500)	—
Principal payments made on short and long-term debt	—	(150,000)
Payments made on capital lease obligations	(3,044)	(4,633)

Net cash provided by (used in) financing activities	214,456	(154,633)

Increase (decrease) in cash	714,164	(695,411)

Cash:
Beginning of period	180,154	1,146,318

End of period	$894,318	$450,907

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,923	$2,625

Supplemental non-cash information:
Preferred stock dividend to be settled in Series F or Series G preferred stock	$52,069	$49,331
Issuance of warrants in connection with convertible debt financing	18,931	—

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Basis of Presentation and Going Concern

The financial information included herein for the three and six-month periods ended June 30, 2011 and 2010 is unaudited; however, such information reflects all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The financial information as of December 31, 2010 is derived from Bioject Medical Technologies Inc.’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

Due to our limited availability of additional committed capital, history of recurring losses, negative cash flows, accumulated deficit and lack of sufficient long-term sales commitments, there is substantial doubt about our ability to continue as a going concern. We have historically suffered recurring operating losses and negative cash flows from operations. As of June 30, 2011, we had an accumulated deficit of $123.7 million with total shareholders’ equity of $0.6 million. Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that we will continue as a going concern.

At June 30, 2011, we had cash of $0.9 million and working capital of $0.1 million. We continue to monitor our cash and have previously taken measures to reduce our expenditure rate and delay capital and maintenance expenditures. In addition, as discussed in Note 7 below, in the second quarter of 2011, we entered into a debt financing agreement with proceeds of $225,000.

However, if we do not enter into one or more licensing, development or supply agreements with sufficient up-front payments or increase sales to current customers or markets, we may need to do one or more of the following to provide additional resources during 2012:

•	secure additional debt financing;

•	secure additional equity financing;

•	secure a strategic partner; or

•	reduce our operating expenditures.

While management continues to pursue a number of strategic options and alternatives to keep Bioject operating, there are no assurances that we will be successful. Additional financing may not be available to us on acceptable terms or at all. If we are unable to obtain additional resources, our business could be adversely affected and we could be forced to cease operations.

In April 2011, we eliminated the 10% pay reductions that were implemented in February 2009 for all non-executive employees. Executive officers continue to maintain a voluntary 20% pay reduction.

Note 2. Inventories

Inventories are stated at the lower of cost or market value. Cost is determined in a manner that approximates the first-in, first out (FIFO) method. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. Any write-down of inventory to the lower of cost or market at the close of a fiscal period creates a new cost basis that subsequently would not be marked up based on changes in underlying facts and circumstances.

Inventories consisted of the following:

	June 30, 2011	December 31, 2010
Raw materials and components	$923,183	$348,683
Work in process	184,715	74,385
Finished goods	392,705	203,390

	$1,500,603	$626,458

Note 3. Net Income (Loss) Per Common Share

Basic earnings per share (“EPS”) and diluted EPS are the same for the three and six-month periods ended June 30, 2010 since we were in a loss position in those periods. Following is a reconciliation of basic EPS and diluted EPS for the three and six-month periods ended June 30, 2011 (in thousands, except per share amounts):

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
	Net Income Allocable to Common Share- holders	Shares	Per Share Amount	Net Income Allocable to Common Share- holders	Shares	Per Share Amount
Basic EPS	$247,534	18,689,480	$0.01	$65,888	18,584,537	$0.00
Dilutive effect of stock options, restricted stock units (“RSUs”) and warrants	—	296,941	—	—	298,083	0.00
Series D, E and F convertible preferred stock	—	6,910,528	—	—	6,910,528	—
Series G convertible preferred stock	26,034	10,397,223	—	—	—	—

Diluted EPS	$273,568	36,294,172	$0.01	$65,888	25,793,148	$0.00

Schedule of anti-dilutive securities excluded from computation of diluted EPS
Stock options and warrants		3,689,032			3,689,032
Series G convertible preferred stock		—			9,244,877
Series G payment-in-kind dividends		—			1,152,346

		3,689,032			14,086,255

The following common stock equivalents are excluded from the diluted loss per share calculations for the 2010 periods, as their effect would have been antidilutive:

Three and Six Months Ended June 30, 2010
Stock options, RSUs and warrants	4,934,731
Series D convertible preferred stock	2,086,957
Series E convertible preferred stock	3,308,392
Series F convertible preferred stock	831,400
Series G convertible preferred stock	9,244,877
Series E payment-in-kind dividends	550,516
Series F payment-in-kind dividends	133,263
Series G payment-in-kind dividends	380,950

Total	21,471,086

Note 4. Product Sales and Concentrations

Product sales to customers accounting for 10% or more of our product sales were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Merial	45%	37%	57%	32%
Serono	36%	18%	21%	26%
Ferring	11%	30%	14%	30%

At June 30, 2011, accounts receivable from Merial, Serono and Ferring represented 15%, 64% and 14%, respectively, of the accounts receivable balance. No other customers accounted for 10% or more of our accounts receivable as of June 30, 2011.

Note 5. Other Accrued Liabilities

Included in other accrued liabilities was $0.4 million at both June 30, 2011 and December 31, 2010 related to credits for Serono and $0.3 million at June 30, 2011 related to customer deposits for Merial.

Note 6. Facility Lease Amendment

In March 2011, we entered into an agreement with the landlord of our Tualatin, Oregon facility, which provides for the repayment of deferred rent at the rate of $2,000 per month for the period April 1, 2011 through March 31, 2012 and $3,742 per month for the period April 1, 2012 through December 31, 2014.

Note 7. Convertible Debt Financing and Related Warrants

On June 29, 2011, we entered into a $225,000 Convertible Note Purchase and Warrant Agreement (the “Agreement”) with Al Hansen, Mark Logomasini, Ed Flynn, and Ralph Makar (together, the “Purchasers”) pursuant to which we issued Convertible Promissory Notes (the “Notes”) and warrants to purchase common stock (the “Warrants”). Pursuant to the Agreement, we sold Notes in the principal amount of $75,000 to each of Messrs. Hansen and Logomasini, $50,000 to Mr. Flynn and $25,000 to Mr. Makar. Each of Messrs. Flynn, Hansen, Logomasini, and Makar is a director of Bioject; Mr. Makar is also our Chief Executive Officer. In addition, Mr. Hansen is a managing director of Signet Health Partners, an affiliate of one of our principal shareholders, Life Sciences Opportunities Fund II, L.P. and Life Sciences Opportunities Fund II (Institutional), L.P.

The Notes bear interest at the rate of 10% per year with all principal and interest due December 29, 2011, which maturity date may be extended to June 28, 2012 at the option of the holder, and may not be prepaid without the written consent of the holders of a majority in interest of the Notes. The Notes are convertible at any time by the Purchasers into our common stock at the rate of $0.19 per share, or, in the case of a qualified financing, into the equity securities sold in the financing at a price equal to the financing price. A qualified financing is defined as the offering by us of shares of equity securities, including units consisting of stock and warrants, resulting in the receipt of cash proceeds by us of at least $225,000 in the aggregate (the “Minimum Proceeds”) on or prior to the maturity date of the Notes. Minimum Proceeds shall not include the conversion of the principal amount of the outstanding Notes and accrued and unpaid interest thereon.

The number of shares for which each Warrant is exercisable automatically increases if the holder exercises his option to extend the maturity date of his Note. If no holder exercises his option to extend the maturity date of his Note, the Warrants will be exercisable for an aggregate of 118,422 shares of our common stock. If all holders exercise their options to extend the maturity date of their Notes, the Warrants will be exercisable for an aggregate of 236,844 shares of our common stock. The Warrants’ exercise price is $0.19 per share. Each Warrant is immediately exercisable and expires on June 28, 2014.

The proceeds have been allocated using the relative fair value of the Notes and the Warrant, with $18,931 being allocated to the Warrant. The estimated fair value of the Warrant was determined utilizing the Black-Scholes valuation model using the following assumptions:

Risk-free interest rate	0.79%
Expected dividend yield	0%
Contractual term	3 years
Expected volatility	251%

The value of the Warrant was recorded as deferred financing fees as a component of other current assets on our Consolidated Balance Sheets and is being amortized over the six-month life of the Notes.

Note 8. Recent Accounting Guidance

ASU 2010-17

In April 2010, the FASB issued ASU 2010-17, “Revenue Recognition – Milestone Method,” which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Research or development arrangements frequently include payment provisions whereby a portion or all of the consideration is contingent upon milestone events such as successful completion of phases in a drug study or achieving a specific result from the research or development efforts. An entity often recognizes these milestone payments as revenue in their entirety upon achieving the related milestone, commonly referred to as the milestone method. We adopted the amendments in ASU 2010-17 effective January 1, 2011 on a prospective basis. Our previous practices are consistent with the guidance in ASU 2010-17 and, in future research and development transactions, we will analyze the impact and, when the milestones are substantive, we will recognize them according to ASU 2010-17. Accordingly, the adoption of the provisions of ASU 2010-17 did not have any effect on our financial position, results of operations or cash flows.

Note 9. Subsequent Event

Sale of Equipment

In July 2011, we received $0.1 million from the sale of certain packaging equipment to a customer. We will continue to utilize this equipment in our manufacturing process and it will remain at our facility.

Equity Line of Credit

On August 29, 2011, we entered into an investment agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”), for the sale of up to $5.0 million in shares of our common stock over a three-year commitment period. Under the terms of the Investment Agreement, we may, from time to time, in our discretion, sell newly-issued shares of our common stock to Dutchess at 95% of the lowest volume weighted average price of our common stock for the five trading days that comprise the defined pricing period.

The amount of each advance under the Investment Agreement is generally limited to $100,000, or 200% of the average daily volume traded in the U.S. of our common stock for the three consecutive trading days prior to the date we request the advance, multiplied by the average of the three daily closing prices immediately preceding the date of the advance notice. We are not obligated to use any of the $5.0 million available under the Investment Agreement and there are no minimum commitments or minimum use penalties.

Also on August 29, 2011, we entered into a Registration Rights Agreement (the Registration Rights Agreement) with Dutchess, pursuant to which we agreed to register the resale by Dutchess of the shares of common stock issued under the Investment Agreement. In accordance with the terms of the Registration Rights Agreement, we must file a Registration Statement on Form S-1 with the Securities and Exchange Commission within 60 days of August 29, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Bioject Medical Technologies Inc.

We have audited the accompanying consolidated balance sheets of Bioject Medical Technologies Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bioject Medical Technologies Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 of the consolidated financial statements, the Company has suffered recurring losses, has had significant recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

/s/ Moss Adams LLP

Portland, Oregon

March 31, 2011

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Current assets:
Cash	$180,154	$1,146,318
Accounts receivable, net of allowance for doubtful accounts of $5,149 and $5,149	837,890	899,311
Inventories	626,458	867,676
Other current assets	70,403	20,951

Total current assets	1,714,905	2,934,256

Property and equipment, net of accumulated depreciation of $7,768,893 and $7,343,888	645,346	1,070,088
Other assets, net	1,309,478	1,251,838

Total assets	$3,669,729	$5,256,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$945,816	$949,963
Accrued payroll	225,144	163,512
Short-term notes payable	—	124,758
Derivative liabilities	—	32,451
Other accrued liabilities	481,165	690,663
Deferred revenue	176,207	276,272

Total current liabilities	1,828,332	2,237,619

Long-term liabilities:
Deferred revenue	1,136,016	1,222,427
Other long-term liabilities	324,551	348,161

Commitments

Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized:
Series D Convertible—2,086,957 shares issued and outstanding at December 31,2010 and 2009, liquidation preference of $1.15 per share	1,878,768	1,878,768
Series E Convertible—3,308,392 shares issued and outstanding at December 31, 2010 and 2009, liquidation preference of $1.37 per share	5,478,466	5,478,466
Series F Convertible—8,314 shares issued and outstanding at December 31, 2010 and 2009, liquidation preference of $75 per share	723,025	720,018
Series G Convertible—92,448 shares issued and outstanding at December 31, 2010 and 2009, liquidation preference of $13 per share	1,299,570	1,205,034
Common stock, no par value, 100,000,000 shares authorized; 18,455,094 shares issued and outstanding at December 31, 2010 and 17,729,111 at December 31, 2009	114,762,654	114,355,059
Accumulated deficit	(123,761,653)	(122,189,370)

Total shareholders’ equity	380,830	1,447,975

Total liabilities and shareholders’ equity	$3,669,729	$5,256,182

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2010	2009
Revenue:
Net sales of products	$5,146,136	$6,092,919
Licensing and technology fees	431,305	599,072

	5,577,441	6,691,991

Operating expenses:
Manufacturing	3,864,314	4,067,494
Research and development	1,355,321	1,563,132
Selling, general and administrative	2,045,395	1,945,187

Total operating expenses	7,265,030	7,575,813

Operating loss	(1,687,589)	(883,822)

Interest income	5,160	11,239
Interest expense	(38,681)	(196,954)
Other Income	213,919	—
Change in fair value of derivative liabilities	32,451	(9,673)

	212,849	(195,388)

Net loss	(1,474,740)	(1,079,210)
Preferred stock dividends	(97,543)	(53,084)

Net loss allocable to common shareholders	$(1,572,283)	$(1,132,294)

Basic and diluted net loss per common share allocable to common shareholders	$(0.09)	$(0.07)

Shares used in per share calculations	17,841,974	17,027,748

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Stock										Accumulated Deficit	Total Shareholders’ Equity
	Series D		Series E		Series F		Series G		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2008	2,086,957	$1,878,768	3,308,392	$5,478,466	8,314	$670,134	—	$—	16,436,420	$113,962,525	$(121,057,076)	$932,817
Compensation expense related to fair value of stock- based awards	—	—	—	—	—	—	—	—	688,053	316,617	—	316,617
Stock issued in connection with 401(k) and ESPP	—	—	—	—	—	—	—	—	604,640	75,917	—	75,917
Conversion of $600,000 convertible note and accrued interest	—	—	—	—	—	—	92,448	1,201,834	—	—	—	1,201,834
Series F Preferred Stock dividends	—	—	—	—	—	49,884	—	—	—	—	—	49,884
Series G Preferred Stock dividends	—	—	—	—	—	—	—	3,200	—	—	—	3,200
Net loss allocable to common shareholders	—	—	—	—	—	—	—	—	—	—	(1,132,294)	(1,132,294)

Balance at December 31, 2009	2,086,957	1,878,768	3,308,392	5,478,466	8,314	720,018	92,448	1,205,034	17,729,113	114,355,059	(122,189,370)	1,447,975
Compensation expense related to fair value of stock- based awards	—	—	—	—	—	—	—	—	330,783	368,483	—	368,483
Stock issued in connection with 401(k)	—	—	—	—	—	—	—	—	385,200	39,112	—	39,112
Series F Preferred Stock dividends	—	—	—	—	—	3,007	—	—	—	—	—	3,007
Series G Preferred Stock dividends	—	—	—	—	—	—	—	94,536	—	—	—	94,536
Net loss allocable to common shareholders	—	—	—	—	—	—	—	—	—	—	(1,572,283)	(1,572,283)

Balance at December 31, 2010	2,086,957	$1,878,768	3,308,392	$5,478,466	8,314	$723,025	92,448	$1,299,570	18,445,096	$114,762,654	$(123,761,653)	$380,830

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(1,474,740)	$(1,079,210)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Compensation expense related to fair value of stock-based awards	368,483	316,617
Stock contributed to 401(k) Plan	39,112	57,117
Depreciation and amortization	555,309	667,883
Patent write-off	26,266	59,947
Other non-cash interest expense	25,242	153,839
Change in fair value of derivative instruments	(32,451)	9,673
Change in deferred revenue	(186,476)	(339,711)
Change in deferred rent	(18,976)	54,071
Changes in operating assets and liabilities:
Accounts receivable, net	61,421	(421,982)
Inventories	241,218	139,747
Other current assets	(49,452)	46,934
Accounts payable	(4,147)	276,940
Accrued payroll	61,632	1,890
Other accrued liabilities	(209,498)	172,251

Net cash (used in) provided by operating activities	(597,057)	116,006

Cash flows from investing activities:
Capital expenditures	(18,967)	(17,602)
Other assets	(195,506)	(146,872)

Net cash used in investing activities	(214,473)	(164,474)

Cash flows from financing activities:
Payments made on capital lease obligations	(4,634)	(15,906)
Payments made on short and long-term debt	(150,000)	(660,000)
Net proceeds from sale of Series G preferred stock	—	500,000
Net proceeds from sale of common stock	—	18,800

Net cash used in financing activities	(154,634)	(157,106)

Decrease in cash	(966,164)	(205,574)

Cash:
Beginning of year	1,146,318	1,351,892

End of year	$180,154	$1,146,318

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,161	$35,018

Supplemental non-cash information:
Preferred stock dividend to be settled in Series F or Series G preferred stock	$97,543	$53,084
Issuance of Series G preferred stock in exchange for note payable and accrued interest	—	701,834

The accompanying notes are an integral part of these consolidated financial statements.

BIOJECT MEDICAL TECHNOLOGIES INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

General

The consolidated financial statements of Bioject Medical Technologies Inc. include the accounts of Bioject Medical Technologies Inc., an Oregon corporation, and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

We commenced operations in 1985 for the purpose of developing, manufacturing and distributing needle-free injection therapy systems (“NFITS”). Since our formation, we have been engaged principally in organizational, financing, research and development and marketing activities. Our revenues to date have been derived primarily from licensing and technology fees for the jet injection technology and from product sales of the B-2000, Vial Adapter and spring-powered Vitajet® devices and syringes.

Going Concern and Cash Requirements

Our financial statements have been prepared on a going concern basis. We have historically suffered recurring operating losses and negative cash flows from operations. As of December 31, 2010, we had an accumulated deficit of $123.8 million with total shareholders’ equity of $0.4 million. Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that we will continue as a going concern.

At December 31, 2010, we had a cash balance of $0.2 million and we had a working capital deficit of $0.1 million.

In March 2010, we repaid the remaining $150,000 of debt we had outstanding and, as of December 31, 2010, we did not have any short or long-term debt outstanding.

In November 2010, we were awarded and received a $244,000 grant pursuant to Section 48D of the Internal Revenue Code for Qualifying Therapeutic Discovery Projects. The award was in support of our development efforts regarding our dose sparing needle-free injection delivery systems. This grant, net of related expenses, was recorded as other income in our consolidated statements of operations.

We continue to monitor our cash and have previously taken measures to reduce our expenditure rate, including extended temporary salary reductions and rent deferrals. The rent deferrals become due beginning April 2011. In addition, we delayed capital and maintenance expenditures. However, if we do not enter into one or more licensing, development and supply agreements with sufficient up-front payments or increase sales to current customers or markets during 2011, we may need to do one or more of the following to raise additional resources, or reduce our cash requirements in order to continue operations:

•	secure additional debt financing;

•	secure additional equity financing;

•	secure a strategic partner; or

•	reduce our operating expenditures.

While management is committed to working on a number of strategic options and alternatives intended to keep us as a going concern, there is no assurance that we will be successful to continue operations over the next twelve months.

2. SIGNIFICANT ACCOUNTING POLICIES:

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We do not have any off-balance sheet credit exposure related to our customers.

Historically, we have not had significant write-offs related to our accounts receivable. Our bad debt reserve totaled $5,149 at both December 31, 2010 and 2009 and activity related to the bad debt reserve was immaterial in 2010 and 2009. We did not have any bad debt expense in 2010 or 2009.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined in a manner which approximates the first-in, first out (FIFO) method. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. Any write-down of inventory to the lower of cost or market at the close of a fiscal period creates a new cost basis that subsequently would not be marked up based on changes in underlying facts and circumstances.

Inventories consisted of the following:

	December 31,
	2010	2009
Raw materials and components	$348,683	$496,208
Work in process	74,385	132,537
Finished goods	203,390	238,931

	$626,458	$867,676

We evaluate the realizability of inventory values based on a combination of factors, including the following: historical and forecasted sales and usage rates, anticipated technology improvements and product upgrades, as well as other factors. All inventories are reviewed quarterly to determine if inventory carrying costs exceed market selling prices and if certain components have become obsolete. If our review indicates a reduction in utility below carrying value, we reduce inventory to a new cost basis. If circumstances related to our inventories change, our estimates of the realizability of inventory values could materially change.

Property and Equipment

Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed as incurred. We do not accrue for planned major maintenance expenditures. Expenditures that increase useful life or value are capitalized. For financial statement purposes, depreciation expense on property and equipment is computed on the straight-line method using the following lives:

Furniture and Fixtures	5 years
Machinery and Equipment	7 years
Computer Equipment	3 years
Production Molds	5 years

Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related lease or the estimated useful lives of the assets.

Other Assets

Other assets primarily includes costs incurred in the patent application process. Identifiable intangible assets with definite useful lives are amortized over the estimated useful life. We amortize our patent costs on a straight-line basis over the expected life of the patent, not to exceed the statutory life of 17 or 20 years. Our patents are evaluated for impairment as discussed below in “Accounting for Long-Lived Assets.”

Accounting for Long-Lived Assets

Our long-lived assets include property, plant and equipment and patents. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable, utilizing an undiscounted cash flow analysis. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is only recognized to the extent the carrying amount exceeds the fair value of the asset. No impairment charges related to our long-lived assets were recorded during 2010 or 2009.

Fair Value of Financial Assets and Liabilities

We estimate the fair value of our monetary assets and liabilities, including, but not limited to, accounts receivable, accounts payable and debt, based upon comparison of such assets and liabilities to the current market values for instruments of a similar nature and degree of risk. We estimate that the recorded value of all our monetary assets and liabilities approximates fair value as of December 31, 2010 and 2009. See also Note 3.

Fair Value of Derivative Liabilities

We recorded derivative liabilities in connection with our convertible debt and equity financing agreements entered into in 2006. Derivative liabilities were presented at fair value each reporting period and changes in fair value were recorded in earnings. The fair value of derivative liabilities was determined using the Black-Scholes valuation model as described in Note 3. As of December 31, 2010, we did not have any derivative liabilities on our balance sheet.

Revenue Recognition

Product Sales and Concentrations

We record revenue from sales of our products upon delivery, which is when title and risk of loss have passed to the customer, the price is fixed or determinable and collectibility is assured.

Product sales to customers accounting for 10% or more of our product sales were as follows:

	Year Ended December 31,
	2010	2009
Merial	46%	26%
Serono	21%	29%
Ferring	20%	20%

At December 31, 2010 and 2009, accounts receivable from Merial accounted for approximately 70% and 60%, respectively, of our gross accounts receivable. Two additional customers accounted for a total of 25% of our gross accounts receivable as of December 31, 2010. Three additional customers accounted for a total of 37% of our gross accounts receivable as of December 31, 2009.

License and Development Fees

Product development revenue is recognized, to the extent of cash received, on a percentage-of-completion basis as qualifying expenditures are incurred. Licensing revenues, if separable, are recognized over the term of the license agreement. Revenue arrangements with multiple elements are required to be broken out as separate units of accounting based on their relative fair values. Revenue for a separate unit of accounting should be recognized only if the amount due can be reliably measured and the earnings process is substantially complete. Any units that cannot be separated must be accounted for as a combined unit.

Effective January 1, 2011, we adopted the guidance in Accounting Standards Update (“ASU”) 2010-17, “Revenue Recognition – Milestone Method,” which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Research or development arrangements frequently include payment provisions whereby a portion or all of the consideration is contingent upon milestone events such as successful completion of phases in a drug study or achieving a specific result from the research or development efforts. We recognize these milestone payments as revenue in their entirety upon achieving the related milestone.

Should agreements be terminated prior to completion, or should we change our estimates of percentage of completion, we could have unanticipated fluctuations in our revenue on a quarterly basis. Amounts received prior to meeting recognition criteria are recorded on our balance sheet as deferred revenue and are recognized according to the terms of the associated agreements. At December 31, 2010, deferred revenue totaled approximately $1.3 million and included amounts received from Merial.

Licensing and Development Agreements

During 2010 and 2009, we had licensing and/or development agreements, which often included commercial product supply provisions, with Merial and Vical. A detailed summary of the Merial agreement follows:

Merial In August 2002, we entered into an exclusive license and supply agreement with Merial, the world’s leading animal health company, for delivery of Merial’s veterinary pharmaceuticals and vaccines utilizing a veterinary-focused needle-free injector system for production animals, which is currently in development. The agreement had an original term of five years and was extended in August 2007 through December 2009 and has not been renewed. Commercialization was achieved in February 2007.

In March 2004, we signed a second license and supply agreement with Merial. Under terms of this agreement, we provided Merial with an exclusive license for use of a modified version of our Vitajet® needle-free injector system for use in veterinary clinics to administer vaccines for the companion animal market. The agreement has a five-year term with a three-year automatic renewal. This product was commercialized in 2005.

The March 2004 agreement may be terminated by Merial for any reason and all of the agreements may be terminated by either party for failure to meet contractual obligations or for bankruptcy.

In May 2006, we signed an additional agreement with Merial to deliver a modified Vitajet® 3 for delivery of one of their proprietary vaccines for use in the companion animal market. This agreement was terminated upon entering into the June 2008 agreement discussed below.

In June 2008, we signed a new long-term exclusive license, development and supply agreement with Merial for a next generation companion animal device, which allows for the delivery of injectables. The agreement included a non-refundable, up-front license payment of $1.4 million. During 2010 and 2009, we recognized deferred revenue of $174,000 and $319,000, respectively. Deferred revenue at December 31, 2010 was $1.3 million, which will be recognized over the remaining 8 year term of the agreement. The agreement also includes development milestones with associated payments, provisions for capital equipment and a supply agreement extending up to 10 years. In December 2010, this agreement was modified to enhance the supply chain management process through 2011. In both 2010 and 2009, we received development milestone payments totaling $0.1 million. We also had product sales to Merial totaling $2.4 million and $1.6 million, respectively, in 2010 and 2009. In December 2010, we modified the agreement to enhance the supply chain management process and cash flow through 2011.

We are also entitled to receive royalty payments on Merial’s vaccine sales under the 2004 agreement, if and when they occur, which utilize the needle-free injector systems. Any additional indications or drugs will have separately negotiated terms. At December 31, 2010 and 2009, total deferred revenue related to Merial was $1.3 million and $1.4 million respectively.

Supply Agreements

In addition to the agreements described above, we currently have supply agreements with Ferring Pharmaceuticals Inc. and Serono.

Serono In October 2007, we entered into a three-year, non-exclusive supply agreement with Serono for the delivery of the cool.click™ and Serojet™ spring-powered needle-free device for use with its recombinant human growth hormone drugs. At December 31, 2010 and 2009, deferred revenue related to Serono was $0 and $0.1 million, respectively. We recognized revenue related to this and previous agreements with Serono totaling $1.1 million and $1.8 million in 2010 and 2009, respectively. In the first quarter of 2011, Serono extended the agreement with a one-time fixed extension of the agreement until December 31, 2011.

Ferring Pharmaceuticals Inc. We had a 30-month agreement with Ferring for Vial Adapters for use with one of its drugs, which was extended in January 2007 by Ferring for two consecutive 12-month periods. In January 2009, we extended our agreement with Ferring for an additional three years with two, one-year options. Revenue recognized pursuant to this agreement and other product sales totaled $1.0 million and $1.2 million in 2010 and 2009, respectively.

Other Revenue Recognition Policies

We provide volume discounts to our customers, which are recorded as a reduction to revenue upon the sale of the related products.

Our return policy allows for unopened merchandise to be returned within 60 days of purchase for a 20% restocking fee. Returns have historically been immaterial and we do not maintain a reserve for returns. Returns are recorded as a reduction to revenue upon receipt, and the 20% restocking fee is recorded as revenue at the same time.

We recognize revenue related to products being developed pursuant to license and development agreements upon customer acceptance.

Research and Development

Expenditures for research and development are charged to expense as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2010 and 2009, our deferred tax assets had a 100% valuation allowance.

We recognize benefits related to uncertain tax return positions in the financial statements if they are “more-likely-than-not” to be sustained by the taxing authority. We treat interest and penalties accrued on unrecognized tax benefits as tax expense within our financial statements.

Product Warranty

We have a one-year warranty policy for defective products with options to purchase extended warranties for additional years for our B2000 and Bioject® ZetaJet™ product lines and an 18-month warranty policy for the cool.click™ and SeroJet™. We review our accrued warranty on a quarterly basis utilizing recent return rates and sales levels. The estimated warranty is recorded as a reduction of product sales and is reflected on the accompanying consolidated balance sheet in other accrued liabilities. Our warranty accrual totaled $5,000 at both December 31, 2010 and 2009. We have not experienced significant warranty activity at any time in the past and we do not expect significant warranty activity in the future.

Taxes Assessed by a Governmental Authority

We account for all taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction (i.e., sales, use, value added) on a net (excluded from revenues) basis.

Shipping and Handling Costs

Shipping and handling costs are included as a component of manufacturing costs.

Segment Reporting and Enterprise-Wide Disclosures

We operated in one segment during 2010 and 2009.

Revenue by product line was as follows:

	Year Ended December 31,
	2010	2009
Biojector® 2000 (or CO2 powered)	$672,518	$1,490,471
Spring Powered	3,446,704	3,305,119
Vial Adapters	1,026,914	1,297,329

	5,146,136	6,092,919
License and Technology Fees	431,305	599,072

	$5,577,441	$6,691,991

Geographic revenues, based on the location of the customers, were as follows:

	Year Ended December 31,
	2010	2009
United States	$4,382,178	$4,846,250
All other	1,195,263	1,845,741

All of our long-lived assets are located in the United States.

Comprehensive Income Reporting

Comprehensive loss did not differ from currently reported net loss in the periods presented.

Net Loss Per Share

Basic loss per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted loss per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the year. Common equivalent shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive.

We were in a loss position for both periods presented and, accordingly, there is no difference between basic loss per share and diluted loss per share since the common stock equivalents and the effect of convertible preferred stock and convertible debt under the “if-converted” method would be antidilutive.

Potentially dilutive securities that were not included in the diluted net loss per share calculations because they would be antidilutive were as follows:

	Year Ended December 31,
	2010	2009
Stock options, restricted stock units and warrants	4,131,069	2,933,211
Convertible preferred stock	15,471,626	15,471,549
Series E Payment-in-kind dividends	550,516	550,516
Series F Payment-in-kind dividends	133,263	128,624
Series G Payment-in-kind dividends	751,814	24,615
$1.25 million convertible debt	—	166,667

Total	21,038,288	19,275,182

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense, using the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity award).

See Note 12 for additional information regarding stock-based compensation and our stock-based incentive plans.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, valuation allowances for receivables, inventory and deferred income taxes, the valuation of stock-based compensation and derivative liabilities and revenue recognition. Actual results could differ from those estimates.

3. FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES:

As of December 31, 2010, we did not have any financial asset or liabilities that were valued at fair value on a recurring basis.

Certain of our previous convertible debt and equity agreements included derivative liabilities. These instruments were recorded at fair value and were marked to market each period using the Black-Scholes valuation model.

Following are the disclosures related to our previously-existing financial liabilities:

	Warrants issued in connection with March 2006 $1.5 million bridge loan(1)	$1.25 million convertible debt conversion feature(2)
Fair value at December 31, 2009	$(30,039)	$(2,412)
Change in fair value	30,039	2,412

Fair value at December 31, 2010	$—	$—

(1)	The warrants issued in connection with the March 2006 $1.5 million bridge loan expired in September 2010 and, accordingly, there is no value attributable to the warrants at December 31, 2010.

(2)	The $1.25 million convertible debt was paid off during the first quarter of 2010 and, accordingly, there is no value attributable to the conversion feature at December 31, 2010.

4. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consisted of the following:

	December 31,
	2010	2009
Machinery and equipment	$4,852,268	$4,852,178
Production molds	3,068,027	3,068,027
Furniture and fixtures	351,719	351,719
Leasehold improvements	142,052	142,052
Assets in process	173	—

	8,414,239	8,413,976
Less – accumulated depreciation	(7,768,893)	(7,343,888)

	$645,346	$1,070,088

Depreciation expense was $444,000 in 2010 and $556,000 in 2009.

Assets in process include capital assets that are not yet ready for production and they are not depreciated until they are substantially complete and ready to be put into production. We did not record any capitalized interest related to our assets in process at December 31, 2010.

5. OTHER ASSETS:

Other assets consist of patent costs. The gross amount of patents and the related accumulated amortization were as follows:

	December 31,
	2010	2009
Patents	$2,359,217	$2,204,392
Accumulated amortization	(1,049,739)	(952,554)

	$1,309,478	$1,251,838

Amortization expense, including $26,266 and $59,947 for the write-off of abandoned patents in 2010 and 2009, respectively, was as follows:

Year Ended December 31,	Patents	Debt Issuance Costs
2010	$137,866	$—
2009	171,545	6,790

Patents are amortized over their useful lives of 17 years with no residual value. Amortization is as follows over the next five years and thereafter:

Year Ending December 31,	Patents
2011	$111,600
2012	120,000
2013	120,000
2014	120,000
2015	120,000
Thereafter	717,878

6. OTHER ACCRUED LIABILITIES:

Included in other accrued liabilities was $0.4 million and $0.6 million at December 31, 2010 and 2009, respectively, related to prepaid inventory and credits for Serono.

7. 401(K) RETIREMENT BENEFIT PLAN:

We have a 401(k) Retirement Benefit Plan for our employees. All employees, subject to certain age and length of service requirements, are eligible to participate. The plan permits certain voluntary employee contributions to be excluded from the employees’ current taxable income under provisions of the Internal Revenue Code Section 401(k). We match 62.5% of employee contributions up to 6% of salary with our common stock and may make discretionary profit sharing contributions to all employees, which may either be made in cash or common stock. Participants are allowed to sell our common stock held in their account and reinvest it in other plan options. We issued 385,200 and 493,712 shares, respectively, and recorded an expense of $39,000 and $57,000, respectively, related to employer matches of our stock under the 401(k) Plan related to the years ended December 31, 2010 and 2009. The Board of Directors has reserved up to 1.8 million shares of common stock for these voluntary employer matches, of which 1.6 million shares have been issued, or were committed to be issued, at December 31, 2010.

8. INCOME TAXES:

The income tax provision differs from the amount computed by applying the statutory federal income tax rate to pretax income as a result of the following differences:

	Year Ended December 31,
	2010	2009
Statutory tax rate	$(501,412)	$(366,931)
State taxes, net of federal tax	(54,389)	(33,344)
Permanent and other items	(74,020)	(14,379)
Stock-based compensation	292,292	64,949
Expiration of net operating losses	1,886,313	2,042,308
Valuation allowance	(1,548,784)	(1,692,603)

	$—	$—

We had the following deferred tax assets and (liabilities):

	December 31,
	2010	2009
Deferred tax assets:
Inventory	$278,958	$273,882
Deferred revenue	507,734	579,193
Other accrued liabilities	109,394	284,314
Net operating loss carryforwards and credits	33,544,769	34,893,300

	34,440,855	36,030,689
Deferred tax liabilities:
Depreciation and amortization	(209,795)	(250,845)

Total deferred tax assets, net	34,231,060	35,779,844
Less valuation allowance	(34,231,060)	(35,779,844)

Net deferred tax assets	$—	$—

A full valuation allowance has been recorded against the deferred tax assets because of the uncertainty regarding the realizability of these benefits due to our historical operating losses. The net change in the valuation allowance for deferred tax assets was a decrease of $1.5 million and $1.7 million for the years ended December 31, 2010 and 2009, respectively, mainly due to the expiration of net operating loss carryforwards. As of December 31, 2010, we had net operating loss carryforwards of approximately $87.1 million and $68.3 million available to reduce future federal and state taxable income, respectively, which expire in 2011 through 2031. Approximately $2.0 million of our carryforwards were generated as a result of deductions related to exercises of stock options. If utilized, this portion of our carryforwards, as tax effected, will be accounted for as a direct increase to contributed capital rather than as a reduction of that year’s provision for income taxes.

As of December 31, 2010, we had unused research tax credits of approximately $1.6 million available to reduce future federal income taxes. If unutilized, the credits expire between 2011 and 2030.

We did not have any unrecognized tax benefits or associated interest at December 31, 2010 or 2009 and we do not expect any significant changes to our unrecognized tax benefits within the next 12 months. We file federal and various state and local income tax returns. With few exceptions, we are no longer subject to federal, state or local income tax examinations for years prior to 2006.

We have not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since our formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If we have experienced an ownership change at any time since our formation, utilization of net operating loss or research and development credit carryforwards would be subject to an annual limitation under Section 382 of the Internal Revenue Code, which is determined by first multiplying the value of our stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss or research and development credit carryforwards before utilization. Further, until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in our unrecognized tax benefits will not impact our effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

9. $1.25 MILLION CONVERTIBLE LOAN:

At December 31, 2010, no amounts were outstanding under a term loan agreement with Partners For Growth, L.P. (“PFG”) for $1.25 million of convertible debt financing. This loan matured and was paid off in March 2010. At December 31, 2009, $150,000 was outstanding under this term loan agreement.

10. CONVERSION OF $600,000 CONVERTIBLE NOTE:

In December 2009, we sold an aggregate of 92,448 shares of our Series G Convertible Preferred Stock (the “Series G Preferred Stock”) at a price of $13.00 per share under a Purchase Agreement with each of Life Sciences Opportunities Fund II, L.P. and Life Sciences Opportunities Fund (Institutional) II, L.P. (together “LOF”). Gross proceeds from the sale were $1.2 million, payable by payment of $0.5 million in cash and the cancellation of the $0.6 million outstanding principal amount of and $0.1 million accrued interest through December 18, 2009 on two convertible subordinated promissory notes, dated as of December 5, 2007, issued by us to LOF.

11. SHAREHOLDERS’ EQUITY:

Shareholder Rights Plan

On July 1, 2002, we adopted a shareholder rights agreement in order to obtain maximum value for shareholders in the event of an unsolicited acquisition attempt. To implement the agreement, we issued a dividend of one right for each share of our common stock held by shareholders of record as of the close of business on July 19, 2002.

Pursuant to the terms of the Series G Convertible Preferred Stock Agreement (see below), on January 8, 2010, we entered into a Fifth Amendment to Rights Agreement, which changed the expiration date of the rights issued under the Rights Agreement to January 10, 2010. Accordingly, as of that date, the rights no longer exist and the Rights Agreement terminated.

Preferred Stock

We have authorized 10 million shares of preferred stock to be issued from time to time with such designations and preferences and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors.

We entered into a Registration Rights Agreement, dated December 18, 2009, with the holders of our Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Preferred Stock and Series G Preferred Stock. The Registration Rights Agreement supersedes the Registration Rights Agreement, dated January 22, 2008, between us and the holders of our Series F Preferred Stock; Article 6 of the Securities Purchase Agreement, dated as of March 8, 2006 between us and the holders of our Series E Preferred Stock; and the Registration Rights Agreement, dated November 15, 2004, between us and the holders of our Series D Preferred Stock. Under the Registration Rights Agreement, we agreed to file a registration statement under the Securities Act of 1933 to register the underlying common stock issued or issuable upon conversion of the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock within 180 days of demand by the majority of holders of registrable securities (as defined in the agreement). The agreement also grants the parties certain piggy-back registration rights.

Series D Preferred Stock

On November 15, 2004, we entered into a Purchase Agreement with Life Sciences Opportunities Fund II, L.P. and Life Sciences Opportunities Fund II (Institutional), L.P. (collectively, the “Investors”) in connection with our sale and issuance to the Investors of an aggregate of 2,086,957 shares of our Series D convertible Preferred Stock and warrants to purchase an aggregate of 626,087 shares of our common stock at $1.15 per share. The issuance price of the Series D Preferred Stock was $1.15 per share at an initial conversion rate of one share of Series D Preferred Stock for one share of common stock, subject to adjustment under certain circumstances. The warrants expired unexercised on November 14, 2008. The net proceeds from the sale of the Series D Preferred Stock totaled $2.3 million. The value of the warrant, $514,000, was allocated on a pro rata basis to Series D Preferred Stock and common stock.

The Purchase Agreement provides that one representative of the Investors has the right to attend our board meetings. In addition, the Series D Preferred Stock has the following rights and preferences:

•

Series D Preferred Stock holders are entitled to receive, pro rata among such holders and on a pari passu basis with the holders of common stock, as if the Series D Preferred Stock had been converted into common stock, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of our common stock.

•

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of Bioject, Series D Preferred Stock holders are entitled to receive a pro rata distribution of the assets available for distribution to our shareholders, before any payment is made in respect of the common stock or any series of Preferred Stock or other equity securities with rights junior to the Series D Preferred Stock with respect to liquidation preference, in an amount equal to $1.15 per share plus all accrued but unpaid dividends.

•

The Series D Preferred Stock may be converted into common stock at the initial conversion rate of one share of Series D Preferred Stock being convertible into one share of common stock (subject to antidilution adjustments).

•

Series D Preferred Stock holders have the right to one vote for each share of common stock into which Series D Preferred Stock could then be converted, and, with respect to such vote, the Series D Preferred Stock holders have full voting rights and powers equal to the voting rights and powers of the holders of common stock; provided, however, that for purposes of determining these voting rights, each share of Series D Preferred Stock will be deemed to be converted into a number of shares equal to $1.15 divided by $1.30.

•	We may not, without obtaining the approval of a majority of the outstanding Series D Preferred Stock:

•	take any action that adversely affects the rights, privileges and preferences of the Series D Preferred Stock;

•	amend, alter or repeal any provision of, or add any provision to, our Articles of Incorporation or bylaws to change the rights, powers, or preferences of the Series D Preferred Stock;

•	declare or pay dividends on shares of common stock or Preferred Stock that is junior to the Series D Preferred Stock, subject to limited exceptions;

•	create any new series or class of preferred stock or other security having a preference or priority as to dividends or upon liquidation senior or pari passu with that of the Series D Preferred Stock;

•	reclassify any class or series of preferred stock into shares with a preference or priority as to dividends or assets superior to or on a parity with that of the Series D Preferred Stock;

•

apply any of our assets to the redemption or acquisition of shares of common stock or preferred stock, which is redeemable by its terms, junior to the Series D Preferred Stock, subject to limited exceptions;

•	increase or decrease the number of authorized shares of any series of preferred stock or our common stock;

•	agree to an acquisition of, or sale of all or substantially all of, our assets;

•	materially change the nature of our business; or

•	liquidate, dissolve or wind up Bioject’s affairs.

Series E Preferred Stock and Related $1.5 Million Convertible Debt Financing

On March 8, 2006, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with LOF and several of its affiliates (collectively, the “LOF Affiliates”). Under the Securities Purchase Agreement, upon receiving shareholder approval at our annual meeting in May 2006, and the satisfaction of customary and other closing conditions, the LOF Affiliates purchased approximately $3.0 million of our Series E Preferred Stock at $1.37 per share. Each share of Series E Preferred Stock is convertible into one share of common stock. The Series E Preferred Stock also included an 8% annual payment-in-kind dividend for 24 months. The Series E Preferred Stock was recorded at fair value on the date of issuance, approximately $3.1 million, and the difference of $109,000 was charged to net loss allocable to common shareholders as a beneficial conversion.

At the same time, we also entered into a Note and Warrant Purchase Agreement with certain of the LOF Affiliates for $1.5 million of convertible debt financing (the “Agreement”). Under the terms of this Agreement, we received $1.5 million of debt financing on March 8, 2006. The debt was due April 1, 2007, but was automatically converted, along with $32,500 of accrued interest, to Series E Preferred Stock, at a conversion rate of $1.37 per share, upon shareholder approval and the closing of our offering of Series E Preferred Stock under the Securities Purchase Agreement. Interest on debt outstanding under the Agreement was 10% per annum.

For the $3.0 million purchase and the conversion of the $1.5 million convertible debt, along with the $32,500 of accrued interest, a total of 3,308,392 shares of Series E Preferred Stock were issued to the LOF Affiliates.

In connection with the Agreement, we issued warrants to purchase an aggregate of 656,934 shares of our common stock at $1.37 per share to the lenders. The warrants expired in September 2010. See Note 13. The remaining proceeds from the issuance of the convertible debt, totaling $833,000, were recorded as short-term borrowings and were to be accreted to the $1.5 million face amount over the term of the debt. However, upon the closing of the Series E Preferred Stock as discussed above, the convertible debt under the Agreement was settled and converted to $1.6 million of Series E Preferred Stock.

The Series E Preferred Stock has the following additional significant rights and preferences:

•

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of Bioject (a “Liquidation”), subject to the rights of any series of Preferred Stock with senior liquidation preferences, issued, or outstanding, the holders of Series E Preferred Stock then outstanding shall be entitled to receive, out of the assets of Bioject available for distribution to its shareholders (if any), before any payment shall be made in respect of the common stock, the Series D Preferred Stock or any other series of preferred stock or other equity securities of Bioject with rights junior to the Series E Preferred Stock with respect to liquidation preference, and pro rata based on the respective liquidation preferences with holders of preferred stock with a liquidation preference pari passu with the Series E Preferred Stock, an amount per share of Series E Preferred Stock equal to the Series E stated value, plus all accrued but unpaid dividends thereon to the date fixed for distribution, including specifically and without limitation, the payment-in-kind dividends to the extent not previously issued.

•	If, prior to the conversion of all of the Series E Preferred Stock (including the payment-in-kind dividends), there shall be:

•

any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Bioject’s common stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of Bioject or another entity;

•

any dividend or other distribution of cash, other assets, or of notes or other indebtedness of Bioject, any other securities of Bioject (except common stock), or rights to the holders of its common stock; or

•

any acquisition or asset transfer that does not constitute a Liquidation, then the holders of Series E Preferred Stock shall thereafter have the right to receive upon conversion of Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of shares of common stock, immediately theretofore issuable upon conversion, such cash, stock, securities, rights, and/or other assets that the holder would have been entitled to receive in such transaction had the Series E Preferred Stock been converted immediately prior to such transaction.

•	The Series E Preferred Stock and any related common stock equivalents outstanding are subject to antidilution adjustments.

•

On vote for each share of common stock into which Series E Preferred Stock could then be converted and, with respect to such vote, full voting rights and powers equal to the voting rights and powers of the holders of common stock;

So long as any of the originally issued shares of Series E Preferred Stock (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations, and the like and excluding payment-in-kind dividends) are outstanding as a single class, and except as otherwise mandated by applicable law or the terms of the Articles of Incorporation, Bioject shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the then outstanding Series E Preferred Stock, voting as a class:

•	take any action that adversely affects the rights, preferences and privileges of the holders of the Series E Preferred Stock;

•	amend, alter, or repeal any provision of, or add any provision to the Articles of Incorporation and/or the Articles of Amendment or bylaws of Bioject;

•	declare or pay dividends on shares of common stock or preferred stock that is junior to the Series E Preferred Stock;

•

create any new series or class of preferred stock or other security having a preference or priority as to dividends or upon liquidation senior to or pari passu with that of the Series E Preferred Stock;

•	reclassify any class or series of preferred stock into shares with a preference or priority as to dividends or assets superior to or on a parity with that of the Series E Preferred Stock;

•

apply any of its assets to the redemption or acquisition of shares of common stock or preferred stock, except pursuant to any agreement granting Bioject a right of first refusal or similar rights, and except in connection with purchases at fair market value from employees, advisors, officers, directors, consultants, and service providers of Bioject upon termination of employment or service;

•	increase or decrease the number of authorized shares of any series of preferred stock or common stock of Bioject;

•	agree to an acquisition of, or sale of all or substantially all of, our assets;

•	materially change the nature of Bioject’s business; or

•	liquidate, dissolve or wind up Bioject’s affairs.

Series F Convertible Preferred Stock

On January 22, 2008, we amended our Articles of Incorporation to designate 9,645 shares of our authorized preferred stock as Series F Convertible Preferred Stock (the “Series F Preferred Stock”). A description of the material rights and preferences of the Series F Preferred Stock is as follows:

•

Receive 8% annual payment-in-kind dividends (“PIK Dividends”) for 24 months following January 22, 2008 (while these dividends will accrue, they will only be paid in connection with certain liquidation events or conversion of the Series F Preferred Stock);

•

Receive on a pari passu basis with the holders of common stock, as if the Series F Preferred Stock had been converted into common stock immediately before the applicable record date, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of common stock;

•

Receive, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company and before any payment is made in respect of the common stock, the Series E Convertible Preferred Stock or the Series D Convertible Preferred Stock, an amount per share of Series F Preferred Stock equal to $75 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), plus all accrued but unpaid dividends thereon to the date fixed for distribution, including, without limitation, the PIK Dividends to the extent not previously issued (if our assets available for distribution to shareholders are insufficient to pay the holders of Series F Preferred Stock the full amount to which they are entitled, then all the assets available for distribution to our shareholders shall be distributed ratably first to the holders of the Series F Preferred Stock);

•

Be convertible, at any time at the option of the holder, into common stock at a conversion rate of one share of Series F Preferred Stock being convertible into one hundred (100) shares of common stock (subject to anti-dilution adjustments);

•

One vote for each share of common stock into which Series F Preferred Stock could then be converted (excluding any PIK Dividends), and with respect to such vote, full voting rights and powers equal to the voting rights and powers of the holders of common stock;

•	Consent rights with respect to certain extraordinary transactions; and

•	Registration rights with respect to the shares of common stock issuable upon conversion of such shares of Series F Preferred Stock.

There is no restriction on the repurchase or redemption of the Series F Preferred Stock while there is an arrearage in the payment of dividends.

Series G Convertible Preferred Stock

On December 18, 2009, we amended our Articles of Incorporation to designate 184,615 shares of our authorized preferred stock as Series G Preferred Stock. A description of the material rights and preferences of the Series G Preferred Stock is set forth below.

The Series G Preferred Stock is entitled to:

•

Receive 8% annual payment-in-kind dividends (“PIK Dividends”) per year; however, if we fail to declare or pay the PIK Dividends within 90 days of December 18 (beginning December 18, 2010), the PIK Dividends shall increase to 10%. PIK Dividends are payable in Series G Preferred Stock or cash at the option of the Board of Directors;

•

Receive on a pari passu basis with the holders of common stock, as if the Series G Preferred Stock had been converted into common stock immediately before the applicable record date, cash dividends at the same rate and in the same amount per share as any and all dividends declared and paid upon the then outstanding shares of common stock;

•

Receive, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of Bioject and before any payment is made in respect of the common stock, the Series F Preferred Stock, Series E Preferred Stock or the Series D Preferred Stock, an amount per share of Series G Preferred Stock equal to $13.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like), plus all accrued but unpaid dividends thereon to the date fixed for distribution, including, without limitation, the PIK Dividends to the extent not previously issued (if our assets available for distribution to shareholders are insufficient to pay the holders of Series G Preferred Stock the full amount to which they are entitled, then all the assets available for distribution to our shareholders shall be distributed ratably first to the holders of the Series G Preferred Stock);

•

Be convertible, at any time at the option of the holder, into common stock at a conversion rate of one share of Series G Preferred Stock being convertible into one hundred shares of common stock (subject to anti-dilution adjustments);

•

One vote for each share of common stock into which Series G Preferred Stock could then be converted (excluding any PIK Dividends), and with respect to such vote, full voting rights, and powers equal to the voting rights and powers of the holders of common stock;

•

For so long as 90,000 shares of Series G Preferred Stock are outstanding, nominate two directors, and for so long as less than 90,000 and more than 50,000 shares of Series G Preferred Stock are outstanding, nominate one director;

•

Consent rights with respect to certain extraordinary transactions, including (i) any increase in the number of shares of common stock reserved for issuance under our 1992 Stock Incentive Plan in excess of 5,400,000 shares, or any reservation or issuance of shares of common stock to our employees or directors under any stock incentive plan or agreement not in effect on December 18, 2009 and (ii) any prepayment of indebtedness for borrowed money; and

•	Registration rights with respect to the shares of common stock issuable upon conversion of such shares of Series G Preferred Stock.

There is no restriction on the repurchase or redemption of the Series G Preferred Stock while there is an arrearage in the payment of dividends.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by shareholders. No shares have been issued subject to assessment, and there are no preemptive or conversion rights and no provision for redemption, purchase or cancellation, surrender or sinking or purchase funds. Holders of common stock are not entitled to cumulate their shares in the election of directors. Certain holders of common stock have certain demand and piggyback registration rights enabling them to register their shares for sale under the 1933 Securities Act.

12. STOCK-BASED COMPENSATION:

Certain information regarding our stock-based compensation was as follows:

	Year Ended December 31,
	2010	2009
Weighted average grant-date per share fair value of share options granted	$0.18	$—
Stock-based compensation recognized in results of operations	368,483	316,617
Fair value of restricted stock units that vested during the period	52,371	147,078

There was no stock-based compensation capitalized in fixed assets, inventory or other assets during the years ended December 31, 2010 or 2009.

The stock-based compensation was included in our statement of operations as follows:

	Year Ended December 31,
	2010	2009
Manufacturing	$45,839	$21,879
Research and development	49,874	61,727
Selling, general and administrative	272,770	233,011

	$368,483	$316,617

To determine the fair value of stock-based awards granted during the periods presented, we used the Black-Scholes option pricing model and the following weighted average assumptions:

	Year Ended December 31,
Stock Incentive Plan	2010	2009
Risk-free interest rate	2.01 - 2.62%	—
Expected dividend yield	0%	—
Expected term	4.75 - 7 years	—
Expected volatility	168% - 179%	—

There were no stock option grants during 2009.

The risk-free rate used is based on the U.S. Treasury yield over the estimated term of the options granted. The expected volatility is calculated based on the actual volatility of our common stock over a 5 year period. The option pricing model assumes no dividend payments will be made through the expected term.

We amortize stock-based compensation on a straight-line basis over the vesting period of the individual award with estimated forfeitures considered. Shares to be issued upon the exercise of stock options will come from newly issued shares.

Restated 1992 Stock Incentive Plan

Options may be granted to our directors, officers and employees and eligible non-employee agents, consultants, advisers and independent contractors by the Board of Directors under terms of the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan (the “Plan”). The Plan expires June 9, 2020. Under the terms of the Plan, eligible employees may receive statutory and nonstatutory stock options, stock bonuses, stock appreciation rights and restricted stock for purchase of shares of our common stock at prices and vesting as determined by the Board or a committee of the Board. As amended, a total of up to 5,400,000 shares of our common stock, including options outstanding at the date of initial shareholder approval of the Plan, may be granted under the Plan. At December 31, 2010, we had option or restricted share grants covering 294,000 shares of our common stock available for grant and a total of 2.4 million shares of our common stock reserved for issuance.

Stock option activity for the year ended December 31, 2010 was as follows:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2009	307,200	$1.58
Granted	2,080,764	0.19
Exercised	—	—
Forfeited	(86,673)	2.50

Outstanding at December 31, 2010	2,301,291	$0.40

Certain information regarding options outstanding as of December 31, 2010 was as follows:

	Options Outstanding	Options Exercisable
Number	2,301,291	624,232
Weighted average exercise price	$0.40	$0.96
Aggregate intrinsic value	—	—
Weighted average remaining contractual term	5.8 years	4.3 years

There is no aggregate intrinsic value for our options outstanding at December 31, 2010 as no optionees had options with exercise prices less than $0.07 per share, the market value of our common stock on that date.

Restricted stock unit activity was as follows:

	Restricted Stock Units	Weighted Averag Per Share Grant Date Fair Value
Balances, December 31, 2009	156,952	$0.60
Granted	—
Vested	(97,450)	0.70
Forfeited	—

Balances, December 31, 2010	59,502	0.39

As of December 31, 2010, unrecognized stock-based compensation related to outstanding, but unvested options and restricted stock units was $267,000, which will be recognized over the weighted average remaining vesting period of approximately three years.

Employee Stock Purchase Plan

Our 2000 Employee Stock Purchase Plan, as amended, terminated in November 2009.

Warrants

Warrant activity is summarized as follows:

	Shares	Exercise Price
Balances, December 31, 2009	2,185,725	0.75 – 1.92
Expiration of Series DD	(100,000)	1.92
Expiration of Series EE	(58,515)	1.40
Expiration of Series FF	(656,934)	1.37

Balances, December 31, 2010	1,370,276	0.75-1.32

No warrants were issued or exercised during 2010.

13. COMMITMENTS:

Leases

In October 2003, we entered into a 10-year facility lease for space to house our Tualatin, Oregon based research and development, manufacturing and administration functions. This lease has one, five-year renewal option. We also lease office equipment under operating leases for periods up to five years and certain equipment under capital leases.

At December 31, 2010, future minimum payments under noncancellable operating and capital leases with terms in excess of one year were as follows:

For the year ending December 31,	Operating	Capital
2011	$425,603	$6,373
2012	449,239	—
2013	464,700	—
2014	402,892	—
2015	—	—
Thereafter	—	—

Total minimum lease payments	$1,742,434	6,373

Less amounts representing interest and maintenance fees		(200)

Present value of future minimum lease payments		$6,173

At December 31, 2010 and 2009, the gross amount of assets on our balance sheet under capital leases was $16,000 and $22,000, respectively. Lease expense for the years ended December 31, 2010 and 2009 totaled $424,000 and $421,000, respectively.

Our 2003 facility lease includes deferred rent related to leasehold improvements made by the landlord. In addition, in November 2008, we negotiated a $15,000 rent deferral for each of November 2008, December 2008 and January 2009 and, in March 2009, we entered into an agreement pursuant to which we deferred $12,000 of rent for each of February, March and April 2009. On July 8, 2009, we entered into another amendment to our lease agreement, effective June 30, 2009, pursuant to which we deferred $12,000 of rent for each of May and June 2009. Such agreements provided that amounts deferred, plus accrued interest at the rate of 9% per annum, shall be due within sixty (60) days upon the earlier to occur of (i) sale of all or substantially all of our assets or the acquisition or merger of Bioject or the occurrence of any other transaction identified in Section 4.15.4 of the original lease agreement, (ii) capital or equity raise of $3.0 million or more, (iii) the entering of a strategic partnership with up-front payments over $300,000, (iv) default by us under the lease; provided, that if none of the foregoing events have occurred by December 31, 2010, we shall commence paying back amounts deferred plus accrued interest in twelve (12) equal installments at the same time and in the same manner as base rent commencing on January 1, 2011 and on the first of each month thereafter until paid in full.

Unpaid deferred rent and accrued interest totaled $120,000 and $110,000 at December 31, 2010 and 2009, respectively, and was included as a component of current liabilities and other long-term liabilities, as appropriate, on our consolidated balance sheets. We were scheduled to begin repaying the deferred rent in January 2011 in twelve equal installments. However, in March 2011, we entered into an agreement with the landlord, which provides for further deferral. See Note 16 Subsequent Events.

Purchase Order Commitments

At December 31, 2010, we had open purchase order commitments totaling approximately $550,000 through 2011, primarily related to inventory purchases for firm customer orders. Of this amount, $18,000 related to capital equipment purchases for the benefit and ownership of a customer, which will reimburse us for costs incurred.

14. RELATED PARTY TRANSACTIONS:

Mr. Jerald Cobbs and Mr. Albert Hansen

Mr. Jerald Cobbs, a member of our Board of Directors, was the Managing Director of Signet Healthcare Partners (formerly Sanders Morris Harris) (“Signet”). Mr. Albert Hansen is a member of our Board of Directors and Managing Director of Signet. LOF and several of its affiliates are affiliates of Signet. As of December 31, 2010, LOF and several of its affiliates held 3,858,908 shares of our Series E Preferred Stock, including accrued payment-in-kind dividends. The 3,858,908 shares of our Series E Preferred Stock held by LOF and several of its affiliates are convertible into 3,858,908 shares of our common stock. The Series E Preferred Stock included an 8% annual payment-in-kind dividend for 24 months, which expired in the second quarter of 2008.

Certain funds affiliated with LOF and several of its affiliates also own 2,086,957 shares of our Series D Preferred Stock and 95,967 shares of our Series G Preferred Stock, including accrued dividends, which are convertible into 2,086,957 and 9,596,725 shares of our common stock, respectively.

LOF holds a warrant to purchase an aggregate of 80,000 shares of our common stock at $0.75 per share. The warrant expires in December 2011.

The transactions with LOF were all deemed to be made at arms-length rates.

Mr. Edward Flynn

At December 31, 2010, Mr. Edward Flynn, a member of our Board of Directors, held 1,616,160 shares of our common stock, 784 shares of our Series F Preferred Stock, 4,166 shares of our Series G Preferred Stock, including preferred dividends, and a warrant for 66,667 shares of common stock. The Series F Preferred Stock and the Series G Preferred Stock are convertible into 783,842 and 416,588 shares of our common stock, respectively.

15. RECENT ACCOUNTING GUIDANCE:

Not Yet Adopted

ASU 2010-17

In April 2010, the FASB issued ASU 2010-17, “Revenue Recognition – Milestone Method,” which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Research or development arrangements frequently include payment provisions whereby a portion or all of the consideration is contingent upon milestone events such as successful completion of phases in a drug study or achieving a specific result from the research or development efforts. An entity often recognizes these milestone payments as revenue in their entirety upon achieving the related milestone, commonly referred to as the milestone method. The amendments in ASU 2010-17 are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. While we are still analyzing the provisions of ASU 2010-17, we believe that our current practices are consistent with the guidance in ASU 2010-17 and, accordingly, we do not expect the adoption of the provisions of ASU 2010-17 to have any effect on our financial position, results of operations or cash flows.

ASU 2010-06

ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” requires new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into or out of Level 1 and Level 2 fair-value classifications. It also requires information on purchases, sales, issuances and settlements on a gross basis in the reconciliation of Level 3 fair-value assets and liabilities. These disclosures are required for fiscal years beginning on or after December 15, 2009. The ASU also clarifies existing fair-value measurement disclosure guidance about the level of disaggregation, inputs and valuation techniques, which are required to be implemented in fiscal years beginning on or after December 15, 2010. Since the requirements of this ASU only relate to disclosure, the adoption of the guidance will not have any effect on our financial position, results of operations or cash flows.

16. SUBSEQUENT EVENTS:

PATH and WHO

In February 2011, we entered into a collaboration with PATH and the World Health Organization (“WHO”) to support efforts to advance clinical research of intradermal delivery of vaccines in developing-country immunization programs by providing our Intradermal Pen (the “ID Pen”). The ID Pen is a unique disposable-syringe jet injector for intradermal delivery. PATH and WHO will each provide funding for the development of ID Pen devices for further evaluation.

Deferred Rent Repayment Terms

In March 2011, we entered into an agreement with the landlord of our Tualatin, Oregon facility, which provides for the repayment of deferred rent at the rate of $2,000 per month for the period April 1, 2011 through March 31, 2012 and $3,742 per month for the period April 1, 2012 through December 31, 2014. See also Note 13.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us and the selling shareholders in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount Payable by Selling Shareholder	Amount Payable by Us*
SEC registration fee	$—	$
Legal fees and expenses	—
Accounting fees and expenses	—
Printing and engraving expenses	—
Transfer agent and registrar fees	—
Blue sky fees and expenses	—
Miscellaneous fees and expenses	—

Total	$—	$

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act (the “Oregon Act”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Company’s Amended and Restated Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

Section 60.047 of the Oregon Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Company’s 2002 Restated Articles of Incorporation, as amended, contains provisions implementing, to the fullest extent allowed, limitations on a director's liability to the Company or its shareholders. The Company currently maintains officers’ and directors’ liability insurance.

Reference is also made to the Investment Agreement filed as an exhibit to this registration statement, which, under certain conditions, provides for indemnification by Dutchess of our officers and directors against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth all securities issued by us within the past three years without registration under the Securities Act. No underwriters were involved in any of the stock issuances and, unless otherwise noted, no commissions were paid in connection therewith.

In the last three years, we have issued options to purchase 2,129,529 shares of our common stock and warrants to purchase 8,000 shares of our common stock to employees, advisors, and consultants. For each of the foregoing transactions, we relied on the exemption from registration under the Securities Act set forth in Rule 701.

In each of the following transactions, we relied on the exemption from registration under the Securities Act set forth in Rule 506.

•	In December 2009, we sold 184,615 shares of Series G Preferred Stock for an aggregate purchase price of approximately $1,201,834.

•	In June 2011, we sold convertible promissory notes and warrants for an aggregate purchase price of $225,000.

•	In August 2011, we entered in to an investment agreement pursuant to which we may sell up to $5,000,000 worth of common stock, the number of shares to be determined at the time of sale.

Item 16.	Exhibits and Financial Statements

(a)	Exhibits

The following exhibits are filed herewith and this list is intended to constitute the exhibit index.

Exhibit No.	Description

3.1	2002 Restated Articles of Incorporation of Bioject Medical Technologies Inc., as amended. Incorporated by reference to Form 10-Q for the quarter ended June 30, 2010.

3.2	Second Amended and Restated Bylaws of Bioject Medical Technologies Inc., as amended March 10, 2011. Incorporated by reference to Form 8-K filed March 15, 2011.

4.1	Form of Rights Agreement dated as of July 1, 2002 between the Company and American Stock Transfer & Trust Company, including Exhibit A, Terms of the Preferred Stock, Exhibit B, Form of Rights Certificate, and Exhibit C, Summary of the Right To Purchase Preferred Stock. Incorporated by reference to Form 8-K dated July 2, 2002.

4.1.1	First Amendment, dated October 8, 2002, to Rights Agreement dated July 1, 2002 between Bioject and American Stock Transfer & Trust Company. Incorporated by reference to registration statement on Form 8-A/A filed with the Commission on October 8, 2002.

4.1.2	Second Amendment, dated November 15, 2004, to Rights Agreement dated July 1, 2002 between Bioject and American Stock Transfer & Trust Company. Incorporated by reference to Form 8-K dated November 15, 2004.

4.1.3	Third Amendment to Rights Agreement, dated March 8, 2006, between Bioject Medical Technologies Inc. and American Stock Transfer & Trust Company. Incorporated by reference to Form 8-K dated March 3, 2006 and filed March 9, 2006.

4.1.4	Fourth Amendment to Rights Agreement, dated November 20, 2007, between Bioject Medical Technologies Inc. and American Stock Transfer & Trust Company. Incorporated by reference to Form 8-K dated December 19, 2007 and filed December 20, 2007.

4.1.5	Fifth Amendment to Rights Agreement, dated January 8, 2010, between Bioject Medical Technologies Inc. and American Stock Transfer & Trust Company. Incorporated by reference to Form 8-K dated January 8, 2010 and filed January 14, 2010.

5.1**	Form of Opinion of Stoel Rives LLP

10.1*	Standard Employment with Christine Farrell, dated January 21, 1997. Incorporated by reference to Form 10-K for the year ended December 31, 2005.

10.1.1*	First Amendment to Standard Employment Agreement with Christine Farrell, dated November 2004. Incorporated by reference to Form 10-K for the year ended December 31, 2005.

10.1.2*	Second Amendment to Standard Employment Agreement, dated December 31, 2008, between Bioject Medical Technologies Inc. and Christine Farrell. Incorporated by reference to Exhibit 10.1 to Form 8-K dated December 31, 2008 and filed January 5, 2009.

10.2*	1992 Stock Incentive Plan, as amended. Incorporated by reference to Form 10-Q for the quarter ended June 30, 2010.

10.2.1*	Standard Form of Stock Option Agreement. Incorporated by reference to Form 10-K for the year ended December 31, 2007.

10.2.2*	Form of Restricted Stock Unit Grant Agreement. Incorporated by reference to Form 8-K dated March 11, 2005 and filed March 17, 2005.

10.2.3*	Form of Restricted Stock Unit Award Agreement for January 19, 2006 grants (time-based vesting and performance-based vesting). Incorporated by reference to Form 8-K dated January 19, 2006 and filed on June 15, 2006.

10.2.4*	Form of Restricted Stock Unit Award Agreement for June 1, 2006 grants (time-based vesting if performance measures achieved). Incorporated by reference to Form 8-K dated January 19, 2006 and filed on June 15, 2006.

10.2.5*	Form of Restricted Stock Unit Award Agreement for May 24, 2006 grants (time-based vesting). Incorporated by reference to Form 8-K dated January 19, 2006 and filed on June 15, 2006.

10.3	Industrial Lease dated October 2003 between Multi-Employer Property Trust, and Bioject Medical Technologies Inc., an Oregon corporation. Incorporated by reference to Form 10-K for the nine-month transition period ended December 31, 2002.

10.3.1	First Amendment to Lease dated December 2003 by and between the Multi-Employer Property Trust and Bioject Medical Technologies Inc. Incorporated by reference to Form 10-K for the year ended December 31, 2008.

10.3.2	Second Amendment to Lease dated November 18, 2008 by and between the NewTower Trust Multi-Employer Property Trust and Bioject Medical Technologies Inc. Incorporated by reference to Form 10-K for the year ended December 31, 2008.

10.3.3	Third Amendment to Lease dated March 25, 2009 by and between the NewTower Trust Multi-Employer Property Trust and Bioject Medical Technologies Inc. Incorporated by reference to Form 10-K for the year ended December 31, 2008.

10.3.4	Fourth Amendment to Lease Agreement between MEPT Commerce Park Tualatin II and III LLC and Bioject Medical Technologies Inc. dated June 30, 2009. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on July 14, 2009.

10.3.5	Fifth Amendment to Lease Agreement between MEPT Commerce Park Tualatin II and III LLC and Bioject Medical Technologies Inc. dated March 31, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on March 31, 2011

10.4	License and Distribution Agreement dated December 21, 1999 between Bioject, Inc. and Serono Laboratories, Inc. Incorporated by reference to Form 10-Q for the quarter ended December 31, 1999. Portions of this exhibit have been omitted based on a request for confidential treatment; these portions have been filed separately with the Securities and Exchange Commission.

10.4.1	Amendment dated March 15, 2000 to License and Distribution Agreement dated December 21, 1999 between Bioject, Inc. and Serono Laboratories, Inc. Incorporated by reference to Form 10-K for the year ended March 31, 2000.

10.5	Warrant, dated December 11, 2006, issued to Partners for Growth, L.P. Incorporated by reference to Form 8-K dated December 11, 2006 and filed on December 15, 2006.

10.6	Warrant, dated December 15, 2004, issued to Partners for Growth, L.P. Incorporated by reference to Form 8-K dated December 15, 2004.

10.7	Series “EE-3” Common Stock Purchase Warrant, dated August 21, 2006, issued to RCC Ventures, LLC. Incorporated by reference to Exhibit 10.16 in the Form 10-K filed April 2, 2007.

10.8	Form of Warrant dated March 8, 2006. Incorporated by reference to Form 8-K dated March 3, 2006 and filed March 9, 2006.

10.9	Indemnity Agreement between Bioject Medical Technologies Inc. and Jerald S. Cobbs dated as of March 8, 2006. Incorporated by reference to Form 10-K for the year ended December 31, 2005.

10.10	Series G Convertible Preferred Stock Purchase Agreement dated December 18, 2009 between Bioject Medical Technologies Inc. Life Sciences Opportunities Fund II, L.P., Life Sciences Opportunities Fund (Institutional) II, L.P., and Edward Flynn. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

10.10.1	Registration Rights Agreement dated December 18, 2009 between Bioject Medical Technologies Inc., Life Sciences Opportunities Fund II, L.P., Life Sciences Opportunities Fund (Institutional) II, L.P., Edward Flynn, Ralph Makar, David Tierney, Richard Stout, Christine Farrell, and the Investors listed on Exhibit A thereto. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on December 21, 2009.

10.11	Form of Convertible Note Purchase and Warrant Agreement dated June 29, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on July 1, 2011.

10.11.1	Form of Warrant issued by Bioject Medical Technologies Inc. dated June 29, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on July 1, 2011.

10.11.2	Form of Unsecured Subordinated Convertible Promissory Note issued by Bioject Medical Technologies Inc. dated June 29, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on July 1, 2011.

10.11.3	Form of Registration Rights Agreement between Bioject Medical Technologies Inc. dated June 29, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on July 1, 2011.

10.12	Investment Agreement between Bioject Medical Technologies Inc. and Dutchess Opportunity Fund, II, LP dated August 29, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 30, 2011.

10.12.1	Registration Rights Agreement between Bioject Medical Technologies Inc. and Dutchess Opportunity Fund, II, LP dated August 29, 2011. Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 30, 2011.

21	List of Subsidiaries. Incorporated by reference to Form 10-K for the year ended March 31, 1999.

23.1	Consent of Moss Adams LLP

23.2**	Consent of Stoel Rives LLP (included in Exhibit 5.1)

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document

*	Management contract or compensatory plan or arrangement.

**	To be filed by amendment.

***	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities and Exchange Act of 1934, and otherwise are not subject to liability under those sections.

Our SEC file number reference for documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, is 000-15360.

(b) Financial Statement Schedules. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Tigard, State of Oregon, on the 5TH day of October 2011.

BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/ Ralph Makar
Ralph Makar, Chief Executive Officer

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Ralph Makar and Christine Farrell and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ralph Makar Ralph Makar	Chief Executive Officer (principal executive officer)	October 5, 2011

/s/ Christine M. Farrell Christine M. Farrell	Chief Financial Officer (principal financial and accounting officer)	October 5, 2011

/s/ Al Hansen Al Hansen	Director, Chairman of the Board	October 5, 2011

/s/ Jerald S. Cobbs Jerald S. Cobbs	Director	October 5, 2011

/s/ Edward L. Flynn Edward L. Flynn	Director	October 5, 2011

/s/ David S. Tierney, M.D. David S. Tierney, M.D	Director	October 5, 2011

/s/ Mark Logomasini Mark Logomasini	Director	October 5, 2011